             As filed with the Securities and Exchange Commission
                        On December 20, 1994
                    Registration No. ____________________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                             FIFTH THIRD BANCORP
            (Exact name of registrant as specified in its charter)

               Ohio                                        31-0854434
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                                     6711
           (Primary Standard Industrial Classification Code Number)

                  Fifth Third Center, Cincinnati, Ohio 45263
                                (513) 579-5300
   (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                           S. Richard Arnold, Esq.
                               Dinsmore & Shohl
                  1900 Chemed Center, 255 East Fifth Street
                            Cincinnati, Ohio 45202
                                (513) 977-8200
               (Name, address, including Zip Code and telephone
              number, including area code, of agent for service)


Copies to:

David M. Zuckerman, Esq.                        Terri Reyering Abare, Esq.
Dinsmore & Shohl                                Vorys, Sater, Seymour & Pease
1900 Chemed Center                              Suite 2100, Atrium Two
255 East Fifth Street                           221 East Fourth Street
Cincinnati, Ohio 45202                          Cincinnati, Ohio  45202


 Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]
THIS REGISTRATION STATEMENT IS BEING FILED PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AND RELATES TO A REGISTRATION STATEMENT PREVIOUSLY FILED BY THE REGISTRANT WHICH WAS DECLARED EFFECTIVE ON NOVEMBER 9, 1994.

CALCULATION OF REGISTRATION FEE
Title of         Amount to be     Proposed      Proposed     Amount of
each class       Registered*      Maximum       Maximum      Registration
of securities                     Offering      Aggregate    Fee
to be                             Price Per     Offering
registered                        Unit          Price
- --------------------------------------------------------------------------------
Common Stock,      50,000         $44.63        $2,231,500   $769.48
no par value


* Represents the maximum number of shares of Registrant's Common Stock issuable to shareholders of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank, assuming that the Applicable Market Value Per Share of the Registrant's Common Stock (as defined in the Affiliation Agreement described herein) is $44.63.
 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
___________________________________________________________________________
THIS REGISTRATION STATEMENT IS BEING FILED PURSUANT TO RULE 429 UNDER THE SECURITES ACT OF 1933, AND RELATES TO A REGISTRATION STATEMENT PREVIOUSLY
FILED BY REGISTRANT WHICH WAS DECLARED EFFECTIVE ON NOVEMBER 9, 1994. THE TRANSACTIONS DESCRIBED IN THE TWO AFOREMENTIONED REGISTRATION STATEMENTS ARE IDENTICAL. HOWEVER, IN THE PREVIOUS REGISTRATION STATEMENT THE NUMBER OF
SHARES OF REGISTRANT'S COMMON STOCK WHICH HAD TO BE REGISTERED IN ORDER TO CONSUMMATE THE TRANSACTION WAS UNDERESTIMATED. THIS REGISTRATION STATEMENT
IS BEING FILED SOLELY TO REGISTER ADDITIONAL SHARES OF REGISTRANT'S
               ------
COMMON STOCK IN CONNECTION WITH THAT TRANSACTION. PLEASE NOTE THAT THE
MEETING OF SHAREHOLDERS OF MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
A STOCK SAVINGS BANK REFERENCED HEREIN HAS BEEN HELD AND THE
TRANSACTIONS AND AGREEMENTS CONTEMPLATED HEREIN WERE APPROVED AT SUCH
MEETING.

                              FIFTH THIRD BANCORP

Cross Reference Sheet Required by Item 501(b) of Regulation S-K


                        CAPTION - CAPTION IN PROSPECTUS

A. INFORMATION ABOUT THE TRANSACTION

   1. Forepart of the Registration Statement and Outside Front Cover Page of Prospectus - Facing Page; Notice of Special Meeting

   2. Inside Front and Outside Back Cover Pages of Prospectus - Available Information; Table of Contents

   3. Risk Factors, Ratio of Earnings to Fixed Charges and Other Information - Summary of the Proxy Statement and Prospectus; General Information; Comparative Per Share Data

   4. Terms of the Transaction - Summary of the Proxy Statement and Prospectus; Terms and Conditions of the Proposed Merger; Description of Capital Stock

   5.   Pro Forma Financial Information - Not Applicable

   6.   Material Contracts with the Company Being Acquired - Not Applicable

   7. Additional Information Required for Reoffering by Persons and Parties Deemed to be Underwriters - Not Applicable

   8.   Interests of Named Experts and Counsel - Legal Matters

   9. Disclosure of Commission Position on Indemnification for Securities Act Liabilities - Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

   10. Information with Respect to S-3 Registrants - Fifth Third Bancorp; Selected Historical Financial Data of Fifth Third; Description of Capital Stock

   11. Incorporation of Certain Information by Reference - Incorporation of Certain Documents by Reference; Available Information; Description of Capital Stock

   12.  Information with Respect to S-2 or S-3 Registrants - Not Applicable

   13.  Incorporation of Certain Information by Reference - Not Applicable

   14. Information With Respect to Registrants Other Than S-2 or S-3 Registrants - Not Applicable

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15.  Information with Respect to S-3 Companies - Not Applicable

   16.  Information with Respect to S-2 or S-3 Companies - Not Applicable

   17. Information with Respect to Companies Other Than S-2 or S-3 Companies - Mutual Federal Savings Bank of Miamisburg; Selected Historical Data of Mutual Federal; Description of Capital Stock; Management's Discussion and Analysis of Mutual Federal's Financial Condition and Results of Operations; Mutual Federal Financial Statements.

D. VOTING AND MANAGEMENT INFORMATION

   18. Information if Proxies, Consents or Authorizations Are to Be Solicited - Summary of the Proxy Statement and Prospectus; Terms and Conditions of the Proposed Merger; General Information; Incorporation of Certain Documents by Reference; Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank; Mutual Federal Board of Directors.

   19. Information if Proxies, Consents or Authorizations Are Not To Be Solicited or in an Exchange Offer - Not Applicable

                   MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                              A STOCK SAVINGS BANK
                             23 East Central Avenue
                             Miamisburg, Ohio  45342
November 9, 1994

Dear Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the special meeting of shareholders (the "Special Meeting") of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank ("Mutual Federal"), which will be held at 3:00 P.M., Eastern Standard Time, on December 19, 1994, at Alex's Continental Inn, 125 Monarch Lane, Miamisburg, Ohio 45342.

At the Special Meeting, shareholders will be asked to approve an Affiliation Agreement dated as of May 9, 1994 between Fifth Third Bancorp ("Fifth Third") and Mutual Federal (the "Affiliation Agreement") and a related Agreement of Merger dated as of May 9, 1994 between Mutual Federal and The Fifth Third Bank, Cincinnati, Ohio, a wholly owned subsidiary of Fifth Third, and agreed to by Fifth Third (the "Merger Agreement"). Pursuant to the Affiliation Agreement and the Merger Agreement, Mutual Federal will merge into The Fifth Third Bank (the "Merger"). At the time the Merger becomes effective, each share of common stock, $1.00 par value per share, of Mutual Federal (the "Mutual Federal Common Stock") will be converted by virtue of the Merger into that fraction of a share of Fifth Third common stock ("Fifth Third Common Stock") determined by dividing $30.00 by the Applicable Market Value Per Share of Fifth Third Common Stock, expressed in decimal figures carried to five places. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty trading days ending on the fifth trading day prior to the time the Merger becomes effective. Only whole shares of Fifth Third Common Stock will be issued. Any shareholder who would otherwise be entitled to receive a fractional share will receive cash in lieu of such fractional share based on the Applicable Market Value Per Share of Fifth Third Common Stock. The proposed Merger is discussed in detail in the accompanying Proxy Statement and Prospectus, as well as the Affiliation Agreement and the Merger Agreement which are appended thereto as Annex A and Annex B, respectively. We urge you to read the entire Proxy Statement and Prospectus.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER. THE AFFILIATION AGREEMENT AND THE MERGER AGREEMENT MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF MUTUAL FEDERAL COMMON STOCK. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED MERGER. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE ON THE MERGER.

Your vote is very important, regardless of the number of shares you own. Please sign and return the proxy card in the postage-paid return envelope provided for your convenience. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

Please vote and return your proxy today.

Sincerely,


/s/ Donald L. Koller

Donald L. Koller
President and Chief Executive Officer


IMPORTANT: If your Mutual Federal shares are held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To assure that your shares are voted, we urge you to telephone today the individual responsible for your account at your brokerage firm and obtain instructions on how to direct him or her to execute a proxy.

If you have any questions or need any help in voting your shares, please telephone Donald L. Koller, President at Mutual Federal, (513) 847-6182.

        MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG, A STOCK SAVINGS BANK
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held On December 19, 1994


         NOTICE IS HEREBY GIVEN that a special meeting of shareholders ("Special Meeting") of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank ("Mutual Federal") will be held on December 19, 1994, at 3:00 P.M., Eastern Standard Time, at Alex's Continental Inn, 125 Monarch Lane, Miamisburg, Ohio 45342.

         A Proxy Statement and Prospectus and Proxy Card for the Special Meeting are enclosed herewith. The Special Meeting is for the purpose of considering and voting upon the following matters:

         A. A proposal to approve an Affiliation Agreement dated as of May 9, 1994 between Fifth Third Bancorp ("Fifth Third") and Mutual Federal (the "Affiliation Agreement") and a related Agreement of Merger dated as of May 9, 1994 between Mutual Federal and The Fifth Third Bank, Cincinnati, Ohio, a wholly owned subsidiary of Fifth Third, and agreed to by Fifth Third (the "Merger Agreement"). Pursuant to the Affiliation Agreement and the Merger Agreement, Mutual Federal will merge into The Fifth Third Bank (the "Merger"). At the time the Merger becomes effective, each share of common stock, $1.00 par value per share, of Mutual Federal (the "Mutual Federal Common Stock") will be converted by virtue of the Merger into that fraction of a share of Fifth Third common stock ("Fifth Third Common Stock") determined by dividing $30.00 by the Applicable Market Value Per Share of Fifth Third Common Stock, expressed in decimal figures carried to five places. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty trading days ending on the fifth trading day prior to the time the Merger becomes effective.

         B. Such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.

         Pursuant to the Bylaws of Mutual Federal, the Board of Directors has fixed November 4, 1994 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof. Only holders of record of Mutual Federal Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or any adjournments thereof.

         THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF MUTUAL FEDERAL COMMON STOCK IS REQUIRED TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES WHICH YOU OWN.

         EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BEFORE IT IS EXERCISED BY SUBMITTING A LATER DATED PROXY, BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON OR BY GIVING NOTICE OF REVOCATION TO MUTUAL FEDERAL IN A WRITING ADDRESSED TO AND RECEIVED BY THE SECRETARY OF MUTUAL FEDERAL BEFORE THE SPECIAL MEETING.

By Order of the Board of Directors

/s/ Donald L. Koller

Donald L. Koller, President and Chief Executive Officer
Miamisburg, Ohio


November 9, 1994

MUTUAL FEDERAL SAVINGS                     FIFTH THIRD CENTER
BANK OF MIAMISBURG,                        CINCINNATI OHIO 45263
A STOCK SAVINGS BANK                       (513) 579-5300
23 EAST CENTRAL AVENUE
MIAMISBURG, OHIO  45342
(513) 866-2436


                         PROXY STATEMENT AND PROSPECTUS
         This Proxy Statement and Prospectus is being furnished to the shareholders of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank ("Mutual Federal"), a federal savings bank, in connection with the solicitation of proxies by the Board of Directors of Mutual Federal for use at a special meeting of shareholders to be held on December 19, 1994 (the "Special Meeting").

         At the Special Meeting, holders of shares of Mutual Federal's common stock, $1.00 par value per share ("Mutual Federal Common Stock"), will be asked to approve an Affiliation Agreement dated as of May 9, 1994 between Fifth Third Bancorp ("Fifth Third") and Mutual Federal (the "Affiliation Agreement") and a related Agreement of Merger dated as of May 9, 1994 between Mutual Federal and The Fifth Third Bank, Cincinnati, Ohio, a wholly owned subsidiary of Fifth Third, and agreed to by Fifth Third (the "Merger Agreement"). Pursuant to the Affiliation Agreement and the Merger Agreement, Mutual Federal will merge into The Fifth Third Bank (the "Merger"). At the time the Merger becomes effective, each share of Mutual Federal Common Stock will be converted by virtue of the Merger into that fraction of a share of Fifth Third common stock, no par value per share ("Fifth Third Common Stock") determined by dividing $30.00 by the Applicable Market Value Per Share of Fifth Third Common Stock, expressed in decimal figures carried to five places. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty trading days ending on the fifth trading day prior to the time the Merger becomes effective (the "Effective Time"). Only whole shares of Fifth Third Common Stock will be issued in connection with the Merger. No fractional shares will be issued. Any shareholder otherwise entitled to receive a fractional share will receive cash in lieu thereof based upon the Applicable Market Value Per Share of Fifth Third Common Stock, determined as provided above.

         Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of Mutual Federal's shareholders to approve the Merger constitutes an offering of Fifth Third Common Stock to be issued in connection with the Merger. Accordingly, Fifth Third has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering, and this Proxy Statement and Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

         This Proxy Statement and Prospectus shall not constitute a prospectus for public reoffering of the Fifth Third Common Stock issuable pursuant to the Merger.

         THE SECURITIES OF FIFTH THIRD BANCORP TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Proxy Statement and Prospectus is November 9, 1994.

                             AVAILABLE INFORMATION
         THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MICHAEL K. KEATING, SECRETARY, FIFTH THIRD BANCORP, FIFTH THIRD CENTER, CINCINNATI, OHIO 45263 (TELEPHONE NUMBER:
(513-579-5300) WITH RESPECT TO DOCUMENTS CONCERNING FIFTH THIRD. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
DECEMBER 5, 1994.
         No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Fifth Third or Mutual Federal. This Proxy Statement and Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information set forth herein or incorporated herein is correct as of any time subsequent to its date.

         Fifth Third is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Fifth Third can be inspected and copied at Room 1024 of the Offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Fifth Third Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System. Documents filed by Fifth Third with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Mutual Federal Common Stock is traded in the over-the-counter market and quoted on the NASDAQ Small Cap Market under the symbol "MUFD". Mutual Federal is also subject to the requirements of the Exchange Act. However, as a federal savings bank, Mutual Federal files reports, proxy statements, and other information under the Exchange Act with the Office of Thrift Supervision (the "OTS"). Copies of such reports, proxy statements and other information may be obtained, at prescribed rates, from the OTS by addressing written requests for such copies to the Public Disclosure Office, Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and also may be inspected and copied at such location.

         All information contained in this Proxy Statement and Prospectus with respect to Mutual Federal was supplied by Mutual Federal and all information contained or incorporated in this Proxy Statement and Prospectus with respect to Fifth Third was supplied by Fifth Third.

         Although neither Mutual Federal nor Fifth Third has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither Mutual Federal nor Fifth Third can warrant the accuracy or completeness of such statements or information as they relate to the other party.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are hereby incorporated into this Proxy Statement and Prospectus by reference.


(a)      Fifth Third's Annual Report on Form 10-K for the year ended December
         31, 1993;

(b)      Pages 15-36 of Fifth Third's 1993 Annual Report to Shareholders;

(c)      Fifth Third's Proxy Statement dated February 10, 1994;

(d) Fifth Third's Quarterly Report on Form 10-Q for the period ended June 30, 1994;

(e)      Fifth Third's Report on Form 8-K dated September 6, 1994.

(f)      Fifth Third's Report on Form 11-K dated September 20, 1994.

         In addition, all subsequent documents filed with the Commission by Fifth Third pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Effective Time are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.





          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                                                                TABLE OF CONTENTS
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ii

SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   vi

SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    x

SELECTED HISTORICAL FINANCIAL DATA OF MUTUAL FEDERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  xii

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

PURPOSES OF THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Proposal to Merge Mutual Federal into The Fifth Third Bank . . . . . . . . . . . . . . . . . . . . . . . .    1
         Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Vote Required; Shares Entitled to Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

COMPARATIVE MARKET PRICE AND DIVIDEND DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

TERMS AND CONDITIONS OF THE PROPOSED MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Background and Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Conversion of Shares of Mutual Federal Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Stock Options and Stock Ownership Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Conduct Pending Merger; Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Amendment; Waiver; Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Effect on Mutual Federal Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Interests of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Opinion of McDonald & Company Securities, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Effects of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Transactions With Affiliated Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

CAPITAL REQUIREMENTS FOR FIFTH THIRD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

FIFTH THIRD BANCORP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Bank Holding Companies In General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG, A STOCK SAVINGS BANK . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Lending Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Investment Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Deposits and Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

         Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Taxation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ADDITIONAL SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

EFFECT OF GOVERNMENTAL POLICIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Rights Upon Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Indemnification and Personal Liability of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . .   42
         Shareholders' Meetings; Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Subscription, Conversion, Redemption Rights; Stock Nonassessable . . . . . . . . . . . . . . . . . . . . . . .   43
         Change of Control Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

FIFTH THIRD MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

MUTUAL FEDERAL BOARD OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

MANAGEMENT'S DISCUSSION AND ANALYSIS OF MUTUAL FEDERAL'S
FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Comparison of Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Average Balances, Net Interest Income and Yields Earned and Rates Paid . . . . . . . . . . . . . . . . . . . .   55
         Rate/Volume Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         Accounting Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         Impact of Inflation and Changing Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

SHAREHOLDERS' PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

MUTUAL FEDERAL FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

Annexes:

  Annex A:       Affiliation Agreement dated as of May 9, 1994 between Fifth Third Bancorp and Mutual Federal Savings
                 Bank of Miamisburg, A Stock Savings Bank (excluding exhibits)

  Annex B:       Agreement of Merger dated as of May 9, 1994 between The Fifth Third Bank and Mutual Federal Savings
                 Bank of Miamisburg, A Stock Savings Bank and agreed to by Fifth Third Bancorp

  Annex C:       Fairness Opinion of McDonald & Company Securities, Inc.

  Annex D:       Title 12 CFR Section 552.14.

                 SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS

         The following is a summary of certain information contained elsewhere in this Proxy Statement and Prospectus and the documents incorporated herein by reference. This summary is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and Prospectus, including the Annexes hereto, and the documents incorporated by reference in this Proxy Statement and Prospectus.

PARTIES TO THE TRANSACTION:

              FIFTH THIRD:                      Fifth  Third is  a registered
                                                multi-bank  holding company,
                                                incorporated under Ohio law,
                                                which  conducts its principal
                                                activities  through its
                                                banking and non-banking
                                                subsidiaries.  As of June 30,
                                                1994, Fifth Third's  nine
                                                subsidiary banks operated a
                                                general banking  business from
                                                306 offices  located throughout
                                                Ohio, Indiana  and Kentucky.
                                                Fifth Third is also a
                                                registered multi-savings  and
                                                loan holding company and
                                                operates  two
                                                federally-chartered savings
                                                banks.   At June  30, 1994,
                                                Fifth Third  had consolidated
                                                assets, deposits and
                                                stockholders' equity of
                                                approximately $12.8  billion,
                                                $9.1 billion and $1.2  billion,
                                                respectively.  Fifth Third's
                                                voting stock  is  traded
                                                over-the-counter  and  is
                                                listed  on the  NASDAQ
                                                National Market System  under
                                                the symbol  "FITB."   Fifth
                                                Third's  principal executive
                                                offices are located at Fifth
                                                Third Center, Cincinnati, Ohio
                                                45263, and  its telephone
                                                number is (513) 579-5300.


              MUTUAL FEDERAL:                   Mutual  Federal is a federal
                                                savings bank incorporated under
                                                the laws of the United States.
                                                Mutual Federal has three
                                                offices in Montgomery County,
                                                Ohio.  At June 30, 1994, Mutual
                                                Federal had total  assets,
                                                total deposits and
                                                shareholders'  equity of
                                                approximately  $83.1  million,
                                                $68.0  million  and  $14.9
                                                million,  respectively.  Mutual
                                                Federal's voting  stock is
                                                traded over-the-counter  and is
                                                listed on  the NASDAQ  Small
                                                Cap Market  under the  symbol
                                                "MUFD."   Mutual  Federal's
                                                principal executive offices are
                                                located at 23  East Central
                                                Avenue, Miamisburg,  Ohio
                                                45342, and its telephone number
                                                is (513) 866-2436.


SPECIAL MEETING OF MUTUAL FEDERAL SHAREHOLDERS:
              TIME AND DATE:                    3:00 P.M., Eastern Standard
                                                Time, on December 19, 1994

              PLACE: Alex's Continental Inn, 125 Monarch Lane, Miamisburg, Ohio 45342.
              PURPOSE:                          To  consider and vote upon the
                                                Affiliation Agreement and the
                                                Merger Agreement which provide
                                                for the  Merger of  Mutual
                                                Federal  with and  into The
                                                Fifth  Third Bank.  Pursuant to
                                                the Affiliation Agreement and
                                                the Merger  Agreement, Mutual
                                                Federal's shareholders  will
                                                receive  shares of  Fifth
                                                Third Common  Stock  in
                                                exchange  for shares of  Mutual
                                                Federal Common  Stock.  Copies
                                                of  the Affiliation Agreement
                                                and the  Merger Agreement are
                                                attached hereto as Annex A and
                                                Annex B, respectively, and are
                                                incorporated  herein by
                                                reference.   See "PURPOSES  OF
                                                THE  SPECIAL MEETING  -
                                                Proposal to Merge Mutual
                                                Federal Into The Fifth Third
                                                Bank."

              REQUIRED VOTE FOR THE MERGER,     Approval of the Affiliation
              THE AFFILIATION AGREEMENT AND     Agreement and the Merger
              THE MERGER AGREEMENT; RECORD      Agreement requires the
              DATE:                             affirmative vote of holders  of
                                                two-thirds of the 648,025
                                                shares of Mutual Federal
                                                Common Stock outstanding as of
                                                the close of business on
                                                November 4, 1994.   An
                                                abstention or failure to vote
                                                has the same effect as voting
                                                against the proposed Merger.
                                                Accordingly, shareholders are
                                                urged to sign and return their
                                                proxies.  See "PURPOSES OF THE
                                                SPECIAL MEETING - Vote
                                                Required; Shares Entitled to
                                                Vote" and " - Voting and
                                                Revocation of Proxies."

              BENEFICIAL OWNERSHIP BY           As of the close of business on
              OFFICERS AND DIRECTORS:           June 30, 1994, the executive
                                                officers and directors of
                                                Mutual Federal and their
                                                affiliates beneficially owned
                                                168,501.24 shares, or
                                                approximately 24.07%, of Mutual
                                                Federal  Common  Stock.    This
                                                figure includes options for
                                                shares of stock which were
                                                exercisable on that date.   See
                                                "PURPOSES OF THE SPECIAL
                                                MEETING -  Vote Required;
                                                Shares Entitled to Vote" and
                                                "MUTUAL FEDERAL BOARD OF
                                                DIRECTORS."

              RIGHTS OF DISSENTING              Under federal regulations,  the
              SHAREHOLDERS:                     shareholders  of Mutual Federal
                                                will not have the right to
                                                demand cash in lieu of Fifth
                                                Third Common Stock if Mutual
                                                Federal and Fifth Third
                                                continue to maintain their
                                                respective NASDAQ listings.
                                                See "TERMS AND CONDITIONS  OF
                                                THE PROPOSED MERGER  - Rights
                                                of Dissenting  Shareholders"
                                                and Annex D.
              TERMS OF THE MERGER:

              CONVERSION OF MUTUAL FEDERAL      Upon  consummation of the
              COMMON STOCK; STOCK               Merger, each shareholder of
              CONSIDERATION:                    Mutual Federal will receive,
                                                for each share of Mutual Federal
                                                Common Stock which he or she
                                                holds at the Effective Time of
                                                the Merger, that fraction of a
                                                share of Fifth Third Common
                                                Stock determined by dividing
                                                $30.00 by the Applicable Market
                                                Value Per Share of Fifth Third
                                                Common Stock, expressed in
                                                decimal figures carried to five
                                                places.   The "Applicable
                                                Market Value  Per Share  of
                                                Fifth Third  Common  Stock"
                                                shall  be the average of the
                                                per share closing prices of
                                                Fifth Third Common Stock  as
                                                reported on the NASDAQ National
                                                Market System for the twenty
                                                trading days ending on the
                                                fifth trading  day  prior to
                                                the time  the  Merger becomes
                                                effective.   See  "TERMS AND
                                                CONDITIONS OF THE  PROPOSED
                                                MERGER - Conversion of  Shares
                                                of Mutual Federal Common Stock"
                                                and "- Exchange Ratio."

              NO FRACTIONAL SHARES:             No fractional  shares will be
                                                issued in connection with the
                                                Merger.  Mutual Federal
                                                shareholders will receive  cash
                                                in lieu of  any fractional
                                                shares which  they would
                                                otherwise be entitled  to
                                                receive, based on  the
                                                Applicable Market Value  Per
                                                Share of Fifth  Third Common
                                                Stock as  defined above.  See
                                                "TERMS AND CONDITIONS OF THE
                                                PROPOSED MERGER - No Fractional
                                                Shares."

             CONDITIONS OF CLOSING:            The Merger is subject to
                                                several significant conditions,
                                                including  Mutual Federal
                                                shareholder  approval,  and
                                                approval  by  the  Board of
                                                Governors  of the  Federal
                                                Reserve System, the  Office of
                                                Thrift Supervision  and the
                                                Ohio Division  of Banks.  See
                                                "TERMS AND CONDITIONS OF THE
                                                PROPOSED MERGER - Conditions to
                                                Closing."
              MERGER:                           Upon  consummation of the
                                                Merger, Mutual Federal will
                                                merge with and into The Fifth
                                                Third Bank  and Mutual  Federal
                                                will  cease to exist  as a
                                                separate entity.   Upon
                                                consummation of  the Merger,
                                                The Fifth  Third Bank will
                                                operate Mutual  Federal's three
                                                existing  offices as  branches
                                                of The  Fifth  Third Bank.
                                                See  "TERMS  AND CONDITIONS OF
                                                THE PROPOSED MERGER - Effects
                                                of Merger."
              EFFECTIVE TIME; RIGHT TO          The Effective Time will, unless
              TERMINATE:                        the parties agree otherwise,
                                                occur as soon as practicable
                                                after all of the conditions
                                                precedent to the closing,
                                                including receipt of all
                                                regulatory approvals and the
                                                expiration of any applicable
                                                waiting periods, have been
                                                fully met or effectively
                                                waived.  The parties anticipate
                                                that the Merger will be
                                                consummated in January, 1995.
                                                Mutual Federal and Fifth Third
                                                each will have the right to
                                                terminate the Affiliation
                                                Agreement if the Effective Time
                                                does not occur on or before
                                                February 28, 1995. See  "TERMS
                                                AND CONDITIONS OF THE PROPOSED
                                                MERGER - Effective Time."

              PROCEDURE FOR EXCHANGE OF         Promptly after the Effective
              SHARES:                           Time, Fifth Third will mail to
                                                each shareholder of Mutual
                                                Federal a form of transmittal
                                                letter and instructions for the
                                                surrender of Mutual Federal
                                                Common Stock certificates for
                                                certificates representing the
                                                shares of Fifth Third Common
                                                Stock to which such shareholder
                                                is entitled.  Certificates
                                                for shares of Fifth Third Common
                                                Stock will be issued to
                                                shareholders of Mutual Federal
                                                only  after their  certificates
                                                for Mutual  Federal Common
                                                Stock  have been surrendered
                                                in accordance with  such
                                                instructions.   See "TERMS  AND
                                                CONDITIONS OF THE PROPOSED
                                                MERGER - Exchange of
                                                Certificates."

              FEDERAL INCOME TAX                The Merger is conditioned, in
              CONSEQUENCES:                     part, upon receipt of an opinion
                                                of Fifth Third's counsel with
                                                respect to certain tax matters,
                                                including an opinion that no
                                                gain or loss (other than with
                                                respect to cash received in
                                                lieu of fractional shares or
                                                cash received upon the exercise
                                                of dissenters' rights)  will be
                                                recognized by Mutual Federal's
                                                shareholders upon  the exchange
                                                of their  Mutual Federal
                                                Common Stock for  Fifth Third
                                                Common  Stock.   See "TERMS AND
                                                CONDITIONS OF THE  PROPOSED
                                                MERGER -  Federal Income  Tax
                                                Consequences."   SHAREHOLDERS
                                                ARE  URGED TO  CONSULT THEIR
                                                OWN TAX ADVISORS AS TO THE
                                                SPECIFIC CONSEQUENCES TO THEM
                                                OF  THE MERGER UNDER FEDERAL,
                                                STATE, LOCAL AND ANY OTHER
                                                APPLICABLE TAX LAWS.

              ACCOUNTING:                       It is intended  that the Merger
                                                will  be accounted for by the
                                                pooling of interests method  in
                                                accordance  with generally
                                                accepted  accounting
                                                principles.   See "TERMS AND
                                                CONDITIONS OF THE PROPOSED
                                                MERGER - Accounting Treatment."

              INTERESTS OF CERTAIN PERSONS      Fifth  Third shall use its best
              IN THE MERGER:                    efforts to employ at The Fifth
                                                Third Bank or at a Fifth Third
                                                subsidiary or affiliate as many
                                                of the employees of Mutual
                                                Federal as possible.   Each
                                                employee of Mutual Federal who
                                                becomes an employee of Fifth
                                                Third or its subsidiaries
                                                subsequent to the Merger will
                                                be entitled to participate in
                                                all employee benefit plans
                                                sponsored by Fifth Third or its
                                                subsidiaries  on the same terms
                                                and to  the same extent as
                                                similarly situated employees of
                                                Fifth Third.  Such employees
                                                shall receive credit for their
                                                period of service to Mutual
                                                Federal for purposes of
                                                determining  participation and
                                                vesting in all Fifth  Third
                                                employee benefit plans,  except
                                                for vesting  in the Fifth Third
                                                Master Retirement Plan  and the
                                                Fifth Third Master Profit
                                                Sharing Plan, but  not for
                                                purposes of determining the
                                                benefits accrued thereunder.
                                                In addition, three  directors
                                                of Mutual Federal agreeable to
                                                Fifth Third shall be appointed
                                                by The Fifth Third Bank to
                                                serve on an Advisory Committee
                                                to The Fifth  Third Bank for a
                                                12-month period commencing on
                                                the Effective  Time.  The
                                                Advisory Committee's  purpose
                                                shall  be to assist  The Fifth
                                                Third Bank  in retaining and
                                                developing  business
                                                relationships  within the
                                                Greater Dayton  metropolitan
                                                area.   Each Advisory
                                                Committee member shall  be paid
                                                $400.00 per month  during such
                                                12-month period  for serving on
                                                the Advisory  Committee.  It is
                                                not anticipated that Fifth
                                                Third will enter into
                                                employment agreements with any
                                                officers of Mutual Federal in
                                                connection with the
                                                transactions contemplated by
                                                the Affiliation  Agreement  or
                                                the  Merger Agreement.   The
                                                officers and  directors of
                                                Mutual  Federal  will  be
                                                provided  certain  directors'
                                                and  officers'  liability
                                                insurance protection for three
                                                years  following the Effective
                                                Time.  See "TERMS AND
                                                CONDITIONS  OF THE PROPOSED
                                                MERGER -  Effect on  Mutual
                                                Federal Employees"  and "-
                                                Interests of Management."

              BOARD RECOMMENDATION:             The Board of Directors of
                                                Mutual Federal believes that
                                                Mutual Federal  shareholders
                                                will benefit  from the Merger
                                                and unanimously  recommends
                                                approval of  the Merger.  See
                                                "PURPOSES OF  THE SPECIAL
                                                MEETING -  Recommendation" and
                                                "TERMS  AND CONDITIONS OF THE
                                                PROPOSED MERGER - Background
                                                and Reasons for the Merger."

              SECURITIES INVOLVED:              For a comparative  analysis of
                                                Mutual Federal  Common Stock
                                                and Fifth  Third Common Stock,
                                                see "DESCRIPTION OF CAPITAL
                                                STOCK."
              COMPARATIVE MARKET PRICES:        Fifth Third Common Stock and
                                                Mutual Federal Common Stock are
                                                traded on the NASDAQ National
                                                Market  System and  NASDAQ
                                                Small  Cap  Market,
                                                respectively, under  the
                                                symbols  "FITB" and  "MUFD",
                                                respectively.   On  May  9,
                                                1994, the  business  day
                                                immediately preceding the
                                                public announcement  of the
                                                execution of  the Affiliation
                                                Agreement and the  Merger
                                                Agreement setting forth the
                                                terms of the Merger,  and on
                                                November  4, 1994,  comparative
                                                market  prices of  Mutual
                                                Federal Common  Stock and Fifth
                                                Third Common Stock were as
                                                follows:


                                                                             Closing Sales Prices
                                                             May 9, 1994                       November 4, 1994
                                                             -----------                       ----------------
 Mutual Federal Common Stock                                  $26.75(1)                            $27.00(2)

 Fifth Third Common Stock                                     $52.25                               $51.75

- ---------------------------------------------

(1)      Based on the most recent sale of Mutual Federal Common Stock on May 6, 1994.

(2)      Based on the most recent sale of Mutual Federal Common Stock on September 2, 1994.




          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

               SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

         The following table sets forth certain historical financial data concerning Fifth Third. This information is based on information contained in Fifth Third's 1993 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, which are incorporated by reference in this Proxy Statement and Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."




          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                                SIX MONTHS ENDED                YEARS
                                   JUNE  30,              ENDED DECEMBER 31,
                             ---------------------     -----------------------
                               1994         1993         1993       1992
                                                           ($000'S EXCEPT
                                                         PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
- ----------------------
NET INTEREST INCOME          $236,186     $215,042     $436,389    $394,194
PROVISION FOR CREDIT LOSSES    14,863       27,325       44,487      65,315
                             --------     --------     --------    --------
NET INTEREST INCOME AFTER
 PROVISION FOR CREDIT LOSSES  221,323      187,717      391,902     328,879
OTHER OPERATING INCOME        116,930      109,637      226,578     200,053
OPERATING EXPENSES            169,717      158,400      323,387     289,276
                             --------     --------     --------    --------
INCOME BEFORE INCOME TAXES    168,536      138,954      295,093     239,656
APPLICABLE INCOME TAXES        56,361       46,410       98,646      75,564
                             --------     --------     --------    --------
NET INCOME                    112,175       92,544      196,447     164,092
                             ========     ========     ========    ========
COMMON SHARE DATA:
- ------------------
 PRIMARY NET INCOME PER SHARE   $1.79        $1.52        $3.21       $2.73
 FULLY DILUTED NET
  INCOME PER SHARE               1.79         1.52         3.21        2.73
 CASH DIVIDENDS DECLARED
   PER SHARE                      .58          .48         1.02         .90
 BOOK VALUE AT PERIOD END       20.06        17.87        19.50       16.80
 AVERAGE SHARES OUTSTANDING
   (000'S):
    PRIMARY                    63,982       62,509       62,557      60,255
    FULLY DILUTED              63,982       62,509       62,563      60,356

FINANCIAL CONDITION AT
- ----------------------
 PERIOD END:
 -----------
  SECURITIES AVAILABLE
   FOR SALE (1)            $1,040,322     $534,463     $815,986          --
  SECURITIES HELD TO
   MATURITY                 1,548,023    1,313,672    1,487,322  $1,933,008
  LOANS AND LEASES          9,291,016    8,293,166    8,811,039   7,474,859
  ASSETS                   12,750,242   10,958,933   11,966,000  10,213,320
  DEPOSITS                  9,094,141    8,155,143    8,628,498   7,531,946
  FUNDS BORROWED            1,851,809    1,182,015    1,602,217   1,229,791
  LONG-TERM DEBT AND CON-
   VERTIBLE SUBORDINATED
   NOTES                      283,383      254,318      282,864     254,061
  SHAREHOLDERS' EQUITY      1,239,488    1,071,587    1,197,646   1,005,165

RATIOS:
- -------
PROFITABILITY RATIOS:
- ---------------------
RETURN ON AVERAGE ASSETS         1.82%        1.77%        1.80%       1.74%
RETURN ON AVERAGE STOCK-
 HOLDERS' EQUITY                 18.3         17.9         18.2        17.3
NET INTEREST MARGIN              4.29         4.64         4.51        4.73
OVERHEAD RATIO (2)               46.6         47.4         47.3        47.3
OTHER OPERATING INCOME
 TO TOTAL INCOME (3)             33.1         33.4         33.5        33.5

CAPITAL RATIOS:
- ---------------
AVERAGE SHAREHOLDERS' EQUITY
 TO AVERAGE ASSETS               9.94%        9.91%        9.92%      10.07%
TIER 1 CAPITAL TO RISK-
 ADJUSTED ASSETS (4)             11.4         10.9         11.4        11.2
TOTAL CAPITAL TO RISK-
 ADJUSTED ASSETS (4)             13.5         13.4         13.8        14.1
LEVERAGE (5)                      9.5          9.5          9.9         9.5

CREDIT QUALITY RATIOS:
- ----------------------
RESERVE FOR CREDIT LOSSES
 TO NONPERFORMING ASSETS        592.1%       429.3%       559.8%      214.5%
RESERVE FOR CREDIT LOSSES
 TO LOANS AND LEASES
 OUTSTANDING                     1.55         1.54         1.53        1.54
NET CHARGE-OFFS TO AVERAGE
 LOANS AND LEASES OUTSTANDING     .16          .37          .32         .68
NONPERFORMING ASSETS TO
 LOANS, LEASES AND OTHER
 REAL ESTATE OWNED                .26          .36          .27         .71

                                            YEARS
                                      ENDED DECEMBER 31,
                             ----------------------------------
                               1991         1990         1989
                             --------     --------     --------
                                        ($000'S EXCEPT
                                      PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
- ----------------------
NET INTEREST INCOME          $332,221     $286,621     $268,703
PROVISION FOR CREDIT LOSSES    55,744       39,879       36,468
                             --------     --------     --------
NET INTEREST INCOME AFTER
 PROVISION FOR CREDIT LOSSES  276,477      246,742      232,235
OTHER OPERATING INCOME        171,911      144,865      124,851
OPERATING EXPENSES            249,792      223,324      207,527
                             --------     --------     --------
INCOME BEFORE INCOME TAXES    198,596      168,283      149,559
APPLICABLE INCOME TAXES        60,446       47,872       41,241
                             --------     --------     --------
NET INCOME                    138,150      120,411      108,318
                             ========     ========     ========
COMMON SHARE DATA:
- ------------------
 PRIMARY NET INCOME PER SHARE   $2.32        $2.05        $1.85
 FULLY DILUTED NET
  INCOME PER SHARE               2.31         2.04         1.85
 CASH DIVIDENDS DECLARED
   PER SHARE                      .78          .68          .60
 BOOK VALUE AT PERIOD END       14.81        13.25        11.91
 AVERAGE SHARES OUTSTANDING
   (000'S):
    PRIMARY                    59,493       58,929       58,521
    FULLY DILUTED              59,702       58,974       58,579
FINANCIAL CONDITION AT
- ----------------------
 PERIOD END:
 -----------
  SECURITIES AVAILABLE
   FOR SALE (1)                    --           --           --
  SECURITIES HELD TO
   MATURITY                $2,063,766   $1,354,966   $1,059,204
  LOANS AND LEASES          5,806,612    5,496,990    5,163,840
  ASSETS                    8,826,130    7,955,808    7,142,972
  DEPOSITS                  6,687,262    6,385,221    5,783,527
  FUNDS BORROWED            1,042,566      607,047      479,219
  LONG-TERM DEBT AND CON-
   VERTIBLE SUBORDINATED
   NOTES                       12,848       13,517       12,607
  SHAREHOLDERS' EQUITY        879,450      782,698      699,261

RATIOS:
- -------
PROFITABILITY RATIOS:
- ---------------------
RETURN ON AVERAGE ASSETS         1.68%        1.64%        1.62%
RETURN ON AVERAGE STOCK-
 HOLDERS' EQUITY                 16.6         16.2         16.5
NET INTEREST MARGIN              4.58         4.53         4.70
OVERHEAD RATIO (2)               47.7         49.5         50.3
OTHER OPERATING INCOME
 TO TOTAL INCOME (3)             33.6         33.6         31.6

CAPITAL RATIOS:
- ---------------
AVERAGE SHAREHOLDERS' EQUITY
 TO AVERAGE ASSETS              10.11%       10.12%        9.83%
TIER 1 CAPITAL TO RISK-
 ADJUSTED ASSETS (4)             12.5         11.9          N/A
TOTAL CAPITAL TO RISK-
 ADJUSTED ASSETS (4)             13.7         13.2          N/A
LEVERAGE (5)                      9.7          9.8          N/A

CREDIT QUALITY RATIOS:
- ----------------------
RESERVE FOR CREDIT LOSSES
 TO NONPERFORMING ASSETS         92.6%        90.7%       221.0%
RESERVE FOR CREDIT LOSSES
 TO LOANS AND LEASES
 OUTSTANDING                     1.56         1.55         1.55
NET CHARGE-OFFS TO AVERAGE
 LOANS AND LEASES OUTSTANDING     .90          .66          .52
NONPERFORMING ASSETS TO
 LOANS, LEASES AND OTHER
 REAL ESTATE OWNED               1.67         1.70          .70

- ---------------------------------
(1) AMORTIZED COST: JUNE 30, 1994 - $1,086,077,000 AND DECEMBER 31, 1993 -
    $797,170,000.  MARKET VALUE AT JUNE 30, 1993 - $560,151,000.
(2) OPERATING EXPENSES DIVIDED BY THE SUM OF TAXABLE EQUIVALENT NET INTEREST INCOME AND OTHER OPERATING INCOME.
(3) OTHER OPERATING INCOME EXCLUDING SECURITIES GAINS AND LOSSES AS A PERCENT OF NET INTEREST INCOME AND OTHER OPERATING INCOME EXCLUDING SECURITIES GAINS AND LOSSES.
(4) UNDER FINAL YEAR-END 1992 GUIDELINES.
(5) TIER 1 CAPITAL (UNDER FINAL YEAR-END 1992 RULES) DIVIDED BY AVERAGE QUARTERLY ASSETS.

                                      xi

             SELECTED HISTORICAL FINANCIAL DATA OF MUTUAL FEDERAL

        The following table sets forth certain historical financial data concerning Mutual Federal. This information is based on information contained in Mutual Federal's 1994 Annual Report on Form 10-KSB and should be read in conjunction therewith.

                                                                                At June 30,
                                                ----------------------------------------------------------------------------
                                                  1994           1993            1992            1991           1990
                                                --------       --------        --------        --------        --------
FINANCIAL CONDITION AND OTHER DATA:                                            (In thousands)
Total amount of:
  Assets                                        $83,310         $85,986         $82,516         $78,572         $74,703
  Loans receivable - net                         43,599          49,755          56,827          65,313          66,871
  Mortgage-backed securities                     14,420          14,603           2,414           1,739               -
  Investment securities - available for sale      3,536               -               -               -               -
  Investment securities - held for sale               -           4,073               -               -               -
  Investment securities - held to maturity       17,744          12,788          18,532           6,728           3,637
  Other interest-earning assets                   1,859           2,628           2,251           2,639           1,498
  Deposits                                       68,049          71,523          74,852          71,694          68,223
  Obligation of ESOP                                137             271               -               -               -
  Shareholders' equity(1)                        14,888          13,916           7,210           6,578           6,168


                                                                                     Year ended June 30,
                                                                  ---------------------------------------------------------
                                                                    1994        1993         1992        1991        1990
                                                                  --------    --------     --------    --------    --------
                    EARNINGS AND OTHER DATA:                                (In thousands, except per share data)
                    Total interest income                           $5,787      $6,579      $7,216      $7,143      $7,042
                    Total interest expense                           2,670       3,362       4,441       4,941       5,105
                                                                    ------      ------     -------     -------     -------
                    Net interest income                              3,117       3,217       2,775       2,202       1,937
                    Provision for loan losses                           15          85         268         108         208
                                                                   -------     -------     -------     -------     -------
                    Net interest income after provision
                      for loan losses                                3,102       3,132       2,507       2,094       1,729
                    Net gain on sale of investment securities           84          28           -           1           -
                    Other noninterest income                           343         333         271         147         117
                    Noninterest expense                              2,033       1,797       1,708       1,618       1,616
                                                                    ------      ------     -------     -------     -------
                    Income before income taxes and
                      accounting change                              1,496       1,696       1,070         624         230
                    Provision for income tax                           483         560         438         213         123
                                                                    ------      ------     -------     -------     -------
                    Income before accounting change                  1,013       1,136         632         411         107
                    Cumulative effect on prior years of
                      change in accounting for income taxes             91           -           -           -           -
                                                                   -------    --------    --------    --------    --------

                    Net income                                      $1,104      $1,136     $   632     $   411     $   107
                                                                    ======      ======     =======     =======     =======

                    Primary earnings per share(2)                  $1.63        $0.87          N/A          N/A         N/A
                    Fully diluted earnings per share(2)            $1.61        $0.87          N/A          N/A         N/A
                    Book Value per share (Primary)                $21.93       $21.47          N/A          N/A         N/A
                    Book Value per share (Fully Diluted)          $21.75       $21.47          N/A          N/A         N/A
                    Dividends per share                           $0.575        $0.21          N/A          N/A         N/A

- --------------------------------------

(1)      Consists solely of retained earnings for the fiscal years ended June 30, 1992, 1991 and 1990.

(Footnotes continued on next page)

(2) For 1994, primary earnings per share is based on the weighted average number of shares outstanding during the year and the assumed exercise of dilutive stock options, less the number of treasury shares assumed to be purchased from the proceeds using the average market price of Mutual Federal Common Stock. Fully diluted earnings per share reflects the additional dilution related to the stock options due to the use of the market price at June 30, 1994. The primary and fully diluted weighted average shares outstanding for the year ended June 30, 1994, were 679,021 and 684,540, respectively. Earnings per share for 1993 was computed by dividing net income subsequent to Mutual Federal's conversion from mutual to stock form (the "Conversion") by the weighted average number of shares outstanding for the same period. Net income for the portion of the 1993 fiscal year subsequent to December 30, 1992, the effective date of the Conversion, was $564,521, and the weighted average number of shares outstanding was 648,025.
         The stock options granted as a part of the Conversion were still subject to shareholder approval as of June 30, 1993. Had these options been outstanding as of June 30, 1993, primary and fully diluted earnings per share would have been $0.84. The earnings per share calculation was not applicable to the fiscal years prior to the 1993 fiscal year because Mutual Federal existed in the mutual form of organization during such prior fiscal years.


                                                                At or for the year ended June 30,
                                                    -------------------------------------------------------

                                                       1994       1993       1992       1991       1990
                                                     --------   --------   --------   --------   --------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

  Performance ratios:
    Return on average assets(1)                         1.30%      1.33%      0.79%      0.54%       0.14%
    Return on average shareholders' equity (2)          7.60      10.53       8.86       6.44        1.74
    Interest rate spread(3):
      Average during year                               3.26       3.46       3.08       2.38        2.05
      At end of year                                    2.84       2.93       2.86       2.17        1.92
    Net interest margin(4)                              3.81       3.91       3.53       2.94        2.61
    Noninterest expense to average assets(5)            2.39       2.11       2.12       2.12        2.14

  Asset quality ratios:
    Nonperforming assets to total assets
      at end of period(6)                               0.43%      0.96%      0.55%      0.86%       0.47%
    Allowance for losses on loans to
      net loans outstanding at end of period            1.60       1.33       1.02       0.57        0.51
    Allowance for losses on loans to
      nonperforming loans                             196.11      79.91     127.65      55.10       97.99

  Capital ratios:
    Shareholders' equity to total assets at
      end of year(7)                                   17.87%     16.18%      8.74%      8.37%       8.26%
    Average shareholders' equity to average
      assets(8)                                        17.10      12.64       8.87       8.37        8.12
    Average interest-earning assets
      to average interest-bearing liabilities           1.17       1.11       1.08       1.08        1.08

  Other data:

    Number of full-service offices                      3           3          3          3          3

- -----------------------------

(1)      Net income divided by average total assets.

(2)      Net income divided by average shareholders' equity.  Consists of net income divided by average retained earnings for the fiscal years ended June 30, 1992, 1991 and 1990.
(Footnotes continued on next page)

(3) Difference between rate earned on all interest-earning assets and rate paid on all interest-bearing liabilities.

(4)      Net interest income divided by average interest-earning assets.

(5)      Noninterest expense divided by average total assets.

(6) Nonperforming assets consists of nonaccruing loans, accruing loans which are past due 90 or more days and real estate owned.

(7) Consists of retained earnings to total assets for the fiscal years ended June 30, 1992, 1991 and 1990.

(8) Consists of average retained earnings to average assets for the fiscal years ended June 30, 1992, 1991 and 1990.



          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                   MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                              A STOCK SAVINGS BANK
                             23 EAST CENTRAL AVENUE
                            MIAMISBURG, OHIO  45342
                                 (513) 866-2436

                                      AND

                              FIFTH THIRD BANCORP
                               FIFTH THIRD CENTER
                             CINCINNATI, OHIO 45263
                                 (513) 579-5300



                      ___________________________________

                         PROXY STATEMENT AND PROSPECTUS
                      ___________________________________


                              GENERAL INFORMATION

         This Proxy Statement and Prospectus is being furnished to the shareholders of Mutual Federal Savings Bank of Miamisburg, a Stock Savings Bank ("Mutual Federal") in connection with the solicitation by the Board of Directors of Mutual Federal of proxies to be used at a special meeting of shareholders (the "Special Meeting") to be held on December 19, 1994, at 3:00 p.m., Eastern Standard Time, at Alex's Continental Inn, 125 Monarch Lane, Miamisburg, Ohio 45342, and at any adjournments thereof. This Proxy Statement and Prospectus and the enclosed form of proxy are first being sent to shareholders of Mutual Federal on or about November 11, 1994.

                        PURPOSES OF THE SPECIAL MEETING

         At the Special Meeting, shareholders of Mutual Federal will be asked to approve an Affiliation Agreement dated as of May 9, 1994 between Fifth Third Bancorp ("Fifth Third") and Mutual Federal (the "Affiliation Agreement") and a related Agreement of Merger dated as of May 9, 1994 between Mutual Federal and The Fifth Third Bank, Cincinnati, Ohio, a wholly owned subsidiary of Fifth Third, and agreed to by Fifth Third (the "Merger Agreement"). Pursuant to the Affiliation Agreement and the Merger Agreement, Mutual Federal will merge into The Fifth Third Bank (the "Merger"). See "TERMS AND CONDITIONS OF THE PROPOSED MERGER" below.

PROPOSAL TO MERGE MUTUAL FEDERAL INTO THE FIFTH THIRD BANK

         Pursuant to the Affiliation Agreement and the Merger Agreement, each shareholder of Mutual Federal will receive for each share of Mutual Federal common stock, $1.00 par value per share ("Mutual Federal Common Stock") which such shareholder holds at the effective time of the Merger (the "Effective Time"), that fraction of a share of Fifth Third common stock, no par value per share ("Fifth Third Common Stock") determined by dividing $30.00 by the Applicable Market Value Per Share of Fifth Third Common Stock, expressed in decimal figures carried to five places (the "Exchange Ratio"). The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty trading days ending on the fifth trading day prior to the Effective Time. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Exchange Ratio" below.

RECOMMENDATION

         Mutual Federal's Board of Directors has unanimously approved the Affiliation Agreement and the Merger Agreement and the transactions contemplated thereby and recommends approval thereof by the shareholders of Mutual Federal. Mutual Federal's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Mutual Federal and its shareholders.

MUTUAL FEDERAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AFFILIATION AGREEMENT AND THE MERGER AGREEMENT.

VOTE REQUIRED; SHARES ENTITLED TO VOTE

         The presence in person or by proxy of the holders of a majority of the outstanding shares of Mutual Federal Common Stock will constitute a quorum for the transaction of business at the Special Meeting. APPROVAL OF THE MERGER WILL REQUIRE THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF MUTUAL FEDERAL COMMON STOCK. Broker non-votes will not be treated as votes cast and, therefore, will have the same effect as a vote against the proposal. Holders of record of Mutual Federal Common Stock at the close of business on November 4, 1994 (the "Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 648,025 shares of Mutual Federal Common Stock outstanding. Each share of Mutual Federal Common Stock will be entitled to one vote.

         Persons and groups owning in excess of 5% of the outstanding shares of Mutual Federal Common Stock are required to file certain reports regarding such ownership with Mutual Federal and with the Office of Thrift Supervision (the "OTS") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The information set forth below with respect to persons and groups owning beneficially in excess of 5% of the outstanding shares of Mutual Federal Common Stock is based on the reports filed by such beneficial owners. As of June 30, 1994, management of Mutual Federal was not aware of any person or group who beneficially owned more than 5% of the outstanding shares of Mutual Federal Common Stock except as listed below. Such table also shows the number of and percentage of outstanding shares of Fifth Third Common Stock each such beneficial owner will hold upon consummation of the Merger (assuming that each share of Mutual Federal Common Stock is converted into .58252 shares of Fifth Third Common Stock.)

 Name and Address of Beneficial       No. of Shares       Percent of          Shares of Fifth     Percent of
 Owner                                Beneficially        Outstanding         Third to be         Outstanding Fifth
                                      Owned(1)            Shares              Owned(2)            Third Shares (at
                                                                                                  June 30, 1994)
 Jerome and Susan Davis                 57,794.00(3)        8.92%               33,666               0.0005%
 11 Baldwin Farms North
 Greenwich, Connecticut 06831

 Donald L. Koller                       35,313.94(4)        5.33%               20,571               0.0003%
 23 East Central Avenue
 Miamisburg, Ohio 45342

 All directors and executive           168,501.24(5)       24.07%               98,155               0.0016%
 officers as a group (10 persons)

(1) Includes shares held directly, shares held by certain family members, with respect to which shares the respective persons may be deemed to have shared voting and investment powers, and shares held under currently exercisable stock options.

(2) For purposes of this Proxy Statement and Prospectus, it has been assumed that the Applicable Market Value Per Share of Fifth Third Common Stock will be $51.50 and that each share of Mutual Federal Common Stock will be converted into .58252 shares of Fifth Third Common Stock. See "Exchange Ratio."

(3) Based on a Schedule 13D, as amended, filed by Jerome and Susan Davis with the OTS.

(4) Includes 14,905 shares acquired or to be acquired pursuant to options granted to Mr. Koller under the Mutual Federal 1992 Stock Option and Incentive Plan and 4,074 shares awarded to Mr. Koller but not yet vested under the Mutual Federal Recognition and Retention Plan and Trust Agreement.

(5) Includes shares acquired or to be acquired pursuant to options granted under the Mutual Federal 1992 Stock Option and Incentive Plan and shares awarded under the Mutual Federal Recognition and Retention Plan and Trust Agreement.

VOTING AND REVOCATION OF PROXIES

         Shares represented by proxies properly signed and returned will be voted at the Special Meeting in accordance with the instructions thereon, unless revoked. If a proxy is signed and returned without voting instructions, the shares represented thereby will be voted FOR the approval of the Affiliation Agreement and the Merger Agreement, and at the discretion of the proxy holders as to any other matters which may properly come before the Special Meeting. Each proxy may be revoked at any time before it is exercised by submitting a later dated proxy, by attending the Special Meeting and voting in person, or by giving notice of revocation to Mutual Federal in a writing addressed to and received by the Secretary of Mutual Federal before the Special Meeting. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any shareholder may attend the Special Meeting and vote in person whether or not such shareholder has previously given a proxy.

SOLICITATION OF PROXIES

         Following the mailing of proxy solicitation materials, directors, officers and employees of Mutual Federal may solicit proxies by mail, telephone, telegraph and personal interviews. Mutual Federal will bear the expense of proxy solicitation, including reimbursement of reasonable out-of-pocket expenses incurred by brokerage houses and other custodians, nominees and fiduciaries in forwarding proxy solicitation materials to the beneficial owners of stock held of record by such persons.





          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                   COMPARATIVE MARKET PRICE AND DIVIDEND DATA

         Fifth Third Common Stock and Mutual Federal Common Stock are traded in the over-the-counter market and quoted on the NASDAQ National Market System and NASDAQ Small Cap Market, respectively. The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low closing sales prices of Fifth Third Common Stock, the high and low closing sales prices of Mutual Federal Common Stock and the dividends declared during each quarterly period.

                                         Fifth Third Common Stock                  Mutual Federal Common Stock
                                       --------------------------------------------------------------------------------
                                         High        Low         Dividends         High        Low         Dividends
                                                                 Declared                                  Declared
                                       --------------------------------------------------------------------------------
 Year Ended December 31, 1991:

         First Calendar Quarter          $28.00      $20.13      $0.18             N/A(1)      N/A(1)      N/A(1)
         Second Calendar Quarter         $35.13      $27.13      $0.20             N/A(1)      N/A(1)      N/A(1)
         Third Calendar Quarter          $40.38      $32.50      $0.20             N/A(1)      N/A(1)      N/A(1)
         Fourth Calendar Quarter         $45.38      $38.00      $0.20             N/A(1)      N/A(1)      N/A(1)

 Year Ended December 31, 1992:
         First Calendar Quarter          $50.38      $43.00      $0.22             N/A(1)      N/A(1)      N/A(1)
         Second Calendar Quarter         $46.75      $40.13      $0.22             N/A(1)      N/A(1)      N/A(1)
         Third Calendar Quarter          $52.75      $40.75      $0.22             N/A(1)      N/A(1)      N/A(1)
         Fourth Calendar Quarter         $54.00      $46.75      $0.24             N/A(1)      N/A(1)      N/A(1)

 Year Ended December 31, 1993:
         First Calendar Quarter          $55.13      $49.88      $0.24             $16.50      $12.75      $.0875
         Second Calendar Quarter         $58.50      $50.25      $0.24             $16.75      $16.25      $0.125
         Third Calendar Quarter          $54.63      $51.25      $0.27             $20.00      $17.00      $0.125
         Fourth Calendar Quarter         $54.00      $49.75      $0.27             $21.00      $18.25      $0.15

 Year Ended December 31, 1994:
         First Calendar Quarter          $51.13      $45.13      $0.27             $24.00      $20.00      $0.15
         Second Calendar Quarter         $55.00      $46.75      $0.31             $28.00      $21.50      $0.15

=======================================================================================================================

(1)      Mutual Federal converted from mutual to stock form effective December 30, 1992.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth certain per-share information at the dates indicated and for the periods then ended of Fifth Third and Mutual Federal. The equivalent values of such information are based on an assumed Applicable Market Value Per Share of Fifth Third Common Stock of $51.50 and an assumed Exchange Ratio of .58252 shares of Fifth Third Common Stock for each share of Mutual Federal Common Stock in connection with the Merger of Mutual Federal with and into The Fifth Third Bank. Neither Mutual Federal nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of consummation of the Merger.


- -------------------------------------------------------------------------------------------------------------------------
                                                                                         EQUIVALENT SHARE BASIS - .58252
                                                                               MUTUAL    SHARES OF FIFTH THIRD COMMON
 FOR THE PERIODS ENDED:                           FIFTH THIRD                  FEDERAL   STOCK
- -------------------------------------------------------------------------------------------------------------------------
                                               Primary   Fully Diluted         Actual      Primary    Fully Diluted
 NET INCOME PER SHARE FROM CONTINUING OPERATIONS

 December 31, 1989                               $1.85    $1.85                   N/A(1)    $1.08         $1.08

 December 31, 1990                               $2.05    $2.04                   N/A(1)    $1.19         $1.19

 December 31, 1991                               $2.32    $2.31                   N/A(1)    $1.35         $1.35

 December 31, 1992                               $2.73    $2.73                   N/A(1)    $1.59         $1.59

 December 31, 1993                               $3.21    $3.21                    $1.93    $1.87         $1.87


 DIVIDENDS DECLARED PER SHARE


 December 31, 1989                               $0.60                            N/A(1)    $0.35

 December 31, 1990                               $0.68                            N/A(1)    $0.40

 December 31, 1991                               $0.78                            N/A(1)    $0.45

 December 31, 1992                               $0.90                            N/A(1)    $0.52

 December 31, 1993                               $1.02                           $0.4875    $0.50


 BOOK VALUE PER SHARE


 December 31, 1989                              $11.91                            N/A(1)   $ 6.94

 December 31, 1990                              $13.25                            N/A(1)   $ 7.72

 December 31, 1991                              $14.81                            N/A(1)   $ 8.63

 December 31, 1992                              $16.80                            N/A(1)   $ 9.79

 December 31, 1993                              $19.50                            $22.49   $11.36

 June 30, 1994                                  $20.06                            $25.00   $11.69

 MARKET VALUE PER SHARE ON MAY 9, 1994 (2)      $52.25                            $26.75

         (1)     Mutual Federal converted from mutual to stock form effective December 30, 1992.

         (2)     May 9, 1994 was the last day of trading preceding the public announcement of the Merger.

                  TERMS AND CONDITIONS OF THE PROPOSED MERGER

         The following description contains, among other information, summaries of certain provisions of the Affiliation Agreement and the Merger Agreement and is qualified in its entirety by reference to the full text thereof, copies of which are appended as Annex A and Annex B, respectively, to this Proxy Statement and Prospectus and are incorporated herein by reference.

BACKGROUND AND REASONS FOR THE MERGER

         Confronting a rising interest rate environment and the prospect of stagnant or declining earnings, the Board of Directors of Mutual Federal met in January 1994 to assess Mutual Federal's future prospects. The Board considered the recent problems that have confronted the thrift industry generally, including increasing regulation, interest rate risks, the prospect of disproportionate insurance premiums for thrift institutions relative to banks and the effects of continuing consolidation in the industry. Although Mutual Federal is well-capitalized and has been consistently profitable in recent years, the Board could not ignore the uncertainty that continues to affect the heavily-regulated thrift industry. The Board also considered the prevailing market for thrift institutions in the mergers and acquisitions context, recognizing that thrift stocks generally continued to draw attractive premiums in merger and acquisition transactions.

         In view of these various factors, the Board of Directors decided to consider a sale of Mutual Federal. The Board concluded that it would be in the best interests of Mutual Federal's shareholders to retain an investment banker to assist Mutual Federal in identifying and evaluating merger and acquisition opportunities. Based upon the expertise and experience of McDonald & Company Securities, Inc. ("McDonald & Company") with financial institution mergers and acquisitions, the Board of Directors decided to retain the services of McDonald & Company.

         In consultation with McDonald & Company, the directors evaluated whether the timing was appropriate for a sale of Mutual Federal and ultimately concluded that it was a prudent time to pursue the sale of Mutual Federal.
With the help of McDonald & Company, the directors initially identified a number of thrift and bank holding companies that might have an interest in Mutual Federal. After preliminary contact by McDonald & Company, the companies which expressed an interest in Mutual Federal executed confidentiality agreements pursuant to which they received certain financial information and other data relating to Mutual Federal.

         A date was established by Mutual Federal by which each of the interested companies was to submit an indication of interest outlining the parameters for a proposed acquisition of Mutual Federal. Mutual Federal received nine indications of interest. The Board of Directors, with analysis prepared by McDonald & Company, carefully evaluated the indications of interest submitted by the prospective acquirors and decided to invite four prospective acquirors to conduct a due diligence review of Mutual Federal.

         At the conclusion of the due diligence process, each of the four remaining prospective acquirors submitted a proposal outlining the terms and conditions upon which it would undertake an acquisition of Mutual Federal. The directors considered the merits of each offer, including the differences between a transaction in which the consideration would be all cash, all stock or a combination of cash and stock. An exchange of stock offered the opportunity for Mutual Federal's shareholders to defer the income tax consequences of the Merger. Although the Fifth Third offer was the highest of all the offers received by Mutual Federal, based on the market value of the stock component of offers involving stock and the amount of cash to be received in any offer involving cash, the Board evaluated numerous other factors that relate to the ultimate value of the consideration to be received by the Mutual Federal shareholders. With respect to acquirors offering stock as all or part of the consideration, such factors included such acquiror's historical and prospective earnings, the pro forma financial impact and earnings per share dilution, if any, of acquiring Mutual Federal, the acquiror's ability to achieve cost savings through economies of scale and consolidation of operations, the record of successfully consolidating institutions in prior acquisitions, the pro forma impact on the shareholders of Mutual Federal with respect to earnings and dividends per share, the liquidity of the acquiror's stock, the benefits of a combination with a larger financial institution and other relevant factors. After thoroughly discussing and evaluating all of the relevant considerations, the Board concluded that an exchange of stock with Fifth Third presented the best opportunity for Mutual Federal's shareholders.

         In its exchange of stock proposal, Fifth Third proposed that the exchange ratio to determine the number of shares of Fifth Third Common Stock to be received in exchange for each share of Mutual Federal Common Stock would be fixed at the time a definitive agreement was signed. The directors carefully considered the advantages and disadvantages of establishing an exchange ratio at the time the merger agreement was executed. If a fixed exchange ratio were agreed upon, the ultimate value of the Fifth Third Common Stock to be received by Mutual Federal shareholders could fluctuate in the period between the signing of the agreement and the consummation of the merger. After carefully considering the risks attendant to a fixed exchange ratio, the directors agreed that using a fixed value would be in the best interests of Mutual Federal's shareholders, and Fifth Third agreed to structure the transaction accordingly.

         Once the basic structure of the transaction had been agreed upon, representatives of Mutual Federal and Fifth Third negotiated the terms and conditions of the Affiliation Agreement and the Merger Agreement. After receiving an oral opinion of McDonald & Company that, as of May 9, 1994, the Exchange Ratio was fair to the holders of Mutual Federal Common Stock from a financial point of view, the Affiliation Agreement and the Merger Agreement were executed on May 9, 1994. See "Opinion of McDonald & Company."

         Fifth Third's primary reason for consummating the Merger is to further a long range commitment of realigning and expanding its branch system to better meet and satisfy the needs of its customers, including those in Mutual Federal's service area.

         All of the members of Mutual Federal's Board of Directors have indicated their intention to vote their shares of Mutual Federal Common Stock in favor of the Merger. As of June 30, 1994, such individuals owned 110,246 shares, or approximately 17.0%, of the outstanding shares of Mutual Federal Common Stock.

         THE BOARD OF DIRECTORS OF MUTUAL FEDERAL HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE AFFILIATION AGREEMENT AND THE MERGER AGREEMENT.

EFFECTIVE TIME

         The Effective Time of the Merger will occur as soon as practicable after all conditions precedent contained in the Affiliation Agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the Merger will be consummated in January, 1995, although no assurance can be given in this regard. Mutual Federal and Fifth Third each will have the right, but not the obligation, to terminate the Affiliation Agreement if the Effective Time does not occur on or before February 28, 1995.

CONVERSION OF SHARES OF MUTUAL FEDERAL COMMON STOCK

         Each share of Mutual Federal Common Stock (excluding treasury shares) which is issued and outstanding immediately prior to the Effective Time will be converted at the Effective Time into Fifth Third Common Stock and cash in lieu of any fractional shares of Fifth Third Common Stock. See "Exchange Ratio" below.

         The Exchange Ratio shall be adjusted so as to give Mutual Federal shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivision of Fifth Third Common Stock effected between the date of the Affiliation Agreement and the Effective Time.

EXCHANGE RATIO

         At the Effective Time of the Merger, each of the shares of Mutual Federal Common Stock (excluding treasury shares) that is issued and outstanding immediately prior to the Effective Time will be converted by virtue of the Merger and without further action into that fraction of a share of Fifth Third Common Stock determined by dividing $30.00 by the Applicable Market Value Per Share of Fifth Third Common Stock, expressed in decimal figures carried to five places. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty trading days ending on the fifth trading day prior to the Effective Time.

         Certificates representing shares of Fifth Third Common Stock will be distributed to Mutual Federal shareholders upon the surrender of their certificates for shares of Mutual Federal Common Stock to Fifth Third.

STOCK OPTIONS AND STOCK OWNERSHIP PLAN

         As of June 30, 1994, there were outstanding options to purchase 58,645 shares of Mutual Federal Common Stock held by certain directors and officers of Mutual Federal pursuant to the Mutual Federal 1992 Stock Option and Incentive Plan (the "Option Plan"), all of which are presently exercisable.

         Pursuant to the Affiliation Agreement, prior to the Effective Time all options granted under the Option Plan shall be exercised and fully paid, and the Option Plan shall be terminated. In the event, prior to the Effective Time, of any reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of Fifth Third Common Stock or in case of any consolidation or merger of Fifth Third with or into any other corporation, or in the case of any sale or transfer of all or substantially all of Fifth Third's assets, the rights of the optionees under the Option Plan will be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction.

         Mutual Federal currently has in place an Employee Stock Ownership Plan (the "ESOP") that facilitates the purchase of Mutual Federal Common Stock by its employees. Pursuant to the Affiliation Agreement, Mutual Federal agreed that it would, prior to the Effective Time, take appropriate action to fully repay the ESOP's existing loan, and terminate the ESOP.

NO FRACTIONAL SHARES

         Only whole shares of Fifth Third Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each shareholder of Mutual Federal Common Stock otherwise entitled to a fractional share of Fifth Third Common Stock will be paid in cash in an amount equal to the amount of such fraction multiplied by the Applicable Market Value Per Share of Fifth Third Common Stock. No such shareholder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

EXCHANGE OF CERTIFICATES

         After the Effective Time, holders of certificates previously representing shares of Mutual Federal Common Stock will cease to have any rights as shareholders of Mutual Federal and their sole rights will pertain to the shares of Fifth Third Common Stock into which their shares of Mutual Federal Common Stock will have been converted pursuant to the Merger Agreement. As soon as practicable after the Effective Time, Fifth Third will send to each former Mutual Federal shareholder a letter of transmittal for use in submitting to Fifth Third (the "Exchange Agent") certificates (or with instructions for handling lost Mutual Federal stock certificates) formerly representing shares of Mutual Federal Common Stock to be exchanged for certificates representing Fifth Third Common Stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third Common Stock) which the former shareholders of Mutual Federal are entitled to receive as a result of the Merger. Shareholders who become holders of Fifth Third Common Stock in the Merger will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third Common Stock following the Effective Time until they have surrendered and exchanged their certificates evidencing ownership of shares of Mutual Federal Common Stock. Any dividends payable on Fifth Third Common Stock after the Effective Time will be paid to the Exchange Agent and, upon receipt of the certificates representing shares of Mutual Federal Common Stock, the Exchange Agent will forward to Mutual Federal shareholders (i) certificates representing their shares of Fifth Third Common Stock, (ii) dividends declared thereon subsequent to the Effective Time (without interest) and (iii) the cash value of any fractional shares (without interest). MUTUAL FEDERAL'S SHAREHOLDERS ARE REQUESTED NOT TO SUBMIT STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

         At the Effective Time, the stock transfer books of Mutual Federal will be closed and no transfer of Mutual Federal Common Stock will thereafter be made on such books. If a certificate formerly representing shares of Mutual Federal Common Stock is presented to Mutual Federal or Fifth Third, it will be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Fifth Third Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax consequences of the Merger to Mutual Federal shareholders.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW NECESSARILY IS NOT SPECIFIC TO THE SITUATION OF A PARTICULAR SHAREHOLDER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH OF MUTUAL FEDERAL'S SHAREHOLDERS SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

         The federal income tax consequences to any of Mutual Federal's shareholders depend upon (i) the form of consideration received in exchange for the shares of Mutual Federal Common Stock actually owned by him or her, and
(ii) in the case of any of Mutual Federal's shareholders receiving cash, or a combination of cash and Fifth Third Common Stock, the type of consideration received in exchange for shares of Mutual Federal Common Stock deemed to be constructively owned by him or her under Section 318(a) of the Internal Revenue Code of 1986, as amended (the "Code"), if any. Generally, under Section 318(a), a shareholder is deemed to constructively own shares owned directly or indirectly by certain related individuals (including spouses, children, grandchildren and parents) or by certain related entities (including partnerships, trusts, estates and corporations in which the shareholder owns, directly or indirectly, 50% or more in value of the stock). Under Section 318(a), if any person has an option to acquire stock, such stock is considered as owned by such person.

         MUTUAL FEDERAL SHAREHOLDERS RECEIVING SOLELY FIFTH THIRD COMMON STOCK. A Mutual Federal shareholder who receives solely Fifth Third Common Stock in exchange for all shares of Mutual Federal Common Stock actually owned by him or her will not recognize any gain or loss upon such exchange. The tax basis of the Fifth Third Common Stock received in such exchange will be equal to the basis of the shares of Mutual Federal Common Stock surrendered and, provided the shares of Mutual Federal Common Stock surrendered were held as capital assets at the time of such exchange, the holding period of the Fifth Third Common Stock received will include the holding period of the shares of Mutual Federal Common Stock surrendered.

         MUTUAL FEDERAL SHAREHOLDERS RECEIVING SOLELY CASH. Mutual Federal Common Stock will be exchanged for cash only upon the exercise of dissenters' rights, which are not expected to exist. Any shareholder who exercises dissenters' rights, if any, should consult his or her own tax advisor as to the relevant tax consequences.

         CASH RECEIVED IN LIEU OF FRACTIONAL SHARES. No fractional shares of Fifth Third Common Stock will be issued pursuant to the Merger Agreement. A shareholder of Mutual Federal who receives cash in lieu of a fractional share will be treated as having received such fractional share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code. The circumstances under which cash is being issued in lieu of a fractional share interest appear to satisfy the Internal Revenue Service ruling guidelines under which the receipt of such cash will qualify for capital gain or loss treatment (provided such fractional interest is held as a capital asset at the time of such exchange).

         Because of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by specific matters not common to all shareholders, it is recommended that Mutual Federal shareholders consult their personal tax advisors concerning the consequences of the Merger to them, including the consequences of the application of state and local tax laws, if any.

ACCOUNTING TREATMENT

         In accordance with generally accepted accounting principles, the Merger will be accounted for as a pooling of interests.

         Under pooling of interests accounting, as of the Effective Time, the assets and liabilities of Mutual Federal will be added to those of Fifth Third at their recorded book values and the shareholders' equity account of Mutual Federal will be included on Fifth Third's consolidated balance sheet.

RIGHTS OF DISSENTING SHAREHOLDERS

         It is not anticipated that any of Mutual Federal's shareholders will have dissenters' rights with respect to the Merger. Section 552.14 of Title 12 of the Code of Federal Regulations ("CFR") establishes the rights of a shareholder of a federal savings association which is involved in a merger or other specified combination to demand payment of the fair or appraised value of his or her stock. Such dissenters' rights are not available to a shareholder of an association whose stock is listed on a national securities exchange or quoted on NASDAQ in connection with a transaction in which such shareholders will be receiving stock of another entity whose shares are listed on a national securities exchange or quoted on NASDAQ on the date of the meeting at which the combination is acted upon by the shareholders. The Mutual Federal Common Stock and the Fifth Third Common Stock are presently quoted on NASDAQ. Assuming they continue to be quoted on NASDAQ as of the date of the Special Meeting, Mutual Federal shareholders will have no dissenters' rights with respect to the Merger.

         If dissenters' rights are available with respect to the Merger in the unlikely event of the loss of the NASDAQ listing by Mutual Federal or Fifth Third, under Title 12 CFR Section 552.14 of the regulations of the OTS, any shareholders of Mutual Federal who wish to assert dissenters' rights must give written notice (separate from any proxy or vote against the Affiliation Agreement and the Merger Agreement) to Mutual Federal prior to voting on the Affiliation Agreement and the Merger Agreement, identifying themselves and stating their intention to demand appraisal of and payment for their shares of Mutual Federal Common Stock, and must not vote in favor of the Affiliation Agreement and the Merger Agreement. Failure either to vote against or abstain from voting on the Affiliation Agreement and the Merger Agreement or to notify Mutual Federal in writing prior to the vote will constitute a waiver of such shareholder's right to dissent. A shareholder may not dissent as to fewer than all of the shares owned by such shareholder.

         In the unlikely event that dissenters' rights are applicable to the Merger, any shareholder intending to dissent should consult carefully the text of Title 12 CFR Section 552.14 of the regulations of the OTS, which is set forth in Annex D hereof. The foregoing description of a dissenting shareholder's rights is qualified in its entirety by reference to Annex D.

CONDUCT PENDING MERGER; REPRESENTATIONS AND WARRANTIES

         Mutual Federal has agreed, among other things, that prior to the Effective Time it will carry on its business in the ordinary course. Mutual Federal has agreed to give Fifth Third and Fifth Third's representatives reasonable access during business hours to its facilities and personnel. Mutual Federal has further agreed that, without Fifth Third's prior written consent, it will not, among other things, make any changes in its capital or corporate structure; issue any additional shares of Mutual Federal Common Stock, except upon exercise of any presently outstanding stock options; issue any securities of any kind; or make any material changes in its method of business operations. Mutual Federal also has agreed not to make or become obligated to make any capital expenditures in excess of $5,000, nor will it make or renew any agreement for services to be provided to Mutual Federal or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $2,500, without Fifth Third's prior written consent. Mutual Federal has also agreed not to declare or pay any cash dividends on its stock other than normal and customary cash dividends paid in amounts and at times Mutual Federal historically has paid them; pay any stock dividends or make any other distributions on its stock; and will not provide any increases in employee salaries or benefits other than in the ordinary course of business, consistent with past practices.

         Fifth Third and Mutual Federal have also made numerous representations and warranties to each other with respect to financial and other matters.
These include, without limitation, representations and warranties to the effect that both Fifth Third and Mutual Federal have the corporate power and authorization to enter into the proposed transaction, that each will have provided the other with financial statements, and that Fifth Third has enough authorized Fifth Third Common Stock with which to accomplish the proposed transaction. No representations or warranties made by either Mutual Federal or Fifth Third will survive beyond the Effective Time. Thereafter, neither Mutual Federal, Fifth Third, nor any officer or director of either of them will have any liability or obligation with respect to such representations or warranties, with the exception of any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

CONDITIONS TO CLOSING

         In accordance with OTS regulations, the Affiliation Agreement and the Merger Agreement must be approved by the affirmative vote of two-thirds of the outstanding shares of Mutual Federal Common Stock. The Merger must also be approved in writing by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OTS and the Ohio Division of Banks and must comply with any applicable waiting periods. No assurance can be given that the required governmental approvals will be forthcoming.

         The obligations of Mutual Federal and Fifth Third to consummate the Merger are also subject to receipt of an opinion of counsel with respect to certain tax matters. See "Federal Income Tax Consequences" herein.

         Fifth Third's and Mutual Federal's obligations to consummate the Merger are further subject to various other conditions set forth in the Affiliation Agreement, including, but not limited to, the absence at the Effective Time of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the Affiliation Agreement and the Merger Agreement, delivery by Fifth Third's counsel of an opinion as to certain federal tax aspects of the transaction, and both institutions having performed all of the obligations required of them under the Affiliation Agreement and the Merger Agreement.

         Fifth Third's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including, but not limited to, the continuing truth and accuracy of all of the representations and warranties of Mutual Federal, Mutual Federal's performance of all of the obligations required of it under the Affiliation Agreement and the Merger Agreement, delivery by Mutual Federal's counsel of a certain legal opinion addressed to Fifth Third, Mutual Federal's obligation to take the appropriate actions to terminate its ESOP, Mutual Federal's obligation to take the appropriate actions to terminate its Employment Agreements with each of its four executive officers, and the aggregate amount of shareholders' equity of Mutual Federal immediately prior to the Effective Time, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles consistently applied, being not less than $14,573,000 (its total shareholders' equity at December 31, 1993), less any adjustments made in anticipation of, or in connection with, the Merger. Mutual Federal continues to meet this requirement. At September 30, 1994, Mutual Federal's shareholders' equity was $14,910,167.

         Mutual Federal's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including, but not limited to, the continuing truth and accuracy of Fifth Third's representations and warranties, Fifth Third's performance of all of the obligations required of it under the Affiliation Agreement and the Merger Agreement, delivery by Fifth Third's counsel of a certain legal opinion addressed to Mutual Federal, registration by Fifth Third of the shares of Fifth Third Common Stock to be issued to Mutual Federal shareholders, and the receipt of a fairness opinion from McDonald & Company dated as of the date of this Proxy Statement and Prospectus. The fairness opinion of McDonald & Company dated November 9, 1994 is attached to this Proxy Statement and Prospectus as Exhibit C.

AMENDMENT; WAIVER; TERMINATION

         The Affiliation Agreement and the Merger Agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective Board of Directors and without further approval of Mutual Federal's shareholders, except that no amendment, modification or supplement may be effected without Mutual Federal shareholder approval if to do so would violate any applicable provisions of federal law.

         The Affiliation Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice delivered by Fifth Third to Mutual Federal or by Mutual Federal to Fifth Third in the following instances: (1) by Fifth Third or Mutual Federal if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the Affiliation Agreement and such misrepresentation, breach or failure to comply has not been cured within ten days of notice, provided the party in default has no right to terminate for its own default; (2) by Fifth Third or Mutual Federal if the business or assets or financial condition of the other party have materially and adversely changed from that in existence at December 31, 1993; (3) by Fifth Third or Mutual Federal if the Merger has not been consummated by February 28, 1995, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the Affiliation Agreement on the date of such termination; or (4) automatically if Mutual Federal shareholders fail to approve the Affiliation Agreement and the Merger Agreement.

EFFECT ON MUTUAL FEDERAL EMPLOYEES

         Fifth Third intends but is not obligated to employ at The Fifth Third Bank or at a Fifth Third subsidiary or affiliate as many of the employees of Mutual Federal as possible. In this regard, upon consummation of the Merger, The Fifth Third Bank will operate Mutual Federal's three existing offices as branches of The Fifth Third Bank. In addition, The Fifth Third Bank currently operates a number of existing bank branches in the Dayton Metropolitan area. Each employee of Mutual Federal who becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries on the same terms and to the same extent as similarly situated employees. Such employees shall receive credit for their period of service to Mutual Federal for purposes of determining participation and vesting in all Fifth Third employee benefit plans, except for vesting in the Fifth Third Master Retirement Plan and the Fifth Third Master Profit Sharing Plan, but not for purposes of determining the benefits accrued thereunder.

         Any employee whose employment is terminated by Fifth Third other than for cause or who voluntarily resigns after being notified by Fifth Third that, as a condition of employment, such employee must work at a location more than 50 miles from such employee's former location of employment or that such employee's salary or responsibilities will be materially changed in any case within six months after the Effective Time, shall be entitled to severance pay equal to one week's pay for each year of service up to a maximum of twelve week's pay, plus applicable COBRA benefits. Nothing contained in the Affiliation Agreement shall be construed or interpreted to limit or modify in any way Fifth Third's at-will employment policy.

INTERESTS OF MANAGEMENT

         Prior to the Effective Time, Mutual Federal will terminate its Employment Agreements with each of its four executive officers, namely its President, Treasurer, Vice President and Manager of Retail Operations, and Vice President of Lending. It is not anticipated that Fifth Third will enter into employment agreements with any of the officers of Mutual Federal in connection with the transactions contemplated by the Affiliation Agreement. However, three directors of Mutual Federal agreeable to Fifth Third shall be appointed by The Fifth Third Bank to serve on an Advisory Committee to The Fifth Third Bank for a 12-month period commencing on the Effective Time. The Advisory Committee's purpose shall be to assist The Fifth Third Bank in retaining and developing business relationships within the Greater Dayton metropolitan area. Each Advisory Committee member shall be paid $400.00 per month during such 12-month period for serving on the Advisory Committee.

         The Affiliation Agreement provides that all provisions for indemnification and limitation of liability now existing in favor of the employees, agents, directors or officers of Mutual Federal as provided by regulation or in its Charter or Bylaws shall survive the Merger, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time for a period of three years thereafter, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the third anniversary of the Effective Time, until such matters are finally resolved. Fifth Third shall also purchase and keep in force for such three year period directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Mutual Federal's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, excluding claims pending or threatened against Mutual Federal. In addition, for actions occurring after the Effective Time, Fifth Third shall provide to the officers and directors of Mutual Federal who become officers and directors of The Fifth Third Bank or any Fifth Third affiliate after consummation of the Merger, the same directors' and officers' liability insurance that is provided throughout the Fifth

Third holding company system. Fifth Third agrees that all rights to indemnification existing in favor of officers and directors of Fifth Third affiliates shall be accorded to officers and directors of Mutual Federal who become affiliated with The Fifth Third Bank or any Fifth Third affiliate in such capacities after the Effective Time and that such indemnification will relate to covered actions or inactions prior to, as well as after, the Effective Time.

OPINION OF MCDONALD & COMPANY SECURITIES, INC.

         Mutual Federal retained McDonald & Company as its financial advisor in connection with the Merger, and requested that McDonald & Company render its opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio, to the holders of Mutual Federal Common Stock. At the meeting of Mutual Federal's Board of Directors on May 9, 1994, the Affiliation Agreement and the Merger Agreement were approved. At such meeting, McDonald & Company rendered its oral opinion to the Mutual Federal Board of Directors, which it subsequently confirmed in writing, to the effect that, as of that date, the Exchange Ratio was fair, from a financial point of view, to the holders of Mutual Federal Common Stock. In addition, McDonald & Company has delivered its written opinion to Mutual Federal's Board of Directors on the date of this Proxy Statement and Prospectus stating that, as of the date of this Proxy Statement and Prospectus, the Exchange Ratio was fair, from a financial point of view, to the holders of Mutual Federal Common Stock.

         THE FULL TEXT OF THE OPINION OF McDONALD & COMPANY, A COPY OF WHICH IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND PROSPECTUS, INCLUDES CERTAIN QUALIFICATIONS AND ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN. THE SUMMARY AND DESCRIPTION OF THE OPINION OF McDONALD & COMPANY CONTAINED HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, AND IT IS RECOMMENDED THAT HOLDERS OF MUTUAL FEDERAL COMMON STOCK READ SUCH OPINION IN ITS ENTIRETY. McDONALD & COMPANY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF MUTUAL FEDERAL ONLY AND ADDRESSES ONLY THE EXCHANGE RATIO. SUCH OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF MUTUAL FEDERAL COMMON STOCK AS A RECOMMENDATION OF THE MANNER IN WHICH SUCH HOLDERS SHOULD VOTE.

         In arriving at its opinion, McDonald & Company reviewed, among other things, the Affiliation Agreement, the Merger Agreement and certain related documents (including all schedules and exhibits), certain publicly available information relating to the business, financial condition and operations of Mutual Federal and Fifth Third as well as certain other non-public information, primarily financial in nature, furnished to it by Mutual Federal and Fifth Third relating to the respective businesses, earnings, assets and business prospects of Mutual Federal and Fifth Third. McDonald & Company also held discussions with members of senior management of Mutual Federal and Fifth Third concerning their respective businesses, financial forecasts, assets and business prospects. McDonald & Company reviewed certain publicly available information concerning the trading of, and the trading market for, Mutual Federal Common Stock and Fifth Third Common Stock and certain publicly available information concerning comparable companies and transactions, all as more fully set forth in McDonald & Company's opinion. McDonald & Company also took into account its assessment of general economic, market and financial conditions.

         McDonald & Company was not engaged to and has not conducted a physical inspection of any of the properties or assets of Mutual Federal or Fifth Third and was not engaged to and has not made, obtained or been furnished with any independent evaluation or appraisals of any properties, assets or liabilities of Mutual Federal or Fifth Third. McDonald & Company has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of Mutual Federal and Fifth Third made pursuant to the Affiliation Agreement and the Merger Agreement, and has not independently attempted to verify any of such information. McDonald & Company also has assumed that all of the conditions to the Merger and covenants as set forth in the Affiliation Agreement and the Merger Agreement, including the tax-free treatment of the Merger to the holders of Mutual Federal Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Affiliation Agreement and the Merger Agreement. No limitations were imposed by Mutual Federal upon McDonald & Company or upon the scope of its investigation, nor were any specific instructions given to McDonald & Company in connection with its fairness opinion.

McDonald & Company did not determine or recommend the Exchange Ratio and did not address Mutual Federal's business decision to effect the Merger or any other terms of the Merger.

         In connection with its opinion dated as of the date of this Proxy Statement and Prospectus, McDonald & Company performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

         McDonald & Company, as part of its investment banking business, is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. McDonald & Company was retained by Mutual Federal based upon, among other things, McDonald & Company's industry expertise with respect to financial institutions and because of its substantial experience in transactions similar to the Merger. McDonald & Company is not affiliated with either Mutual Federal or Fifth Third.

         In the ordinary course of business, McDonald & Company makes a market in Mutual Federal Common Stock and Fifth Third Common Stock and may actively trade the securities of Mutual Federal and Fifth Third for its own account and for the accounts of its customers. Accordingly, at any time McDonald & Company may hold a long or short position in such securities.

         For McDonald & Company's financial advisory services in connection with the Merger, including the rendering of its fairness opinion, Mutual Federal has agreed to pay McDonald & Company fees of $280,000, $15,000 of which was paid upon the signing of an engagement letter and $35,000 of which was paid upon the signing of the Affiliation Agreement and the Merger Agreement. Upon consummation of the Merger, McDonald & Company will receive payment of the approximately $230,000 balance of the fees. Mutual Federal has also agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses and to indemnify McDonald & Company against certain liabilities, including certain liabilities under the federal securities laws.

EFFECTS OF MERGER

         Upon consummation of the Merger, Mutual Federal will merge with and into The Fifth Third Bank and Mutual Federal will cease to exist as a separate entity. Upon consummation of the Merger, The Fifth Third Bank will operate Mutual Federal's three existing offices as branches of The Fifth Third Bank, and will offer expanded banking services at those branches.


         The Board of Directors of Fifth Third after the Merger is consummated will consist of all of the members of Fifth Third's Board of Directors who are in office at the Effective Time, each of whom will continue to serve as directors for the term for which such directors were elected, subject to its Code of Regulations and in accordance with law. The officers of Fifth Third after the Merger is consummated will be those officers of Fifth Third who are in office at the Effective Time, subject to its Code of Regulations and in accordance with law. In addition, three directors of Mutual Federal agreeable to Fifth Third shall be appointed by The Fifth Third Bank to serve on an Advisory Committee to The Fifth Third Bank for a 12-month period commencing on the Effective Time. The Advisory Committee's purpose shall be to assist The Fifth Third Bank in retaining and developing business relationships within the Greater Dayton metropolitan area. Each Advisory Committee member shall be paid $400.00 per month during such 12-month period for serving on the Advisory Committee.

TRANSACTIONS WITH AFFILIATED PERSONS

         Pursuant to the Affiliation Agreement, Mutual Federal shall enter into an agreement with Midwest Payment Systems, Inc. ("MPS"), a subsidiary of The Fifth Third Bank, to convert all of its electronic funds transfer related services to MPS and the Jeanie(R) system. Such agreement shall be effective at or prior to the Effective Time. Similarly, Mutual Federal shall enter into an agreement with Fifth Third or an affiliate of Fifth Third which will provide for the transfer to such entity of the performance of any and all data processing services, including but not limited to item processing and application processing. Such agreement shall be effective at the Effective Time.

                      CAPITAL REQUIREMENTS FOR FIFTH THIRD

         The Federal Reserve Board, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation (the "FDIC") issued new guidelines to implement risk-based capital requirements for state member banks and bank holding companies in the first quarter of 1989. The guidelines established a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets.

         The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective.
At that time, banking organizations were required to have capital equivalent to 8 percent of assets, weighted by risk. Banking organizations must have at least 4 percent Tier 1 capital, which consists of core capital elements including common shareholders' equity, retained earnings, and perpetual preferred stock, to weighted risk assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt, and loan loss reserves up to certain limits.

         Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

         Fifth Third, and each of its subsidiary banks, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of June 30, 1994, Fifth Third had a leverage ratio of 9.54%, its Tier 1 Risk-based capital ratio was 11.39% and its total Risk-based capital ratio was 13.46%.

                RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

         No restrictions on the sale, pledge, transfer or other disposition of the shares of Fifth Third Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any Mutual Federal shareholders who may be deemed to be an "affiliate" of Fifth Third or Mutual Federal for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Directors, executive officers or holders of 10% or more of the outstanding shares of Mutual Federal Common Stock may be deemed to be affiliates of Mutual Federal for purposes of Rule 145. Affiliates may not sell, pledge, transfer or otherwise dispose of the shares of Fifth Third Common Stock issued to them in exchange for their shares of Mutual Federal Common Stock, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer or disposition is otherwise in compliance with the Securities Act and the rules and regulations promulgated thereunder. Generally, under Rule 145(d), an affiliate of Mutual Federal will be permitted to sell, pledge, transfer or otherwise dispose of his or her shares of Fifth Third Common Stock received pursuant to the Merger if one of the following is satisfied:

         (1) The shares are sold in "brokers' transactions" or in transactions directly with a "market maker," the affiliate does not solicit or arrange for the solicitation of purchase orders or make any payments in connection with the sale to anyone other than the broker or market maker, and the number of shares sold, together with all other sales of Fifth Third Common Stock by such affiliate within the preceding three months, does not exceed one percent of the outstanding shares of Fifth Third Common Stock; or

         (2) The affiliate is not an affiliate of Fifth Third and has been the beneficial owner of the Fifth Third Common Stock for at least two years, and there is publicly available certain information regarding Fifth Third.

         In addition, shares of Fifth Third Common Stock issued to affiliates in the Merger may not be sold, pledged, transferred or otherwise disposed of until such time as financial results covering at least 30 days of combined operations of Fifth Third and Mutual Federal have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies.

         Share certificates for Fifth Third Common Stock issued to affiliates of Mutual Federal will bear a legend as follows:

                 The shares of stock evidenced by this certificate are subject to restrictions on transfer and may only be transferred after the Issuer has received an opinion from its counsel that the transfer will be in compliance with the requirements of Rule 145(d) promulgated under the Securities Act of 1933. The Issuer will mail a copy of Rule 145(d) to the shareholder without charge within five (5) days after written request therefor.

         The foregoing is only a general statement of the restrictions on the disposition of the shares of Fifth Third Common Stock to be issued in the Merger. Accordingly, those shareholders of Mutual Federal who may be affiliates of Mutual Federal should confer with legal counsel with respect to the resale restrictions.

                              FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS

         Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and subject to regulation by the Federal Reserve Board. As of June 30, 1994, Fifth Third, with its principal office located in Cincinnati, was a multi-bank holding company that owned all of the outstanding stock of five commercial banks with 251 offices in 31 counties in Ohio. Those banks are: The Fifth Third Bank, The Fifth Third Bank of Northwestern Ohio, N.A., The Fifth Third Bank of Western Ohio, The Fifth Third Bank of Southern Ohio and The Fifth Third Bank of Columbus. Fifth Third also owns all of the outstanding capital stock of two commercial banks with 32 offices in seven counties in Kentucky. Those banks are: The Fifth Third Bank of Northern Kentucky, Inc. and Fifth Third Bank of Kentucky, Inc. (through a wholly-owned holding company subsidiary of Fifth Third, Fifth Third Kentucky Bank Holding Company). Further, Fifth Third owns all the outstanding capital stock of two commercial banks which maintain 23 offices in six counties in Indiana. Those banks are: The Fifth Third Bank of Southeastern Indiana and The Fifth Third Bank of Central Indiana.

         As of August 26, 1994, and as a result of the consummation of Fifth Third's acquisition of The Cumberland Federal Bancorporation, Inc. and its subsidiary, The Cumberland Federal Savings Bank, which transaction is described below, Fifth Third is a multi-savings and loan holding company. As a savings and loan holding company, Fifth Third is registered with and subject to regulation by the OTS. Prior to the Cumberland transaction, Fifth Third was a unitary savings and loan holding company which owned all of the outstanding stock of Fifth Third Trust Co. & Savings Bank, FSB, a federally-chartered savings bank with one office in Naples, Florida.

         On May 20, 1994, Fifth Third, through three of its affiliate banks, completed the purchase of certain assets and the assumption of certain liabilities of Citizens Federal Bank, a Federal Savings Bank, Miami, Florida ("Citizens"). The three affiliates acquired all of the assets and assumed all of the liabilities of eight branches of Citizens. Seven of the eight branches are being operated as full-service banking centers and one branch was closed.

         On June 3, 1994, Fifth Third completed the acquisition of The National Bancorp of Kentucky, Inc. Pursuant to that transaction, The National Bancorp of Kentucky, Inc. was merged into Fifth Third, and The National Bancorp of Kentucky, Inc.'s wholly owned subsidiaries, The First National Bank of Falmouth, Falmouth, Kentucky ("FNB") and The National Bank of Cynthiana, Cynthiana, Kentucky ("NBC"), became wholly owned subsidiaries of Fifth Third. Simultaneous with the merger, FNB was merged with and into Fifth Third Bank of Northern Kentucky, Inc. and NBC was merged with and into Fifth Third Bank of Central Kentucky, Inc., n/k/a The Fifth Third Bank of Kentucky, Inc. The total amount assumed by Fifth Third's subsidiaries was approximately $83.8 million in deposits.

         On August 26, 1994, Fifth Third consummated its acquisition of The Cumberland Federal Bancorporation, Inc., a savings and loan holding company, and its wholly owned subsidiary, The Cumberland Savings Bank ("Cumberland FSB"). Through a series of transactions, Fifth Third Bank of Kentucky, Inc., a subsidiary of Fifth Third, purchased and assumed a majority of the assets and liabilities of Cumberland FSB. The total amount of deposits assumed by Fifth Third Bank of Kentucky, Inc. in such transaction was $829 million.

         At June 30, 1994, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $12.8 billion, consolidated total deposits of $9.1 billion and consolidated total stockholders' equity of $1.2 billion.

         Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Fifth Third Community Development Company, Midwest Payment Systems, Inc. and Fountain Square Insurance Company. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the FDIC through the Bank Insurance Fund ("BIF"), and the savings bank affiliates have deposit insurance provided by the FDIC through the Savings Association Insurance Fund ("SAIF").

         Fifth Third, through its banking subsidiaries, operates for itself and other financial institutions a proprietary automated teller machine ("ATM") network, Jeanie(R). The Jeanie(R) system participates in a shared ATM network called "Money Station(R)," which includes several Ohio bank holding companies and over 1,000 ATM's. The "Money Station(R)" network participates in another shared ATM network called "PLUS System(R)," which is a nationwide network with over 17,000 participating ATM's. The Fifth Third Bank, through its wholly-owned subsidiary, MPS, also provides electronic switch services for several regional banks and bank holding companies in Ohio, Kentucky and Illinois.

         Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "DESCRIPTION OF CAPITAL STOCK."

BANK HOLDING COMPANIES IN GENERAL

         Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

         As a bank holding company, Fifth Third is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

         The Federal Reserve Board may also make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.

         The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

         The operations of the subsidiary banks of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

         National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the FDIC and, as such, may be subject to regulation and examination by each agency. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Banks, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, and in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions.

        MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG, A STOCK SAVINGS BANK

DESCRIPTION OF BUSINESS

         Mutual Federal is a stock savings bank that has served the Miamisburg, Ohio area for over one hundred years. Miamisburg is located approximately ten miles south of Dayton and is the home of Mutual Federal's main office. Mutual Federal also has two full service branch offices, one in Miamisburg and one in neighboring Centerville.

         Organized under Ohio law in 1880 as Mutual Building and Loan Company, Mutual Federal converted to a federal mutual association in 1933, at which time its name became Mutual Federal Savings and Loan Association. In 1991, Mutual Federal adopted a federal savings bank charter and became known as Mutual Federal Savings Bank of Miamisburg. Mutual Federal completed its conversion from mutual to stock form (the "Conversion") in December 1992, at which time it adopted its present name.

         Mutual Federal is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and its deposits are insured up to applicable limits by the FDIC in the SAIF. As a savings bank chartered under the laws of the United States, Mutual Federal is subject to regulation, supervision and examination by the OTS and the FDIC.

         Mutual Federal is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential real estate. To a lesser extent, Mutual Federal also originates consumer loans, primarily passbook loans, home improvement loans and home equity lines of credit. Loan funds are obtained primarily from savings deposits and loan principal repayments. In addition to originating loans, Mutual Federal invests in U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law.

         Interest on loans and investments is Mutual Federal's primary source of income. Mutual Federal's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the "net interest" income of Mutual Federal, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, Mutual Federal's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

LENDING ACTIVITIES

         GENERAL. Mutual Federal's income consists primarily of interest income generated by lending activities, including the origination of conventional fixed-rate and variable-rate mortgage loans secured by first liens on single-family homes located in Mutual Federal's primary market area. Mutual Federal's primary market area is southern Montgomery County, Ohio, and contiguous portions of Butler, Warren and Preble Counties. Mutual Federal does not make loans insured by the Federal Housing Authority ("FHA loans") or loans guaranteed by the Veterans Administration ("VA loans"). In addition to mortgage lending, Mutual Federal makes consumer loans which include passbook, home improvement loans and home equity lines of credit. In recent years, Mutual Federal has not originated any loans secured by nonresidential real estate, although its loan portfolio includes such loans that were originated in prior years.

         LOAN PORTFOLIO COMPOSITION AND ACTIVITY. The following table presents certain information in respect of the composition of Mutual Federal's loan portfolio at the dates indicated:

                                                                                                 At June 30,
                                                            ------------------------------------------------------------------------
                                                                      1994                     1993                   1992
                                                            ------------------------------------------------------------------------
                                                                              % of                   % of                   % of
                                                                             total                  total                  total
                                                                Amount       loans      Amount      loans      Amount      loans
                                                               --------    ---------   --------   ---------   --------  -----------
                                                                                     (Dollars in thousands)
             Type of loan:
              Real estate loans
               One- to four-family                             $36,688       81.24%     $42,605      83.57%   $50,164        85.36%
               Multi-family (over 4 units)                       2,031        4.50        2,077       4.07      1,360         2.31
               Construction                                      1,270        2.81          751       1.47      1,436         2.44
               Nonresidential real estate                        3,168        7.01        3,343       6.56      3,578         6.09
              Consumer loans
               Home equity                                       1,092        2.42        1,119       2.20      1,069         1.83
               Home improvement                                    412         .91          461       0.91        342         0.58
               Deposit account                                     405         .90          520       1.02        703         1.20
               Other secured                                        49         .11           68       0.13        101         0.17
               Unsecured                                            44         .10           35       0.07         11         0.02
                                                               -------     -------      -------    -------   --------      -------
                 Total loans                                    45,159      100.00%      50,979     100.00%    58,764       100.00%
                                                                            ======                  ======                  ======

              Less:
               Loans in process                                    726                      341                 1,010
               Deferred income                                     138                      220                   350
               Allowance for losses on loans                       696                      663                   577
                                                               -------                 --------              --------
                 Total loans - net                             $43,599                  $49,755               $56,827
                                                               =======                  =======               =======


         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Mutual Federal has been the origination of conventional loans secured by first liens on single-family residences. Mutual Federal also originates loans on two- to four-family dwellings and condominiums. Each of such loans is secured by a mortgage on the underlying real estate and improvements thereon, if any.

         OTS regulations limit the amount which Mutual Federal may lend in relationship to the appraised value of the underlying real estate at the time of loan origination. In accordance with such regulations and law, Mutual Federal makes loans on single-family residences up to 95% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV"). For loans with an LTV in excess of 80%, the borrower is required to purchase private mortgage insurance.

         Adjustable-rate mortgage loans ("ARMs") are offered by Mutual Federal for terms of up to 30 years. The interest rate adjustment period on the ARMs currently originated by Mutual Federal is one year. Prior to 1989, Mutual Federal originated three-year ARMs. The maximum rate adjustment at each adjustment date is usually 2% with a maximum adjustment of 5% over the term of the loan for one-year ARMs and 2% and 6% for three-year ARMs. The interest rate adjustments on ARMs presently originated by Mutual Federal are tied to changes in the National Monthly Median Cost of Funds for all SAIF-insured Institutions. Prior to 1991, Mutual Federal used the one-year Treasury rate as the index on one-year ARMS.

         Mutual Federal also offers fixed-rate mortgage loans for terms of up to 30 years. Due to the general long-term nature of an investment in fixed-rate mortgage loans, such loans could have a negative effect upon Mutual Federal's interest rate spread because such loans do not reprice as quickly as Mutual Federal's cost of funds. To reduce the interest rate risk associated with fixed rate loans, in 1990 Mutual Federal entered into agreements with unaffiliated mortgage companies pursuant to which virtually all of the fixed-rate loans presently originated by Mutual Federal having a term of more than 10 years are purchased by such mortgage companies. See also "Loan Originations, Purchases and Sales" below.

         Mutual Federal's one- to four-family residential loan portfolio was approximately $36.7 million at June 30, 1994 and represented 81.24% of total loans. Adjustable-rate loans comprised approximately 53.04% of Mutual Federal's total mortgage loans at June 30, 1994.

         MULTI-FAMILY LOANS. At June 30, 1994, Mutual Federal's loan portfolio included $2.0 million in multi-family loans, which represented 4.50% of total loans. Multifamily loans are originated by Mutual Federal for terms of up to 30 years for adjustable-rate loans and 10 years for fixed-rate loans. A majority of the multifamily loans in Mutual Federal's portfolio have adjustable rates. All of the multifamily loans originated by Mutual Federal are secured by properties located in Mutual Federal's primary market area.

         CONSTRUCTION LOANS. Mutual Federal occasionally offers residential construction loans to owner-occupants. Construction loans are offered with adjustable rates of interest and for terms of up to 30 years. The borrower pays interest only for up to eight months until construction is completed. At June 30, 1994, Mutual Federal's construction loans totalled $1,270,000 and represented 2.81% of total loans.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the total loan funds required to complete a project and the related Loan-to-Value Ratios. In the event a default on a construction loan occurs and foreclosure follows, Mutual Federal would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. The increased risks inherent in construction lending are not significant to Mutual Federal because construction loans comprise such a small percentage of Mutual Federal's loan portfolio.

         NONRESIDENTIAL REAL ESTATE LOANS. Prior to 1987, Mutual Federal originated loans secured by nonresidential real estate consisting of office properties and various retail and other income-producing properties. At June 30, 1994, such loans totalled $3.2 million and comprised approximately 7.01% of Mutual Federal's total loans. Federal regulations limit the amount of nonresidential mortgage loans which an association can make to 400% of total capital.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. Because of such risks, Mutual Federal no longer originates nonresidential real estate loans. Nonresidential real estate loans comprised $393,000, or 49.97%, of Mutual Federal's classified assets at June 30, 1994. See also "Delinquent Loans, Nonperforming Assets and Classified Assets" below.

         CONSUMER LOANS. Mutual Federal makes various types of consumer loans to its existing customers, including loans made to depositors on the security of their savings deposits, home improvement loans, home equity lines of credit and unsecured loans. At June 30, 1994, consumer loans totaled $2.0 million and constituted 4.44% of Mutual Federal's total loans.

         Consumer loans, other than passbook loans, may entail greater risk
than do residential mortgage loans.    Consumer loan collections are dependent
on the borrower's continuing financial stability and are, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. Despite the increased risks associated with consumer lending, consumer loans typically provide a higher rate of return than real estate loans and have shorter terms to maturity, thereby assisting Mutual Federal in managing the interest rate sensitivity of its assets and liabilities.

         Home improvement loans are offered at fixed rates of interest for terms of up to 10 years. Home equity lines of credit have rates that adjust monthly based on the composite prime rate of 75% of the thirty largest U.S. banks, as reported by The Wall Street Journal. Such loans permit the borrower to draw the principal for a term of up to ten years and to repay the loan during a period of ten years thereafter. Lines of credit are secured by a mortgage on the borrower's residence. The principal amount of the line of credit and all other mortgages which have priority over Mutual Federal's mortgage cannot exceed a 75% LTV. Unsecured personal loans are offered in amounts not to exceed $5,000 for terms of up to three years.

         LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including solicitations by Mutual Federal's staff, continuing business with depositors and other borrowers, real estate agents and walk-in customers.

         Mortgage loan applications are taken by one of Mutual Federal's loan officers. Mutual Federal obtains a credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower and an appraisal of the fair market value of the real estate which will be given as security for the loan. Appraisals are performed by a designated independent fee appraiser approved by the Board of Directors. Upon the completion of the appraisal and the receipt of all necessary information on the credit history and credit-worthiness of the borrower, a decision is made to approve or disapprove the loan. Mortgage loans for amounts up to $300,000 can be approved by the Loan Committee of the Board of Directors. Loans for $300,000 or more must be approved by the entire Board of Directors.

         If a mortgage loan application is approved, a title insurance commitment is obtained on the real estate which will secure the mortgage loan. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Mutual Federal as an insured mortgagee.

         The procedure for approval of construction loans is the same as for residential mortgage loans, except that the appraisal evaluates the building plans, construction specifications and estimates of construction costs.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any. Mutual Federal's executive officers can approve consumer loans for principal amounts up to $30,000.

         LOAN ORIGINATIONS, PURCHASES AND SALES. During the past several years, Mutual Federal has been actively originating new fixed-rate and adjustable-rate loans. Mutual Federal generally retains all of the adjustable-rate mortgage loans it originates.

         Mutual Federal is a party to certain loan purchase agreements (the "Purchase Agreements") with unaffiliated mortgage companies pursuant to which Mutual Federal originates fixed-rate mortgage loans having terms of ten years or more and seven-year balloon loans for immediate sale to such mortgage companies. Such loans are originated by Mutual Federal on the basis of a binding commitment from the purchaser to purchase the loan at a specified price promptly after the loan is closed. Mutual Federal retains, and records as other income, the difference between (i) the principal amount of the loan plus loan origination fees or points charged by Mutual Federal to the borrower for originating the loan and (ii) the amount agreed to be paid by the purchaser. Such amount retained by Mutual Federal averages 1.25% of the principal amount of the loan. Mutual Federal does not retain servicing on loans sold under the Purchase Agreements.

         Sales of loans under the Purchase Agreements are made with limited recourse against Mutual Federal. The purchaser can require Mutual Federal to repurchase a loan at any time if the loan fails to conform to any of the representations, warranties or covenants contained in the Purchase Agreement. Such matters relate generally to the compliance of the loan and the loan documentation with various regulations and underwriting criteria and the enforceability of the assignment. In addition, Mutual Federal is obligated to repurchase any loan if the first three consecutive payments due under the terms of the loan become delinquent. Mutual Federal has not been required to repurchase any of the loans it has sold under the Purchase Agreements as of June 30, 1994.

         Mutual Federal has engaged in the sale of loans under Purchase Agreements with various mortgage companies since 1991 and expects to continue such arrangements with one or more mortgage companies. Sales of fixed-rate loans through the Purchase Agreements have assisted Mutual Federal in reducing its interest rate risk and improving its liquidity. Income from sales of loans under the Purchase Agreements has been a significant source of other income for Mutual Federal in the past year due to the volume of refinancing activity as consumer demand for fixed-rate loans has increased in the current interest rate environment. There can be no assurance that loan sales will continue at the rate experienced in the 1994 fiscal year.

         The following table presents Mutual Federal's mortgage loan origination, purchase and sale activity for the periods indicated:

                                                                                       Year ended June 30,
                                                                       ---------------------------------------------------
                                                                              1994               1993            1992
                                                                         -------------       ------------    ------------
                                                                                          (In thousands)
                     Loans originated:
                      Adjustable rate:
                       Real estate:
                        One- to four-family(1)                                $4,293           $ 3,718          $ 5,844
                        Multifamily                                                -                 -              384
                        Nonresidential real estate                                 -                 -                -
                       Consumer, home improvement and
                        home equity                                              363               558            1,288
                                                                              ------          --------          -------
                        Total adjustable-rate loans                            4,656             4,276            7,516
                                                                              ------          --------          -------
                      Fixed rate:
                       Real estate:
                        One- to four-family:
                        Originated for portfolio                               3,188             2,486              854
                        Originated for sale                                   13,851            12,865            9,972
                        Multi-family                                               -                 -                -
                        Nonresidential real estate                                 -                 -                -
                       Consumer, home improvement and
                        home equity                                              225               771              304
                                                                            --------          --------          -------
                         Total fixed-rate loans                               17,264            16,122           11,130
                                                                             -------           -------          -------

                         Total loans originated                               21,920            20,398           18,646
                                                                             -------           -------          -------

                     Loans purchased                                               -                 -                -
                                                                            --------         ---------        ---------

                     Loans sold                                               13,851            12,865            9,972
                                                                             -------           -------         --------

                     Principal repayments(2)                                  13,889            15,318           16,651
                                                                             -------           -------          -------

                        Total decrease                                        (5,820)           (7,785)          (7,977)
                                                                             -------          --------          -------

                     (Increase) decrease in other items - net(3)                (336)              713             (509)
                                                                            --------          --------          -------

                        Net decrease                                        $ (6,156)         $ (7,072)         $(8,486)
                                                                            ========          ========          =======

- -----------------------------

(1)      Includes construction loans.

(2) Includes advances drawn, repayments on lines of credit and transfers to real estate owned.

(3) Consists of loans in process, deferred income and allowance for losses on loans.

         Under OTS regulations, the aggregate amount of loans which Mutual Federal may make to any one borrower (including related entities), with certain exceptions, is limited in general to the greater of $500,000 or 15% of total capital. The largest amount which Mutual Federal had outstanding to one borrower at June 30, 1994, is a loan which had an original principal amount of $560,000. Such loan amount was less than 15% of total capital when originated.

         Mutual Federal purchases mortgage-backed securities insured or guaranteed by government agencies in order to improve Mutual Federal's asset/liability management and to profitably invest excess funds. See also "Investment Activities" below.

         LOAN ORIGINATION AND OTHER FEES. Mutual Federal realizes interest, point and fee income from its lending activities and also realizes income from late payment charges, application fees and fees for other miscellaneous services.

         Interest rates charged on Mutual Federal's loans are affected primarily by market and general economic conditions and such other factors as monetary policies of the federal government, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and Mutual Federal's cost of funds.

         Loan origination fees and other fees are a volatile source of income, varying with the volume of lending and economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment to yield over the life of the related loan in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91 promulgated by the Financial Accounting Standards Board ("FASB").

         DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. Mutual Federal attempts to minimize loan delinquencies through careful underwriting procedures. When a loan becomes delinquent, Mutual Federal attempts to bring the loan current through the assessment of late charges and adherence to its established collection procedures. Generally, after a mortgage loan payment is 15 days delinquent or a consumer loan payment is 10 days delinquent, a late charge of 5% of the amount of the payment is assessed and Mutual Federal will contact the borrower to request payment. If a mortgage loan continues in a delinquent status for 120 days or more, Mutual Federal generally will initiate foreclosure proceedings.

         Real estate acquired by Mutual Federal as a result of foreclosure or by deed in lieu of foreclosure and real estate securing loans deemed to be foreclosed in substance is classified as "real estate owned" until it is sold. When property is so acquired, it is recorded at the lower of cost or the fair value of the real estate at the date of acquisition, not to exceed net realizable value. Periodically, real estate owned is reviewed to ensure that net realizable value is not less than carrying value, and any subsequent allowance resulting therefrom is charged to earnings as a provision for loss. All costs incurred from the date of acquisition in preparing properties for their intended use are capitalized.

         The following table reflects the amount of loans in a delinquent or nonperforming status as of the dates indicated:

                                                                                      At  June 30,
                                                                             -----------------------------
                                                                                1994      1993     1992
                                                                              --------  -------- --------
                                                                                     (In thousands)
                                      Loans delinquent for
                                        30 to 59 days                            $206   $  704    $  685
                                        60 to 89 days                              41        8       119
                                        90 or more days                           355      829       452
                                                                                 ----  -------   -------
                                        Total delinquent loans                   $602   $1,541    $1,256
                                                                                 ====   ======    ======

                                      Ratio of total delinquent loans
                                        to total net loans                        1.38%   3.10%    2.21%
                                                                                  ====    ====     ====

         All loans are reviewed on a regular basis and are placed on non-accrual status when they are 90 days or more past due or earlier when, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         The following table sets forth information with respect to Mutual Federal's nonperforming assets for the periods indicated:

                                                                                      June 30,
                                                              --------------------------------------------------------
                                                                     1994               1993               1992
                                                                   --------           --------           --------
                                                                               (Dollars in thousands)
                          Non-accruing loans
                           One- to four-family                        $355               $451                $ 67
                           Multifamily                                   -                  -                   -
                           Nonresidential real estate                    -                378                 378
                           Construction                                  -                  -                   -
                           Consumer                                      -                  -                   7
                                                                     -----             ------               -----
                             Total                                     355                829                 452

                          Accruing loans delinquent more
                           than 90 days                                  -                  -                   -

                          Other nonperforming assets                     -                  -                   -
                                                                     -----             ------              ------

                          Total nonperforming assets                  $355               $829                $452
                                                                      ====               ====                ====

                          Total nonperforming assets as a
                           percentage of total assets                 0.43%              0.96%                0.55%
                                                                      ====               ====                 ====

         Mutual Federal would have recorded interest income of $42,784 for the year ended June 30, 1994 on nonperforming assets had such assets performed in accordance with their original terms. Mutual Federal received interest income of $27,729 with respect to such loans during the year ended June 30, 1994. See
Note 3 of Notes to Financial Statements.
         Current OTS regulations require each savings association to classify its assets on a regular basis. Under such regulations, problem assets are to be classified as either (i) "substandard," (ii) "doubtful" or (iii) "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the same weaknesses as substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of existing facts, conditions and value. Assets classified as "loss" are considered uncollectible and of such little value that their treatment as assets without the establishment of a specific reserve is unwarranted. The regulations also have a "special mention" category for assets which do not currently expose an association to a sufficient degree of risk to warrant classification, but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         At June 30, 1994, the aggregate amounts of Mutual Federal's classified assets were as follows:

                                                                                           At June 30,
                                                                                                1994
                                                                                       --------------------
                                                                                         (In thousands)
                                        Substandard                                             $394
                                        Doubtful                                                   -
                                        Loss(1)                                                  393
                                                                                                ----

                                          Total classified assets                               $787
                                                                                                ====
_____________________________

(1) Assets classified as "loss" include $266,136 relating to two nonresidential real estate loans which are not included in non-accruing loans or nonperforming loans. Notwithstanding the fact that such loans are accruing and are performing in accordance with their terms, Mutual Federal considered it prudent to establish a specific reserve with respect to such loans based on the borrowers' past performance.


         Mutual Federal also had $55,000 of loans designated as special mention at June 30, 1994.

         Assets classified as substandard or doubtful require the association to establish prudent general allowances for loan losses. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

         Federal examiners are authorized to classify an association's assets. If an association does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS. As of the date of its most recent examination, Mutual Federal had no disagreement with the OTS as to asset classifications.

         The following table sets forth an analysis of Mutual Federal's allowance for losses on loans for the periods indicated:

                                                                                         Year ended June 30,
                                                                            ------------------------------------------
                                                                               1994            1993            1992
                                                                             --------        --------        --------
                                                                                      (Dollars in thousands)
                        Balance at beginning of period                          $663            $577           $373

                        Charge-offs:
                          One- to four-family real estate                          9               -              -
                          Nonresidential real estate                               -               -             65
                          Consumer                                                 -               -              -
                                                                               -----          ------          -----
                            Total charge-offs                                      9               -             65
                                                                               -----          ------           ----

                        Recoveries:
                          One- to four-family                                     27               -              -
                          Consumer                                                 -               1              1
                                                                              ------           -----          -----
                            Total recoveries                                      27               1              1
                                                                               -----           -----          -----

                        Net charge offs                                          (18)             (1)            64


                        Provision for loss                                        15              85            268
                                                                                ----           -----           ----

                        Balance at end of period                                $696            $663           $577
                                                                                ====            ====           ====

                        Ratio of net charge-offs during the period
                          to average loans outstanding during the
                          period                                                  0%              0%           0.10%
                                                                            ========         =======        ========

         During the 1993 fiscal year, $85,000 was added to the allowance for loan losses in anticipation of a significant loss on a $412,000 loan which was involved in a bankruptcy proceeding. Due to difficulties with the bankruptcy, management believed that a liquidation of the borrower was likely. Although the borrower began making payments on the loan in August 1994, a smaller provision of $15,500 was added to the allowance during the 1994 fiscal year due to continuing uncertainties with respect to the loan.

         The distribution of Mutual Federal's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                         June 30,
                                 ---------------------------  ----------------------------  --------------------------
                                               1994                         1993                       1992
                                 ---------------------------  ----------------------------  --------------------------
                                                   Percent                      Percent                     Percent
                                                  of loans                     of loans                     of loans
                                   Allowance       in each      Allowance       in each      Allowance      in each
                                      for         category         for         category         for         category
                                   losses on      to total      losses on      to total      losses on      to total
                                     loans          loans          loans         loans         loans         loans
                                  -----------    -----------    ----------     ---------    -----------    ---------
                                                                (Dollars in thousands)
Real estate:
  One- to four-family and
    construction                     $  52             84.1%       $145            85.1%         $ 60          87.8%
  Multi-family and non-
    residential real estate            393             11.5         314            10.6           310           8.4
Consumer                                 1              4.4           1             4.3            23           3.8
Unallocated                            250                          203                           184
                                      ----            -----        ----           -----          ----         -----
    Total                             $696            100.0%       $663           100.0%         $577         100.0%
                                      ====            =====        ====           =====          ====         =====


INVESTMENT ACTIVITIES

         OTS regulations require that Mutual Federal maintain a minimum amount of liquid assets, which may be invested in United States Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, bankers' acceptances and federal funds. Mutual Federal is also permitted to make investments in certain commercial paper, corporate debt securities and certain mutual funds, as well as other investments permitted by federal regulations. It has generally been Mutual Federal's policy in recent periods to maintain liquid assets in excess of regulatory requirements in order to shorten the maturities of its investment portfolio and improve the matching of its short-term investments and interest rate sensitive savings deposit.

         At June 30, 1994, Mutual Federal's investment portfolio consisted of investments in U.S. Government and agency obligations, corporate debt securities rated in one of the four highest rating categories by a nationally recognized rating organization, state and municipal obligations and mortgage-backed securities insured or guaranteed by the U.S. Government.



          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

         The following table sets forth the composition of Mutual Federal's interest-bearing deposits and investment portfolio at the dates indicated:

                                                                           At June 30,
                                         -----------------------   ------------------------   ---------------------
                                                     1994                      1993                    1992
                                         -----------------------   ------------------------   ----------------------
                                             Book      Percent        Book        Percent       Book       Percent
                                             value     of total       value       of total      value      of total
                                         ----------- -----------  ------------- ----------- ------------ -----------
Interest-bearing deposits with
 other financial institutions              $1,199        100.0%      $ 1,999       100.00%     $ 1,649     100.00%
                                           ======        =====       =======       ======      =======     ======

Investment securities available for sale
  or held for sale(1)                      $3,536          9.72%     $ 4,073        12.69%     $     -          -%
Investment securities held to maturity:
  U.S. Government securities and
  agency obligations                        9,851         27.09       12,248        38.17       16,327      75.77
  Corporate obligations                       500          1.38          500         1.56        2,150       9.98
  State and municipal obligations           7,393         20.33           40         0.12           55       0.25
                                           ------        ------     --------      -------     --------    -------
   Subtotal                                17,744         48.80       12,788        39.85       18,532      86.00
                                           ------        ------      -------      -------      -------     ------

FHLB stock                                    660          1.82          629         1.96          602       2.79
                                         --------       -------     --------      -------     --------    -------

Mortgage-backed securities
 FNMA certificates                          7,575         20.88        7,682        23.94        1,639       7.61
 GNMA certificates                          4,981         13.20        5,339        16.63
 FHLMC certificates                         1,864          5.13        1,582         4.93          775       3.60
                                           ------        ------      -------      -------     --------    -------
   Subtotal                                14,420         39.66       14,603        45.50        2,414      11.21
                                           ------         -----      -------      -------     --------    -------
   Total investment
    securities and FHLB stock             $36,360        100.00%     $32,093       100.00%     $21,548     100.00%
                                          =======        ======      =======       ======      =======     ======

Average remaining life of
 investment securities, excluding
 FHLB stock and mortgage-
 backed securities                       5.61 years                3.35 years                3.67 years

______________________________

(1)      Consists solely of U.S. Government securities and agency obligations and agency obligations.

         The maturities of the investment portfolio, excluding FHLB stock and mortgage-backed securities, are indicated in the following table:

                                                                      At June 30, 1994
                                          -----------------------------------------------------------------------------
                                           Less than      1 to 5      5 to 10        Over         Total investment
                                              1 year      years        years       10 years            securities
                                           -----------  ---------    ---------     --------   -------------------------
                                              Book         Book         Book         Book         Book        Market
                                              value       value        value         value       value        value
                                           ----------   ---------    ---------     ---------   ---------    ----------
                                                                     (Dollars in thousands)
Investment securities available for          $1,007        $  502        $2,027  $      -         $3,530        $3,536
    sale(1)                                  ======        ======        ======  ========         ======        ======
Weighted average yield(2)                    6.93%          7.03%         7.48%        -%          7.26%       - - - -
                                             ====           ====          ====    ======           ====

Investment securities held to maturity:
    U.S. Government securities                  502         6,839         2,510          -         9,851         9,583
    and agency obligations
  Corporate obligations                         500             -             -          -           500           503
  State and municipal obligations                 -             -         5,159     2,234          7,393         6,731
                                             ------       -------        ------    ------         ------        ------

Total investment securities
  held to maturity                           $1,002        $6,839        $7,669    $2,234        $17,744       $16,817
                                             ======        ======        ======    ======        =======       =======

Weighted  average yield(1)                   7.15%          6.30%         4.74%     4.50%          5.44%       - - - --
- -----------------------------                ====           ====          ====      ====           ====

(1)      Consists solely of U.S. government securities and agency obligations.

(2)      Yields on tax exempt obligations are not computed on a tax equivalent basis.

DEPOSITS AND BORROWINGS

         GENERAL. Deposits have traditionally been the primary source of Mutual Federal's funds for use in lending and other investment activities. In addition to deposits, Mutual Federal derives funds from interest payments and principal repayments on loans and income on earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. Borrowings from the FHLB of Cincinnati are used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

         DEPOSITS. Deposits are attracted principally from within Mutual Federal's primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular passbook savings accounts, term certificate accounts and individual retirement accounts. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established weekly by Mutual Federal's managing officer and chief financial officer, subject to review by the Board of Directors, based on Mutual Federal's liquidity requirements, growth goals and interest rates paid by competitors. Mutual Federal does not use brokers to attract deposits. The amount of deposits from outside of Mutual Federal's primary market area is insignificant.

         Mutual Federal's deposits at June 30, 1994, 1993 and 1992 were represented by the various types of savings programs described below:

                                                                           At June 30,
                                        -------------------------- -------------------------- -------------------------
                                                  1994                        1993                      1992
                                       --------------------------- -------------------------- -------------------------
                                                        Percent                    Percent                   Percent
                                                        of total                  of total                  of total
                                           Amount       deposits      Amount      deposits      Amount      deposits
                                           ------       --------      ------      --------      ------      --------
                                                                    (Dollars in thousands)
Transaction accounts:
 Passbook accounts                          $15,722         23.10%     $17,247       24.12%     $16,513         22.06%
 NOW accounts                                 5,990          8.80        4,535        6.34        4,101          5.48
 Money market deposit accounts                7,252         10.66        8,333       11.65        9,240         12.34
                                            -------         -----     --------     -------     --------        ------
  Total transaction accounts                 28,964         42.56       30,115       42.11       29,854         39.88
                                            -------         -----     --------     -------     --------        ------
Certificates of deposit:
   2.00 - 2.99%                                  45           .07          237        0.33            -             -
   3.00 - 3.99%                              13,018         19.13       13,177       18.42          828          1.10
   4.00 - 4.99%                              13,225         19.43       10,428       14.58       11,080         14.81
   5.00 - 5.99%                               9,526         14.00        8,883       12.42        7,817         10.44
   6.00 - 6.99%                                 967          1.42        3,635        5.08        8,985         12.01
   7.00 - 7.99%                               1,028          1.51        1,886        2.64        9,402         12.56
   8.00 - 8.99%                               1,276          1.88        3,162        4.42        6,886          9.20
                                            -------        ------     --------     -------     --------       -------
   Total certificates of deposit             39,085         57.44       41,408       57.89       44,998         60.12
                                            -------        ------     --------     -------      -------        ------
   Total deposits                           $68,049        100.00%     $71,523      100.00%     $74,852        100.00%
                                            =======        ======      =======      ======      =======        ======


         The following table presents the amount and maturities of time deposits at June 30, 1994:

                                                              Amount Due
                                  --------------------------------------------------------------
                                                    Over one        Over two
                                      Up to          year to        years to          Over
Average weighted rate                one year       two years      three years     three years      Total
- ---------------------                --------       ---------      -----------     -----------    ---------
                                                                 (In thousands)
   2.00 - 2.99%                        $    45       $     -        $      -        $      -         $   45
   3.00 - 3.99%                         12,546           472               -               -         13,018
   4.00 - 4.99%                          6,410         4,734           1,270             811         13,225
   5.00 - 5.99%                          3,248           866             551           4,861          9,526
   6.00 - 6.99%                            329            73             507              58            967
   7.00 - 7.99%                            672           244              97              15          1,028
   8.00 - 8.99%                          1,077           185              14               -          1,276
                                       -------        ------         -------         -------         ------
     Total                             $24,327        $6,574          $2,439          $5,745        $39,085
                                       =======        ======          ======          ======        =======

         The following table presents the amount of Mutual Federal's certificates of deposit and other time deposits of $100,000 or more by the time remaining until maturity as of June 30, 1994:

                                                                  Amount
                         Time remaining until maturity      at June 30, 1994
                         -----------------------------   -----------------------
                                                              (In thousands)
                        3 months or less                       $  504
                        Over 3 months to 6 months                 658
                        Over 6 months to 12 months                328
                        Over 12 months                            828
                                                                -----
                             Total                             $2,318
                                                               ======

         The following table sets forth Mutual Federal's deposit account balance activity for the periods indicated:

                                                                                            Year ended June 30,
                                                                        -----------------------------------------------------
                                                                             1994               1993                1992
                                                                          ----------          --------            --------
                                                                                       (Dollars in thousands)
                 Opening balance                                            $71,523             $74,852             $71,694
                 Deposits                                                    69,552              68,003              60,033
                 Withdrawals                                                (75,691)            (74,694)            (61,325)
                 Interest credited                                            2,665               3,362               4,450
                                                                            -------            --------            --------
                 Ending balance                                             $68,049             $71,523             $74,852
                                                                            =======             =======             =======

                 Net increase (decrease) in deposits                       $ (3,474)            $(3,329)            $ 3,158
                                                                           ========             =======             =======

                 Percent increase (decrease)                              (4.86%)              (4.45%)              4.40%
                                                                          =====                =====                ====




         Deposit flows historically have been related to general economic conditions. Mutual Federal has become increasingly subject to short-term fluctuations in deposit flows as customers have become more interest-rate conscious. In the current low interest rate environment, consumer preference has resulted in a shift of funds out of longer term certificates of deposit and into short-term certificate and passbook accounts. The ability of Mutual Federal to attract and maintain savings deposits and Mutual Federal's cost of funds have been, and will continue to be, significantly affected by money market conditions.

         At June 30, 1994, Mutual Federal had total assets of $83.3 million, total deposits of $43.6 million and total stockholders' equity of $14.9 million.

COMPETITION

   Mutual Federal competes for deposits and loans with other savings associations, savings banks, commercial banks, credit unions, mortgage companies and the issuers of commercial paper and other securities, such as shares in money market mutual funds. Mutual Federal considers its primary deposit and lending market to consist of the southern part of Montgomery County, Ohio, and contiguous areas in Butler, Greene, Warren and Preble Counties. There are three other thrift institutions, several credit unions and numerous commercial banks with offices in Mutual Federal's primary market area.

   The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Mutual Federal competes primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

   The number and size of financial institutions competing with Mutual Federal is likely to increase as a result of continuing changes in federal and state laws eliminating restrictions on interstate branching and interindustry acquisitions. Such increased competition may have an adverse effect upon Mutual Federal.

PERSONNEL

   As of June 30, 1994, Mutual Federal had 21 full-time employees and 6 part-time employees. Mutual Federal believes that relations with its employees are excellent. Mutual Federal offers health and life insurance benefits. None of the employees of Mutual Federal are represented by a collective bargaining unit.

PROPERTIES

   Mutual Federal owns the real estate and improvements which comprise its main office and its Centerville branch office, and leases the premises for its Miamisburg branch office. Mutual Federal also owns furniture, fixtures and various bookkeeping, accounting and data processing equipment. The net book value of Mutual Federal's total investment in office furnishings and equipment was $344,433 at June 30, 1994. See Note 4 of Notes to Mutual Federal's Financial Statements contained in "MUTUAL FEDERAL FINANCIAL STATEMENTS" for additional information.

                                           Owned                 Date                Square                 Net
Location                                 or leased             acquired              footage             book value
- --------                                 ---------             --------              -------             ----------
Main office:
23 East Central Avenue                     Owned               07/27/30               5,542                 $ 31,577
Miamisburg, Ohio

Branch offices:
120 Alex Road                            Leased(1)             06/01/89               3,600                 $ 33,757
Miamisburg, Ohio

232 North Main Street                      Owned               08/02/73               2,025                 $110,311
Centerville, Ohio

- -----------------------------

(1) The current lease term extends until August 1995, subject to renewal for two additional terms of five years each. Projected rental payments through August 1995 total $46,900.


REGULATION

   GENERAL

   As a savings bank organized under the laws of the United States, Mutual Federal is subject to regulation, examination and oversight by the OTS. Mutual Federal must file periodic reports with the OTS concerning its activities and financial condition. Because Mutual Federal's deposits are insured by the FDIC, Mutual Federal is subject to regulation and examination by the FDIC. In addition, since it accepts federally insured deposits and offers transaction accounts, Mutual Federal is subject to certain regulations issued by the Federal Reserve Board. Mutual Federal is also a member of the FHLB of Cincinnati. Federal regulators periodically conduct examinations to determine whether Mutual Federal is in compliance with the various regulatory requirements and is operating in a safe and sound manner.

   OFFICE OF THRIFT SUPERVISION

   GENERAL. The OTS is an office in the Department of the Treasury and is subject to the general oversight of the Secretary of the Treasury. The Director of the OTS is responsible for the regulation and supervision of all savings associations, the deposits of which are insured by the FDIC in the SAIF, and promulgates regulations governing the operation of savings associations and regularly examines such institutions. It also promulgates regulations that prescribe the permissible investments and activities of federally chartered savings associations. This includes the type of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The OTS also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings association.

   Each savings association regulated by the OTS must undergo a full-scope, on-site examination by the OTS at least (a) once every twelve months if the insured institution has total assets of $100 million or more, or (b) once every eighteen months if the institution has total assets of less than $100 million and satisfies other specified criteria. The OTS imposes assessments on savings associations based on their asset size to cover the cost of general supervision and assesses fees to cover the cost of each examination.

   OPERATING STANDARDS. Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Improvement Act"), the OTS has proposed standards for federally insured savings associations related to (a) internal controls, information systems and internal audit systems; (b) loan documentation; (c) credit underwriting; (d) interest rate exposure; (e) asset growth; and (f) compensation, fees and benefits. Any past-employment compensation or benefit arrangement that would provide any executive officer, employee, director or principal shareholder with excessive compensation that could result in a material financial loss to the institution is an unsafe and unsound practice.

   In connection with issuing these proposed standards, the OTS has proposed ratios establishing a maximum ratio of classified assets to capital and minimum earnings sufficient to absorb losses without impairing capital. One such ratio would limit classified assets to no more than 1% of capital plus reserves not included in capital. The earnings ratio would require that associations meet minimum capital requirements and would continue to meet such requirements if the results of operations for the preceding four quarters were repeated in the following four quarters. Savings associations that fail to meet these standards or ratios would be given 30 days to submit an acceptable plan to meet them or be subject to an order issued by the OTS. The effect of these requirements on Mutual Federal cannot be ascertained until final regulations are adopted.

   The OTS requires all savings associations to adopt a written policy addressing underwriting, documentation, approval and reporting standards and portfolio diversification and administration requirements for real estate loans. The policy must incorporate guidelines issued by the OTS and the other banking agencies that suggest maximum loan-to-value ratios for real estate loans, other than permanent financing on one-to-four family residences, and provide limits and requirements on loans that exceed such limits. Mutual Federal's real estate lending policy complies with the regulation.

   REGULATORY CAPITAL REQUIREMENTS. Mutual Federal is required by OTS regulations to meet certain minimum capital requirements. The following table sets forth the amount and percentage level of regulatory capital of Mutual Federal at June 30, 1994, and the amount by which it exceeds fully phased-in requirements. Tangible and core capital are reflected as a percentage of adjusted total assets. Risk-based (or total) capital, which consists of core and supplementary capital, is reflected as a percentage of risk-weighted assets.

                                                                AT JUNE 30
                  -------------------------------------------------------------------------------------------------------

                                       1994                          1993                            1992
                                       ----                          ----                            ----
                          Amount          Percent        Amount          Percent         Amount          Percent
                          ------          -------        ------          -------         ------          -------

                                                               (Dollars in thousands)
Tangible Capital          $14,884         17.87%         $13,916         16.18%          $7,210          8.74%
Requirement                 1,250          1.50            1,290          1.50            1,238          1.50
                          -------         -----          -------         -----           ------          ----
Excess                    $13,634         16.37%         $12,626         14.68%          $5,972          7.24%
                          =======         ======         =======         ======          ======          =====
Core Capital              $14,884         17.87%         $13,916         16.18%          $7,210          8.74%
Requirement                 2,499          3.00            2,580          3.00            2,476          3.00
                          -------         -----          -------         -----           ------          ----
Excess                    $12,385         14.87%         $11,336         13.18%          $4,734          5.74%
                          =======         ======         =======         ======          ======          =====
Total Capital             $15,186         48.20%         $14,313         41.55%          $7,787          19.55%
Risk-based Requirement      2,520          8.00            2,756          8.00            2,868           7.20
                          -------         -----          -------         -----           ------          -----
Excess                    $12,666         40.20%         $11,557         33.55%          $4,919          12.35%
                          =======         ======         =======         ======          ======          ======

   Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for Mutual Federal consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for Mutual Federal consists of core capital and general valuation allowances) of 8% of risk-weighted assets. The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. Mutual Federal does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed.

   The OTS has issued an interest rate risk component to the risk-based requirement, which became effective on July 1, 1994. Savings associations must measure the impact of an immediate 200 basis point change in interest rates on the value of its portfolio, as determined under the methodology established by the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the association will have to deduct one-half of that excess exposure from its total capital when determining its level of risk-based capital. The interest rate risk component for any quarter will be based on this calculation as of the end of the third preceding quarter. In general, associations
                                       32
with less than $300 million in assets and a risk-based capital ratio of greater than 12% will not be subject to this requirement. Mutual Federal qualifies for this exception.

   The OTS is also required to adjust the risk-based capital requirement to take into account risks due to concentrations of credit and non-traditional activities. The OTS is proposing to impose individualized higher capital requirements on savings associations which have a high degree of exposure to such risks on a case-by-case basis.

   The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower defined capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. The OTS has defined these capital levels as follows: (1) well-capitalized associations must have total risk-based capital of at least 10%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of at least 6% and core capital of at least 5%; (2) adequately capitalized associations are those that meet the regulatory minimum of total risk-based capital of 8%, core risk-based capital of 4% and core capital of 4% (except for associations with the highest examination rating which will be permitted to have only 3% core capital but are not well-capitalized); (3) undercapitalized associations are those that do not meet regulatory limits, but that are not significantly undercapitalized; (4) significantly undercapitalized associations have total risk-based capital of 6%, core risk-based capital of 3% and core capital of 3%; and (5) critically undercapitalized associations are those with core capital of less than 2% of total assets. In addition, the OTS can downgrade an association's designation notwithstanding its capital level, based on less than satisfactory examination ratings in areas other than capital or, after notice and an opportunity for hearing, if the institution is deemed to be in an unsafe or unsound condition or to be engaging in an unsafe or unsound practice. All undercapitalized associations must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Such institutions will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. Mutual Federal's capital at June 30, 1994 met the standards for a well-capitalized institution.

   Federal law prohibits an insured institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. In addition, each company controlling an undercapitalized institution must guarantee that the institution will comply with its capital plan until the institution has been adequately capitalized on an average during each of four consecutive calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution at the time the institution fails to comply with its capital restoration plan.

   LIQUIDITY. OTS regulations require that savings associations maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage of its net withdrawable savings deposits plus borrowing payable in one year or less. This liquidity requirement, which is currently 5%, may be changed from time to time to any amount within the range of 4% to 10%, depending upon economic conditions and the savings flow of member associations. Federal regulations also require each member institution to maintain an average daily balance of short-term liquid assets at a specified percentage, currently 1%, of the total of its net withdrawable savings accounts and borrowing payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet liquidity requirements. The eligible liquidity of Mutual Federal, as computed under current regulations, at June 30, 1994 was approximately $12.5 million, or 18.84%, and exceeded the then applicable 5.0% liquidity requirement by approximately $9.0 million, or 13.84%.

   QUALIFIED THRIFT LENDER TEST. Savings associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments. Such investments are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. The Qualified Thrift Lender ("QTL") test, as amended by the Improvement Act, requires that 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) consist of qualified thrift investments on a monthly average basis in 9 out of every 12 months. The OTS may grant exceptions to the QTL test under certain circumstances. If a savings association fails to meet the QTL test, the association will be subject to certain operating restrictions. A savings association that fails to meet the QTL test will not be eligible for FHLB advances to the fullest possible extent. At June 30, 1994, Mutual Federal had QTL investments equal to approximately 77.35% of its total portfolio assets.
   LENDING LIMITS. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association's unimpaired capital and surplus. A savings association may loan to one borrower an additional amount not to exceed 10% of the association's unimpaired capital and surplus if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying these limits, the regulations require that loans to certain related or affiliated borrowers be aggregated. Two exceptions to these limits permit loans to one borrower of up to $500,000 for any purpose and, subject to certain conditions including OTS prior approval, loans to one borrower for the development of domestic residential housing units in an amount up to the lesser of $30,000,000 or 30% of the savings association's unimpaired capital and surplus. At June 30, 1993, Mutual Federal was in compliance with the applicable lending limit.

   TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to insiders are also subject to Sections 22(g) and (h) of the Federal Reserve Act, which place restrictions on loans to executive officers, directors and principal shareholders and their related interests. Generally, the aggregate amount of such loans must not exceed the association's limit on loans to one borrower or the association's unimpaired capital and surplus. Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to the general public. In addition, no loan may be made to an executive officer, except loans for specifically authorized purposes, such as to finance the education of the executive officer's children or to finance the purchase of the executive officer's primary residence. Mutual Federal was in compliance with such restrictions at June 30, 1994.

   All transactions between savings associations and their affiliates must comply with Sections 23A and 23B of the Federal Reserve Act pertaining to transactions with affiliates. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. Mutual Federal was in compliance with these requirements and restrictions at June 30, 1994.

   LIMITATIONS ON CAPITAL DISTRIBUTIONS. OTS regulations impose various restrictions or requirements on the ability of associations to make capital distributions, including dividend payments. An association is prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. OTS regulations also establish a system limiting capital distributions according to ratings of associations based on their capital level and supervisory condition.

   The first rating category is Tier 1, consisting of associations that, before and after the proposed distribution, meet their fully phased-in capital requirements. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of net income, current year-to-date, plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association. The second category, Tier 2, consists of associations that before and after the proposed distribution meet their current minimum, but not fully phased-in, capital requirements. Associations in this category may make capital distributions of up to 75% of net income over the most recent quarters. Tier 3 associations do not meet current minimum capital requirements and must obtain OTS approval of any capital distribution. Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must also obtain OTS approval. Tier 2 associations proposed to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. At June 30, 1994, Mutual Federal met the requirement for a Tier 1 institution.

   RESTRICTIONS ON ACQUISITION OF MUTUAL FEDERAL

   FEDERAL DEPOSIT INSURANCE ACT. The Federal Deposit Insurance Act ("FDIA") provides that no person, acting directly or indirectly or in concert with one or more persons, shall acquire control of any insured savings association unless 60 days' prior written notice has been given to the OTS, and the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 CFR Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, where the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the regulation exists. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

   CHANGE IN CONTROL OF CONVERTED ASSOCIATIONS. A regulation of the OTS provides that, for a period of three years from the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of Mutual Federal without the prior written approval of the OTS. Such three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to Mutual Federal or to any underwriter or selling group acting on behalf of Mutual Federal, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of Mutual Federal by a corporation whose ownership is or will be substantially the same as the ownership of Mutual Federal if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of Mutual Federal's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of Mutual Federal. Fifth Third Bancorp has applied for such approval in connection with its proposed acquisition of Mutual Federal.

   FEDERAL DEPOSIT INSURANCE CORPORATION

   DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and regulates the safety and soundness of the banking and thrift industries. The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") established two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations, to be maintained and administered by the FDIC. Upon the enactment of FIRREA, Mutual Federal became a member of the SAIF and its deposit accounts became insured by the FDIC, up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including Mutual Federal, and has authority to initiate enforcement actions against federally insured savings associations if it does not believe the OTS has taken appropriate action to safeguard the deposit insurance fund.

   Depository institutions are generally prohibited from converting from one insurance fund to the other until August 9, 1994, except with the prior approval of the FDIC in certain limited cases, provided applicable exit and entrance fees are paid. The insurance fund conversion provisions do not prohibit a SAIF member from converting to a bank charter or merging with a bank during the moratorium, as long as the resulting bank continues to pay the applicable insurance assessments to the SAIF during that period and certain other conditions are met. Mutual Federal does not intend to convert to the BIF or to a bank charter.

   ASSESSMENTS. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of each of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time. Such rates must be announced by September 30 of the succeeding calendar year. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are from .23% to .31% of insured deposits of the institution, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

   The Resolution Trust Corporation has resolved savings associations that have failed since the creation of the SAIF in 1989. In 1995, the SAIF will become responsible for the resolution of savings associations that fail after that date. The FDIC is required to maintain a certain level of reserves in the SAIF fund. SAIF members are expected to experience higher assessments than BIF members in the future and for an unknown period of time, until the SAIF is adequately funded. By contrast, BIF members, which are mostly commercial banks, will experience lower assessments. The FDIC has projected that the average assessment for BIF members might be reduced to $.11 per $100 of deposits or even lower, while the average assessment for SAIF members might increase to at least $.35 per $100 of deposits.

   FINANCIAL REPORTING. In accordance with the requirements of the Improvement Act, the FDIC has proposed financial and regulatory reporting requirements for institutions with assets of at least $500 million in assets. Such institutions must submit an annual report to the FDIC and other appropriate state and federal regulators, which contains audited statements by acceptable audit firms and a management report on the institution's preparation of financial statements, internal control systems and compliance with laws and regulations relating to safety and soundness as designated by the FDIC. Such laws and regulations are those governing affiliate transactions, insider loans and dividend restrictions. FDIC guidelines contain procedures for ascertaining the level of compliance in these areas. The annual report must also contain a report of the independent auditor attesting to and reporting on the management report. Institutions with assets of more than $3 billion must establish an independent audit committee of their boards in accordance with regulatory requirements and related guidelines.

   FEDERAL RESERVE BOARD REGULATIONS

   RESERVE REQUIREMENTS. Federal Reserve Board regulations require savings and loan associations to maintain reserves against their transaction accounts (primarily NOW accounts) and provide for maintenance of reserves against their non-personal time deposits. Such regulations generally require that reserves of 3% be maintained against deposits in transaction accounts up to $51.9 million (subject to an exemption up to $4.0 million), and that reserves of 10% be maintained against that portion of total transaction accounts in excess of $51.9 million. No reserves are currently required against non-personal time deposits. These percentages are subject to adjustment by the Federal Reserve Board. At June 30, 1994, Mutual Federal was in compliance with its reserve requirements.

   TRUTH IN SAVINGS. The Improvement Act included the Truth in Savings Act, which requires the Federal Reserve Board to establish regulations providing for clear and uniform disclosure of the rates, fees and terms of deposit accounts. The Federal Reserve Board has adopted regulations requiring specific disclosure before an account is opened, in regularly provided statements and in advertisements, announcements and solicitations initiated by a depository institution. These regulations became effective June 21, 1993. The regulations require detailed disclosure of deposit account yield information, minimum balance requirements and fee impact on the yield and establish certain recordkeeping requirements.

   FEDERAL HOME LOAN BANKS

   The twelve FHLBs, under the regulatory oversight of the Federal Housing Financing Board, provide credit to their members in the form of advances. Mutual Federal is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of that FHLB in an amount equal to the greater of 1% of the aggregate outstanding principal amount of Mutual Federal's residential mortgage loans, home purchase contracts and similar obligations at

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
the beginning of each year, or 5% of its advances from the FHLB. Mutual Federal is in compliance with this requirement with an investment in FHLB of Cincinnati stock of $659,700 at June 30, 1994.

   Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long- term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance. The FHLBs have established an "Affordable Housing Program" to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner-occupied and affordable rental housing at subsidized rates. The FHLB of Cincinnati reviews and accepts proposals for subsidies under that program twice a year. Mutual Federal has not participated in this program.

TAXATION

   FEDERAL TAXATION

   Mutual Federal files its federal income tax returns on a fiscal year basis using the accrual method of accounting. With certain exceptions, Mutual Federal is subject to the federal tax laws and regulations which apply to corporations generally. One such exception permits thrift institutions such as Mutual Federal that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Code, to establish a reserve for bad debts and to make annual additions thereto which may, within specified limits, be taken as a deduction in computing taxable income. For purposes of the bad debt reserve deduction, loans are categorized as "qualifying real property loans," which generally include loans secured by improved real estate, and "nonqualifying loans," which include all other types of loans. The amount of the bad debt reserve deduction for "nonqualifying loans" is computed under the experience method. A thrift institution may elect annually to compute its allowable addition to its bad debt reserves under either the experience method or the percentage of taxable income method. For tax years 1993, 1992 and 1991, Mutual Federal used the percentage of taxable income method because such method provided a higher bad debt deduction than the experience method.

   Under the experience method, the bad debt deduction for an addition to the reserve for "qualifying real property loans" or "nonqualifying loans" is an amount determined under a formula based generally upon a moving average of the bad debts actually sustained by a thrift institution over a period of years.

   The percentage of specially computed taxable income that is used to compute the percentage bad debt deduction is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for nonqualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying thrift institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally. The effective maximum federal income tax rate applicable to a qualifying thrift institution (exclusive of any minimum tax or environmental tax), assuming the maximum percentage bad debt deduction, is approximately 31.3%.

   If less than 60% of the total dollar amount of an institution's assets consist of specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain governmental obligations), such institution may not deduct any addition to a bad debt reserve and generally must include reserves in excess of that allowable under the experience method in income over a four-year period. At June 30, 1994, at least 60% of Mutual Federal's total assets were specified assets. No representation can be made as to whether Mutual Federal will meet the 60% test for subsequent taxable years.

   Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year. Additionally, the total bad debt deduction attributable to "qualifying real property loans" cannot exceed the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for "nonqualifying loans" equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At June 30, 1994, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to Mutual Federal.


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
   In addition to the regular income tax, corporations, including thrift institutions such as Mutual Federal, generally are subject to a minimum tax.
An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include (i) 100% of the excess of a thrift institution's percentage bad debt deduction over the amount that would have been allowable based on actual experience and (ii) interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's adjusted current earnings exceeds its alternative minimum taxable income, computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986 and before 1996, corporations, including thrift institutions such as Mutual Federal, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million.

   To the extent earnings appropriated to a thrift institution's bad debt reserves for qualifying real property loans and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method, and to the extent of the institution's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's current and post-1951 accumulated earnings and profits; second, out of the Excess; and third, out of such other accounts as may be proper. To the extent a distribution by Mutual Federal to its shareholders is deemed paid out of its Excess under these rules, the Excess would be reduced and Mutual Federal's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the Excess. As of June 30, 1994, Mutual Federal's Excess for tax purposes totaled approximately $2.7 million.

   The tax returns of Mutual Federal have never been audited by the Internal Revenue Service. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of Mutual Federal. See Note 9 of Notes to Financial Statements for additional information regarding income taxes of Mutual Federal.

   FASB STATEMENT ON ACCOUNTING FOR INCOME TAXES

   The FASB issued SFAS No. 96, "Accounting For Income Taxes," in December, 1987. Its effective date was delayed on two different occasions through subsequent releases and has now been superseded by SFAS No. 109. SFAS No. 109 is effective for fiscal years beginning after December 15, 1992 and requires, among other things, a change from the deferred method to the liability method of accounting for deferred income taxes. Mutual Federal adopted SFAS No. 109 during the first quarter of the fiscal year ending June 30, 1994. The adoption had a positive effect on earnings of approximately $90,768.

   OHIO TAXATION

   Mutual Federal is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of Mutual Federal's book net worth determined in accordance with generally accepted accounting principles. As a "financial institution," Mutual Federal is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

                     ADDITIONAL SUPERVISION AND REGULATION

   ACQUISITIONS OF SAVINGS ASSOCIATIONS BY HOLDING COMPANIES

   Section 4(i) of the Bank Holding Company Act authorizes the Federal Reserve Board to approve the application of a bank holding company to acquire any savings association under Section 4(c)(8) of the Bank Holding Company Act. In approving such an application, the Federal Reserve Board is precluded from imposing any restrictions on

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
transactions between the bank holding company and the acquired savings association, except as required by Section 23A or 23B of the Federal Reserve Act or any other applicable law.

   Prior to August, 1994, Section 5(d) of the FDIA generally prohibited any "conversion transaction" resulting in the transfer of deposit liabilities from the SAIF to the BIF or vice versa, including: (a) the change of status of an insured depository institution from one fund to the other; (b) the merger of a BIF member with a SAIF member; (c) the assumption of any liability by a member of one fund to pay any deposits of a member of the other fund; and (d) the transfer of assets in consideration for the assumption of any portion of the deposits of a member of one fund by a member of the other fund. There are a number of exceptions to this moratorium, including the merger, consolidation or transfer of a savings association subsidiary of a bank holding company with and into any subsidiary bank which is a BIF member, provided that certain conditions are met and that the merged entity continues to make payment of the SAIF assessments on the portion of liabilities attributable to the merged savings association. This exception to the moratorium is commonly referred to as an "Oakar transaction" after the sponsor of the amendment that added the provision to FIRREA.

   SECURITIES EXCHANGE ACT OF 1934

   Fifth Third and Mutual Federal are each subject to the provisions of the Exchange Act regarding the filing of periodic reports, the solicitation of proxies, the disclosure of beneficial ownership of certain securities, short swing profits and the conduct of tender offers. Such provisions of the Exchange Act, as applied to bank and thrift holding companies such as Fifth Third, are administered by the Securities and Exchange Commission. Such provisions of the Exchange Act, as applied to federal savings banks such as Mutual Federal, are administered by the OTS.

   DIVIDENDS

   For information regarding restrictions on the payment of dividends, see "Description of Capital Stock - Dividends."

                        EFFECT OF GOVERNMENTAL POLICIES

   The earnings of both Mutual Federal and of Fifth Third and its subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

   From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities which would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of Mutual Federal or Fifth Third and its subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

   Fifth Third is authorized to issue 100,000,000 shares of Fifth Third Common Stock, no par value, and 500,000 shares of preferred stock, no par value ("Fifth Third Preferred Stock"). As of June 30, 1994, Fifth Third had outstanding 61,802,948 shares of Fifth Third Common Stock and no shares of Fifth Third Preferred Stock. Pursuant to Article Fourth of Fifth Third's Second Amended Articles of Incorporation, as amended, the Board of Directors of Fifth Third may, without further action of the shareholders, (a) divide into one or more new series the authorized shares of Fifth Third Preferred Stock which have not previously been designated, (b) fix the number of shares constituting any such new series and (c) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation


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
preferences. Except as otherwise provided by law, holders of any series of Fifth Third Preferred Stock shall not be entitled to vote on any matter.

   Mutual Federal is authorized to issue 2,000,000 shares of Mutual Federal Common Stock, of which 648,025 shares were issued and outstanding, and options to purchase a total of 58,645 shares were outstanding, as of June 30, 1994. In addition, Mutual Federal is also authorized to issue 1,000,000 shares of preferred stock, $1.00 par value ("Mutual Federal Preferred Stock"), none of which are outstanding. The Board of Directors of Mutual Federal may, pursuant to its Charter, (a) divide into one or more new series the authorized shares of Mutual Federal Preferred Stock which have not previously been designated, (b) fix the number of shares constituting any such new series and (c) fix the dividend rates, redemption rights (including sinking fund provisions), liquidation preferences, conversion rights and voting rights.

   Set forth below is a description of Fifth Third Common Stock and Mutual Federal Common Stock. This description and analysis are brief summaries of relevant provisions of the Articles of Incorporation of Fifth Third and the Charter of Mutual Federal and are qualified in their entirety by reference to such documents and to the parties' respective Codes of Regulations and Bylaws.

VOTING RIGHTS

   Holders of both Fifth Third Common Stock and Mutual Federal Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

   The Code of Regulations of Fifth Third and the Charter and Bylaws of Mutual Federal respectively provide for the division of their respective Boards of Directors into three classes of approximately equal size. Directors of each Board of Directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified Board of Directors expire each year. This classification of Fifth Third's Board may make it more difficult for a shareholder to acquire control of Fifth Third and remove management by means of a hostile takeover.

   Fifth Third's Second Amended Articles of Incorporation, as amended, contain another potential anti-takeover device. As stated above in "Description of Capital Stock", Fifth Third is authorized to issue 500,000 shares of Fifth Third Preferred Stock, and its Board of Directors may designate various characteristics and rights of such stock, including conversion rights. Accordingly, as an anti-takeover measure, Fifth Third's Board of Directors may authorize the conversion of shares of Fifth Third Preferred Stock into any number of shares of Fifth Third Common Stock, and thus dilute the outstanding shares of Fifth Third Common Stock.

   The holders of Fifth Third Common Stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, cumulative voting in the election of directors of a corporation will be permitted if (i) written notice is given by any shareholder of such corporation to the President, Vice President or the Secretary of such corporation, not less than 48 hours before the time fixed for holding the meeting at which directors are to be elected, indicating that such shareholder desires that voting for the election of directors be cumulative and (ii) announcement of the giving of such notice is made upon the convening of the meeting by the meeting Chairman or Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder will be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each shareholder sees fit. Pursuant to the Mutual Federal Charter and Bylaws, shareholders of Mutual Federal do not have the right to vote cumulatively in the election of directors for a period of five years from the date of the consummation of the Conversion of Mutual Federal from mutual to stock form, which was effective December 30, 1992.

   Fifth Third is only authorized to effect a merger, consolidation or sale of assets not in the regular course of business, to dissolve, or amend its Articles of Incorporation, pursuant to authority given by persons holding two-thirds of its capital stock. Mutual Federal's Charter does not contain any similar provision. Mutual Federal's Charter does require the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to amend such Charter. Any special meeting called to effectuate such amendment may be called only upon the direction of Mutual Federal's Board of Directors.


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
DIVIDENDS

   Holders of Fifth Third Common Stock and Mutual Federal Common Stock are each entitled to dividends as and when declared by the respective Board of Directors of each institution out of funds legally available for the payment of dividends. Fifth Third has in the past declared and paid dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as its Board of Directors shall determine.

   Most of the revenues of Fifth Third available for payment of dividends derive from amounts paid to it by its subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years. Under the law applicable to federally-chartered savings associations, including Mutual Federal, the amount of dividends which a savings association may make without the approval of the OTS depends upon the amount of capital possessed by such savings association. Savings associations, which have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or greater than the amount of their fully phased-in capital requirements, are authorized to pay dividends during a calendar year up to one hundred percent of their net income during the calendar year plus the amount that would reduce by one-half their surplus capital. Some associations that have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or in excess of their minimum capital requirement, but less than their fully phased-in capital requirements, may pay dividends equal to 75% of net income during the most recent four quarters (minus dividends previously paid over that period). Savings associations which have capital immediately prior to, or on a pro forma basis after giving effect to, a proposed dividend that is less than the amount of their minimum capital requirements, are not authorized to pay any dividend unless such associations receive prior approval from the OTS or unless such associations are operating in compliance with an OTS approved capital plan and the dividend payment is consistent with such capital plan.

   In addition, under regulations of the OTS applicable to converted associations, Mutual Federal is not permitted to pay a cash dividend on its capital stock if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for its liquidation account (the account established for the purpose of granting a limited priority claim on the assets of Mutual Federal in the event of a completed liquidation to those members of Mutual Federal before the Conversion from a mutual federal savings bank to a stock federal savings bank who maintain a savings account at Mutual Federal after the Conversion).

   The affiliates of Fifth Third include both state and nationally chartered banks and two federally chartered savings banks. Under the applicable regulatory limitations, during the year 1994, the affiliates of Fifth Third could declare aggregate dividends limited to their 1994 eligible net profits and $154,963,000, the retained 1993 and 1992 net income, without the approval of their respective regulators. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana and Kentucky, and the OTS, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. Neither Mutual Federal nor any affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

   If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from practice. The Federal Reserve Board has similar authority with respect to bank holding companies, and the OTS has similar authority with respect to savings and loan holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and its affiliates, and Mutual Federal, may pay.

PREEMPTIVE RIGHTS

   The Charter of Mutual Federal provides that the holders of capital stock of Mutual Federal are not entitled to preemptive rights with respect to any shares or other securities of Mutual Federal which may be issued. Shareholders of Fifth Third also have no preemptive rights.

RIGHTS UPON LIQUIDATION
   In connection with Mutual Federal's Conversion from a federal mutual savings bank to a federal stock savings bank, a special liquidation account was established for certain eligible depositors of Mutual Federal as of the date of the Conversion. In the event of complete liquidation of Mutual Federal, each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held before any liquidation distribution may be made with respect to common stock. An eligible depositor's interest in the liquidation account shall not entitle the depositor to any voting rights at meetings of Mutual Federal shareholders.
   In the event of any liquidation, dissolution or winding up of Mutual Federal, the holders of Mutual Federal's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Mutual Federal (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account established at the time Mutual Federal converted to stock form, all assets of Mutual Federal available for distribution. In the event of liquidation, dissolution or winding up of Mutual Federal, the holders of Mutual Federal Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Mutual Federal available for distribution. If Mutual Federal Preferred Stock is issued, the holders thereof may have a priority over the holders of Mutual Federal Common Stock in the event of liquidation or dissolution.

INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

   Fifth Third's Code of Regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer. Generally, Ohio law permits such indemnification provided that the person seeking to be indemnified has acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, so long as no judgment or other final adjudication adverse to such person establishes that his or her acts or omissions (i) were in breach of his or her duty of loyalty to the corporation or its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in his or her receipt of an improper personal benefit. The grant of indemnification in the context of a derivative or other comparable suit may have a circular effect, inasmuch as any damages recovered in such action will be offset by the cost of indemnification.

   Neither the Charter nor the Bylaws of Mutual Federal provide for indemnification of current or former directors, officers, employees or agents by Mutual Federal. OTS regulations provide for the indemnification of Mutual Federal's directors, officers and employees.

SHAREHOLDERS' MEETINGS; QUORUM

   Special meetings of Fifth Third's shareholders may be called at any time by the Board of Directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. Such applications must set forth the purpose of the meeting. Except as provided below, special meetings of Mutual Federal's shareholders may be called at any time by the Chairman of the Board, the President or a majority of the Board of Directors, and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than 10% of all of the shares outstanding and entitled to vote at such meeting. Pursuant to Mutual Federal's Charter, special meetings of the shareholders relating to changes in control of Mutual Federal or amendments to its Charter shall be called only upon the direction of its Board of Directors.


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
   The presence in person or by proxy of the holders of a majority of the aggregate number of the outstanding shares of any class or series of capital stock voting at a meeting constitutes a quorum under the respective Code of Regulations and Bylaws of each institution.

SUBSCRIPTION, CONVERSION, REDEMPTION RIGHTS; STOCK NONASSESSABLE

   Neither Fifth Third Common Stock nor Mutual Federal Common Stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto.

   Shares of Fifth Third Common Stock issued to shareholders of Mutual Federal pursuant to the Affiliation Agreement and the Merger Agreement will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

CHANGE OF CONTROL PROVISIONS

   Fifth Third's Articles of Incorporation and Code of Regulations and Mutual Federal's Charter and Bylaws, respectively, contain various provisions which could make more difficult a change in control of each corporation or discourage a tender offer or other plan to restructure each corporation. Under Fifth Third's Articles of Incorporation, Fifth Third's Board of Directors has the authority to issue 500,000 shares of Preferred Stock and to fix the designations, powers, preferences and rights of such shares and the qualifications, limitations or restrictions applicable thereto. Mutual Federal's Charter grants Mutual Federal's Board of Directors the authority to issue 1,000,000 shares of Mutual Federal Preferred Stock and fix the designations, powers, preferences and rights of such shares and the qualifications, limitations, or restrictions applicable thereto.

   Ohio corporation law also provides certain change of control protective provisions. Section 1701.831 of the Ohio Revised Code sets forth the procedures for the acquisition of a control share of an Ohio corporation which include the delivery of an acquiring person statement to the target corporation and the affirmative vote of a majority of the shares held by the shareholders of the target corporation prior to the acquisition of a control share, at a meeting held for the purpose of voting on such acquisition. Finally, Fifth Third's and Mutual Federal's Code of Regulations and Bylaws respectively provide for the election of directors on a classified basis.

   The Ohio corporation statute also includes a provision which permits a corporation's board of directors, when determining whether an acquisition proposal or any other matter is in the best interest of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation.

             CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK

   The following table shows those persons known to Fifth Third to be the beneficial owners of more than 5% of Fifth Third Common Stock at June 30, 1994:

- ---------------------------------------------------------------------------------------------------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER                       AMOUNT & NATURE OF OWNERSHIP       PERCENT OF CLASS
- ---------------------------------------------------------------------------------------------------------------
 Cincinnati Financial Corporation                                 12,636,300(1)                     20.45%
 6200 South Gilmore
 Fairfield, Ohio 45014

 Fifth Third Bancorp Subsidiary Banks                              5,731,514(2)                      9.27%
 Fifth Third Center
 Cincinnati, Ohio 45263

- ---------------------------------------------------------------------------------------------------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER                       AMOUNT & NATURE OF OWNERSHIP       PERCENT OF CLASS
- ---------------------------------------------------------------------------------------------------------------
 Capital Growth Management                                         4,717,600(3)                      7.63%
 1 International Place
 45th Floor
 Boston, Massachusetts 02110

 The Western-Southern Life Insurance Company                       4,530,732(4)                      7.33%
 400 Broadway
 Cincinnati, Ohio 45202

   (1) Cincinnati Financial Corporation owns 9,527,000 shares of Fifth Third Common Stock. Cincinnati Insurance Company, a subsidiary of Cincinnati Financial Corporation, owns 2,695,000 shares. Cincinnati Casualty Company, another subsidiary, owns 210,000 shares. Cincinnati Life Insurance Company, another subsidiary of Cincinnati Financial, owns 204,300 shares. In addition, Mr. John J. Schiff, Jr., a director of Fifth Third and Chairman and a director of Cincinnati Financial Corporation, individually beneficially owns 65,440 shares and Mr. Robert B. Morgan, a director of Fifth Third, who is President and a director of Cincinnati Financial Corporation and Cincinnati Insurance individually beneficially owns 12,965 shares. Also affiliated is a trust in which John J. Schiff, Jr. and Thomas R. Schiff are trustees which owns 15,187 shares.

   (2) There are five wholly-owned bank subsidiaries of Fifth Third, which are beneficial owners of 3,228,361 shares. The banks hold these shares in a fiduciary capacity under numerous trust relationships, none of which relates to more than 5% of the shares, and have sole or shared voting power, and sole or shared investment decision over these shares. The banks also hold shares in a non-discretionary capacity, and disclaim any beneficial interest in all shares held in these capacities.

   (3) Capital Growth Management has informed Fifth Third that it is an investment advisor that may be deemed the beneficial owner of 4,717,600 shares of Fifth Third Common Stock. Capital Growth Management has sole power to vote or direct the voting of, and to dispose or direct the disposition of all shares.

   (4) The Western-Southern Life Insurance Co. owns 635,468 shares of Fifth Third Common Stock. Waslic Delaware Company, II, a subsidiary of The Western-Southern Life Insurance Co., owns 3,895,264 shares. In addition, Mr. John F. Barrett, a director, President and Chief Operating Officer of The Western-Southern Life Insurance Co., and a director of Fifth Third, individually beneficially owns 13,683 shares.

   Fifth Third, its directors, executive officers and their affiliates owned no shares of Mutual Federal Common Stock outstanding on June 30, 1994.





          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                             FIFTH THIRD MANAGEMENT

   The names and ages of the Directors and executive officers of Fifth Third, their current positions and offices held with Fifth Third, their business experience during the past five years and certain other information, together with their beneficial ownership of Fifth Third Common Stock at June 30, 1994, are as follows:

- ----------------------------------------------------------------------------------------------------------------
                                                                                  SHARES OF FIFTH THIRD COMMON
                                                                                STOCK BENEFICIALLY OWNED AT JUNE
                                                                                        30, 1994(3)(6)

 NAME, AGE AND PRINCIPAL OCCUPATION DURING PAST FIVE         DIRECTOR OF FIFTH      NUMBER OF      PERCENT OF
 YEARS; OTHER DIRECTORSHIPS(1)                                 THIRD SINCE(2)     SHARES OWNED       CLASS
- ----------------------------------------------------------------------------------------------------------------

 DIRECTORS
 John F. Barrett, 44, President, Chief Operating Officer            1988                13,683        .0220
 and Director of The Western-Southern Life Insurance Co.
 since November, 1989.  Formerly Executive Vice President
 and Chief Financial Officer, The Western-Southern Life
 Insurance Co., since May, 1987.  Director of Cincinnati
 Bell Inc.(4)

 Milton C. Boesel, Jr., 65, Counsel, Ritter, Robinson,              1989                10,158        .0164
 McReady & James, Attorneys at Law, Toledo, Ohio,
 formerly Ritter, Boesel & Robinson.

 Clement L. Buenger, 67, Director of Fifth Third and The            1971               275,100        .4430
 Fifth Third Bank since April, 1989.  Retired Chairman,
 Fifth Third and The Fifth Third Bank as of March, 1993.
 Retired as CEO of Fifth Third and The Fifth Third Bank
 as of January, 1991.  Previously President of Fifth
 Third and The Fifth Third Bank.  Director of Cincinnati
 Gas & Electric Company.

 Nolan W. Carson, 69, Partner, Dinsmore & Shohl,                    1982                30,905        .0498
 Attorneys at Law and Counsel to Fifth Third.

 Thomas L. Dahl, 48, Formerly President of The Drackett             1991                 4,250        .0068
 Co., manufacturers of household cleaning products, from
 April, 1990 to January, 1993.  Previously Mr. Dahl was
 President, Branded Consumer Products of Weyerhauser
 Company since January, 1988.

 Gerald V. Dirvin, 56, Director and Executive Vice                  1989                 7,850        .0126
 President of The Procter & Gamble Company, manufacturers
 of household and consumer products, since January, 1990.
 Formerly Mr. Dirvin was Senior Vice President since
 January, 1989 and previously was a Group Vice President
 of The Procter & Gamble Company.  Director of Cintas
 Corporation.

 Thomas B. Donnell, 47, Chairman, The Fifth Third Bank of           1984               136,660        .2201
 Northwestern Ohio, N.A. (Toledo, Ohio), the resulting
 institution from the November 12, 1991 merger of The
 Fifth Third Bank of Northwestern Ohio, N.A. and The
 Fifth Third Bank of Toledo, N.A.  Formerly President and
 Chief Executive Officer of The Fifth Third Bank of
 Northwestern Ohio, N.A.

 Richard T. Farmer, 59, Chairman, Chief Executive Officer           1982                27,655        .0445
 and Director, Cintas Corporation, a service company that
 designs, manufactures and implements corporate identity
 uniform programs.  Director of Safety-Kleen Corp.

 John D. Geary, 67, Retired as President, Midland                   1977                20,288        .0327
 Enterprises Inc., a company engaged in inland waterway
 transportation in June, 1988.

 Ivan W. Gorr, 64, Chairman and Chief Executive Officer             1991                 4,852        .0078
 of Cooper Tire & Rubber Company, a manufacturer of tires
 and rubber products, since November, 1989.  Previously
 Mr. Gorr was President and Chief Operating Officer of
 Cooper Tire & Rubber Company.

- -----------------------------------------------------------------------------------------------------------------
                                                                                   SHARES OF FIFTH THIRD COMMON
                                                                                 STOCK BENEFICIALLY OWNED AT JUNE
                                                                                          30, 1994(3)(6)

 NAME, AGE AND PRINCIPAL OCCUPATION DURING PAST FIVE         DIRECTOR OF FIFTH      NUMBER OF      PERCENT OF
 YEARS; OTHER DIRECTORSHIPS(1)                                 THIRD SINCE(2)     SHARES OWNED       CLASS
- -----------------------------------------------------------------------------------------------------------------

 Joseph H. Head, Jr., 61, Chairman, Chief Executive                 1987                44,188        .0712
 Officer and Director, Atkins & Pearce, Inc.,
 manufacturer of industrial textiles, since January, 1990.
 Previously, Mr. Head was a partner with Graydon,
 Head & Ritchey, Counsel to The Fifth Third Bank.
 Director of Baldwin Piano & Organ, Co.

 Joan R. Herschede, 54, President and Chief Executive               1991                 4,050        .0065
 Officer of The Frank Herschede Company, retailer of
 jewelry, china, crystal and silver.

 William G. Kagler, 61, Chairman, Chief Executive Officer           1983                14,145        .0228
 and a Director of Skyline Chili, Inc., a restaurant
 chain and frozen food product manufacturer, since
 November, 1992 and President of Kagler and Associates,
 Inc., a consulting firm serving the food industry.
 Previously Mr. Kagler was President, Chief Executive
 Officer and Director of Skyline Chili, Inc., since May,
 1989.  Director of The Union Central Life Insurance
 Company, The Ryland Group, Inc., The Future Now, Inc.
 and Advanced Promotion Technologies, Inc.

 William J. Keating, 66, Retired Chairman and Publisher,            1980                41,949        .0675
 The Cincinnati Enquirer, a regional newspaper, since
 March, 1990.  Previously Mr. Keating was President and
 Chief Executive Officer, Detroit Newspaper Agency.
 Director of The Midland Co.

 James D. Kiggen, 61, Chairman, President, Chief                    1982                22,937        .0369
 Executive Officer and Director, Xtek, Inc., manufacturer
 of hardened steel parts.  Director of Cincinnati Bell,
 Inc. and United States Playing Card Co.

 Robert B. Morgan, 59, President, Chief Executive Officer           1986                12,965        .0209
 and a Director of Cincinnati Financial Corporation and
 Cincinnati Insurance Company since April, 1991.
 Previously, Mr. Morgan was President and Director of
 Cincinnati Financial Corporation and Cincinnati
 Insurance Company.(4)

 Michael H. Norris, 57, President and Director, The                 1985                14,587        .0235
 Deerfield Manufacturing Co., a fabricator of sheet metal
 stampings, deep drawn parts and assemblies.  Mr. Norris
 is also a Group Vice President and Director of the Ralph
 J. Stolle Company.

 Brian H. Rowe, 62, Chairman, GE Aircraft Engines,                  1980                13,873        .0223
 General Electric Company since September, 1993.
 Previously Mr. Rowe was President and Chief Executive
 Officer of GE Aircraft Engines, General Electric Company
 since August 1991.  Formerly Mr. Rowe was Senior Vice
 President of GE Aircraft Engines, General Electric
 Company.

 George A. Schaefer, Jr., 48, President and Chief                   1988               193,947        .3123
 Executive Officer of Fifth Third and The Fifth Third
 Bank since January, 1991.  Previously Mr. Schaefer was
 President and Chief Operating Officer of Fifth Third and
 The Fifth Third Bank since April, 1989.  Formerly
 Executive Vice President of Fifth Third and The Fifth
 Third Bank.

 John J. Schiff, Jr., 50, Chairman and Director, John J.            1983                65,440        .1054
 & Thomas R. Schiff & Co., Inc., an insurance agency.
 Chairman and Director of Cincinnati Financial Corp. and
 Cincinnati Insurance Co.  Director of Cincinnati Gas &
 Electric Company, Standard Register Co. and the
 Cincinnati Bengals.(4)

- ------------------------------------------------------------------------------------------------------------------
                                                                                    SHARES OF FIFTH THIRD COMMON
                                                                                  STOCK BENEFICIALLY OWNED AT JUNE
                                                                                          30, 1994(3)(6)
 NAME, AGE AND PRINCIPAL OCCUPATION DURING PAST FIVE         DIRECTOR OF FIFTH      NUMBER OF      PERCENT OF
 YEARS; OTHER DIRECTORSHIPS(1)                                 THIRD SINCE(2)     SHARES OWNED       CLASS
- ------------------------------------------------------------------------------------------------------------------
 Dennis J. Sullivan, Jr., 61, Executive Counselor of Dan            1984                19,703        .0317
 Pinger Public Relations, Inc., an advertising agency,
 since February, 1993.  Formerly Director, Executive Vice
 President and Chief Financial Officer, Cincinnati Bell,
 Inc. and Cincinnati Bell Telephone Company.  Director of
 Community Mutual Insurance Company, Access Corporation
 and The Future Now, Inc.

 Dudley S. Taft, 53, President and Director, Taft                   1981                19,273        .0310
 Broadcasting Company, owner and operator of television
 broadcasting stations, since October, 1987.  Director of
 The Union Central Life Insurance Company, Cincinnati Gas
 & Electric Company, United States Playing Card Co., and
 The Future Now, Inc.

 EXECUTIVE OFFICERS
 Neal E. Arnold, 33, Treasurer of Fifth Third and The               ----                 2,613        .0042
 Fifth Third Bank since October, 1990, and Senior Vice
 President of The Fifth Third Bank since April, 1993.
 Previously Mr. Arnold was Vice President of The Fifth
 Third Bank since October, 1990.  Formerly, Chief
 Financial Officer and Senior Vice President of First
 National Bank of Grand Forks, North Dakota.

 Michael D. Baker, 43, Senior Vice President of Fifth               ----                41,814        .0673
 Third since March, 1993.  Senior Vice President of The
 Fifth Third Bank since July, 1987.

 P. Michael Brumm, 46, Senior Vice President and Chief              ----                47,994        .0773
 Financial Officer of Fifth Third and The Fifth Third
 Bank since June, 1990.  Previously, Mr. Brumm was
 Treasurer of Fifth Third since 1985 and Senior Vice
 President of The Fifth Third Bank since 1987.

 Roger W. Dean, 31, Controller of Fifth Third and Vice              ----                   225       .0004
 President of The Fifth Third Bank since June, 1993.  Mr.
 Dean was formerly with Deloitte & Touche LLP,
 independent public accountants.

 Michael K. Keating, 38, Senior Vice President and                  ----                19,391        .0312
 General Counsel of Fifth Third since March, 1993 and
 Senior Vice President and Counsel of The Fifth Third
 Bank since November, 1989, and Secretary of Fifth Third
 and The Fifth Third Bank since January, 1994.
 Previously, Mr. Keating was Vice President, Counsel and
 Assistant Secretary of The Fifth Third Bank and Counsel
 of Fifth Third.  Mr. Keating is a son of Mr. William J.
 Keating, Director.

 George W. Landry, 53, Executive Vice President of Fifth            ----                86,396        .1391
 Third and The Fifth Third Bank since November, 1989.
 Previously Mr. Landry was Group Vice President of The
 Fifth Third Bank.

 Robert P. Niehaus, 47, Senior Vice President of Fifth              ----                54,437        .0877
 Third since March, 1993, previously Vice President of
 Fifth Third and Senior Vice President of The Fifth Third
 Bank.

 Stephen J. Schrantz, 45, Executive Vice President of               ----                54,276        .0874
 Fifth Third and The Fifth Third Bank since November,
 1989.  Previously Mr. Schrantz was Senior Vice President
 of The Fifth Third Bank.  Director, The Frank Herschede
 Company.

 Gerald L. Wissel, 37, Auditor of Fifth Third and The               ----                 6,812        .0110
 Fifth Third Bank since March, 1990, and Senior Vice
 President of The Fifth Third Bank since November, 1991.
 Previously Mr. Wissel was Vice President of The Fifth
 Third Bank since March 1990.  Mr. Wissel was formerly
 with Deloitte & Touche LLP, independent public
 accountants.

 All Directors and Officers of Fifth Third as a Group (31           ----             1,312,416       2.1133
 persons)(5)

   (1) Unless otherwise indicated, the director or officer has had the same principal occupation for the past five years.

   (2) On April 15, 1975, the Board of Directors of The Fifth Third Bank became the Board of Directors of Fifth Third pursuant to an Agreement and Plan of Reorganization under which Fifth Third acquired The Fifth Third Bank. Service on the Board of The Fifth Third Bank prior to April 15, 1975 is reflected in the dates shown above.

   (3) As reported to Fifth Third by the persons listed as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

   (4) Messrs. Morgan and Schiff, Jr. are officers and directors of Cincinnati Financial Corporation, and Mr. Barrett is an officer and Director of The Western-Southern Life Insurance Company, whose holdings of Fifth Third shares with their affiliates are more fully set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK."

   (5) Shares of Fifth Third Common Stock held by The Fifth Third Bank in its fiduciary capacity, as set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK," are not included in these totals.

   (6) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of all stock options which are currently exercisable. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Arnold, 2,113; Mr. Baker, 11,813; Mr. Barrett, 7,125; Mr. Boesel, 7,125; Mr. Brumm, 11,563; Mr. Buenger, 1,500; Mr.
           Carson, 7,125; Mr. Dahl, 2,500; Mr. Dean, 175; Mr. Dirvin, 7,125;
           Mr. Donnell, 3,880; Mr. Farmer, 7,125; Mr. Geary, 4,875; Mr. Gorr, 3,750; Mr. Head, 12,188; Ms. Herschede, 1,500; Mr. Kagler, 1,500;
           Mr. M. Keating, 9,000; Mr. W. Keating, 1,500; Mr. Kiggen, 12,188; Mr. Landry, 29,750; Mr. Morgan, 12,188; Mr. Niehaus, 11,563; Mr.
           Norris, 4,587; Mr. Rowe, 9,188; Mr. Schaefer, 79,376; Mr. Schiff, 3,750; Mr. Schrantz, 27,500; Mr. Sullivan, 1,500; Mr. Taft, 1,500;
           and Mr. Wissel, 4,288.





          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                       MUTUAL FEDERAL BOARD OF DIRECTORS

   The names and ages of Mutual Federal's Directors, their current positions and certain other information, together with their beneficial ownership of Mutual Federal Common Stock at June 30, 1994, are as follows:

- -------------------------------------------------------------------------------------------------------------------------------
 NAME                            AGE     PRINCIPAL OCCUPATION                DIRECTOR    SHARES COMMON       PERCENT
                                                                             SINCE       STOCK BENEFICIALLY  OF CLASS
                                                                                         OWNED AT JUNE 30,
                                                                                         1994(1)
- -------------------------------------------------------------------------------------------------------------------------------
 Robert T. Bell                  58      President of Bell Vault and         1991        19,384(2)          2.98%
                                         Monument Company.

 Lee D. Hieronymus               48      Captain with the Washington         1973        14,384(3)          2.21%
                                         Township Fire Department and a
                                         general partner in Hieronymus
                                         Management Company.

 James. L. Kuhlman               56      General Partner in Drs. Kuhlman     1985        19,384(4)          2.98%
                                         and Flinn, Optometrists.

 Alex Pragalos                   64      President of Alex's, Inc. and       1982        19,384(5)          2.98%
                                         Pragalos-Perkins, Inc.

 Robert L. Sellers               60      Retired in 1990 after serving as    1987        19,858(6)          3.05%
                                         managing partner of Kentner
                                         Sellers CPA.

 Glen W. Underwood               74      Chairman of the Board of Mutual     1974        16,884(7)          2.59%
                                         Federal.  Retired President of
                                         SCM Allied Egry  Business
                                         Systems, Inc.

 Donald L. Koller                46      President of Mutual Federal.        1994        35,313.94(8)       5.33%
==============================================================================================================================

   (1) As reported to Mutual Federal by the persons listed as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts and estates to which beneficial ownership may be disclaimed.

   (2) Includes 3,240 that may be acquired pursuant to options granted to Mr. Bell under Mutual Federal's 1992 Stock Option and Incentive Plan (the "Stock Option Plan") and 916 shares awarded to Mr. Bell but not yet vested under Mutual Federal's Recognition and Retention Plan and Trust Agreement (the "RRP").

   (3) Includes 3,240 shares that may be acquired pursuant to options granted to Mr. Hieronymus under the Stock Option Plan and 916 shares awarded to Mr. Hieronymus but not yet vested under the RRP.

   (4) Includes 3,240 shares that may be acquired pursuant to options granted to Mr. Kuhlman under the Stock Option Plan and 916 shares awarded to Mr. Kuhlman but not yet vested under the RRP.

   (5) Includes 3,240 shares that may be acquired pursuant to options granted to Mr. Pragalos under the Stock Option Plan and 916 shares awarded to Mr. Pragalos but not yet vested under the RRP.

   (6) Includes 3,240 shares that may be acquired pursuant to options granted to Mr. Sellers under the Stock Option Plan and 916 shares awarded to Mr. Sellers but not yet vested under the RRP.

   (7) Includes 3,240 shares that may be acquired pursuant to options granted to Mr. Underwood under the Stock Option Plan and 916 shares awarded to Mr. Underwood but not yet vested under the RRP.

   (8) Includes 14,905 shares that may be acquired pursuant to options granted to Mr. Koller under the Stock Option Plan and 4,074 shares awarded to Mr. Koller but not yet vested under the RRP.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF MUTUAL FEDERAL'S
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   Mutual Federal is a stock savings bank that has served the Miamisburg, Ohio, area for over one hundred years. Miamisburg is located approximately ten miles south of Dayton and is the home of Mutual Federal's main office. Mutual Federal also has two full service branch offices, one in Miamisburg and one in neighboring Centerville.

   Organized under Ohio law in 1880 as Mutual Building and Loan Company, Mutual Federal converted to a federal mutual association in 1933, at which time its name became Mutual Federal Savings and Loan Association. In 1991, Mutual Federal adopted a federal savings bank charter and became known as Mutual Federal Savings Bank of Miamisburg. Mutual Federal completed its conversion from mutual to stock form in December, 1992, at which time it adopted its present name.

   Mutual Federal is a member of the FHLB of Cincinnati and its deposits are insured up to applicable limits by the FDIC. As a savings bank chartered under the laws of the United States, Mutual Federal is subject to regulation, supervision and examination by the OTS and the FDIC.

   Mutual Federal is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential real estate. To a lesser extent, Mutual Federal also originates consumer loans, primarily passbook loans, home improvement loans and home equity lines of credit. Loan funds are obtained primarily from savings deposits and loan repayments. In addition to originating loans, Mutual Federal invests in U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law.

   Mutual Federal's net income is primarily dependent upon its interest rate spread, which is the difference between the average yield earned on loans and investments and the average rate paid on deposits and borrowings and the relative amounts of such assets and liabilities. The interest rate spread is affected by a variety of regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. Mutual Federal's net income is also affected by, among other things, fee income, gains on sales of investment securities, provisions for loan losses, service charges, operating expenses and income taxes.

COMPARISON OF RESULTS OF OPERATIONS

   GENERAL. Net income for the year ended June 30, 1994, was $1,104,000, resulting in a return on average assets of 1.30% and a return on average retained earnings of 7.60%. Net income for the years ended June 30, 1993, and June 30, 1992, of $1,136,000 and $632,000, respectively, resulted in a return on average assets of 1.33% and 0.79% and a return on average equity of 10.53% and 8.86% for those years, respectively. The factors affecting results of operations are discussed below.

   NET INTEREST INCOME. Net interest income, which is the largest component of the statement of income, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Net interest income is affected by the volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities.

   Interest income decreased approximately $99,000, or 3.1%, from the year ended June 30, 1993, to the year ended June 30, 1994. The decline was primarily attributable to changes in the balance sheet and decreased yields on earning assets caused by the low interest rates throughout the fiscal year. Net loans receivable declined by $6,156,000, or 12.4%, while lower yielding, interest-bearing time deposits in other institutions, investment securities and mortgage-backed securities rose by $3,936,000, or 12.3%, from June, 1993 to June, 1994. This change is the result of a high number of refinancings by borrowers seeking fixed interest rates in a lower interest rate environment. To limit its interest rate risk exposure, Mutual Federal only originates one year ARMS and seven and ten year fixed-rate loans for its portfolio. Mutual Federal's primary loan demand in the current environment has been for longer term fixed-rate mortgages. All of such loans originated by Mutual Federal were sold to an unaffiliated mortgage loan correspondent.

   Primarily as a result of the decrease in net loans receivable, interest income on loans fell by $999,000, or 20.8%, from June 30, 1993, to June 30, 1994. This decrease was partially off-set by an increase in the interest income on investments and other interest-earning assets which rose by $208,000, or 11.7%, for the same period. In addition, total interest expense declined by $692,000, or 20.6%, compared with last year.

   Interest income on investments was also reduced because of Mutual Federal's decision to emphasize investments in tax-free municipal securities. For the past fiscal year Mutual Federal no longer qualified for the percentage of income thrift bad debt deduction on income taxes because of its high level of capital in relation to deposits. Loss of this deduction raised Mutual Federal's income tax obligation. To compensate Mutual Federal elected to increase its investment in municipal securities.

   Mutual Federal's net interest margin decreased from 3.91% at June 30, 1993, to 3.81% at June 30, 1994. The net interest margin is calculated by dividing net interest income by average total assets. The average yield on interest-earning assets decreased from 8.00% in 1993 to 7.07% in 1994, which more than offset the decrease in the rates paid on liabilities which fell from 4.54% in 1993 to 3.81% in 1994. The ratio of average interest-earning assets to average interest-bearing liabilities rose from 111% in 1993 to 117% in 1994 which also reduced the decline in interest income.

   In the previous year, Mutual Federal's net interest margin increased from 3.53% at June 30, 1992 to 3.91% at June 30, 1993. A decrease in rates paid on deposits was the principal factor contributing to this increase. The yield on earning assets decreased from 9.19% during 1992 to 8.00% during 1993.

   ALLOWANCE AND PROVISION FOR LOAN LOSSES. The provision for loan losses is based on management's regular review of the loan portfolio, which considers factors such as past loss experience, prevailing general economic conditions and considerations applicable to specific loans, such as the ability of the borrower to repay the loan and the estimated value of the underlying collateral, and changes in the size and the growth of the loan portfolio generally.

   The allowance for loan losses increased by $33,000 from $663,000, or 1.33% of net loans, at June 30, 1993 to $696,000, or 1.60% of net loans, at June 30, 1994. There were net recoveries on loans previously charged-off of $17,000 in 1994. The level of nonperforming assets, defined as loans past due 90 days or more, loans for which the accrual of interest has been discontinued and other real estate owned, decreased from $829,000, or 0.96% of total assets, at June 30, 1993, to $355,000, or 0.43% of total assets, at June 30, 1994. The primary reason for the decrease is the removal of several one-to-four family loans from the nonperforming category. This occurred because loans were brought current or paid-off. During the year ended June 30, 1993, the allowance was increased by $86,000 through an $85,000 provision for losses on loans and net recoveries of $1,000.

   NON-INTEREST INCOME AND EXPENSE. Non-interest income for the year ended June 30, 1994, was $427,000, which represented a $66,000 (18.3%) increase over the 1993 amount of $361,000. The primary cause for this increase was an $84,000 gain on the sale of investment securities compared to a $28,000 gain on sale for 1993. In addition, agent fee income rose by $11,000 to $209,000 for 1994 as compared to $198,000 for 1993.

   Mutual Federal is a party to agreements pursuant to which it originates fixed-rate mortgage loans for immediate sale to unaffiliated mortgage companies. The fees received by Mutual Federal are for originating these loans. The increased fees in 1994 compared to 1993 are attributable to increased loan originations resulting from enhanced marketing efforts by Mutual Federal and an extraordinarily high level of refinancing activity. There can be no assurance that similar levels of loan origination fee income will continue in future periods. Indeed, because refinancing activity slowed after January 1, 1994, agent fee income for the last six months of the 1994 fiscal year was about 25% lower than for the same period in 1993. Non-interest income increased by $89,000 from June 30, 1992, to June 30, 1993. The primary reason for the increase was agent fees received in 1993 from enhanced marketing efforts and an extraordinarily high level of refinancing activity caused by the low interest rate environment.

   Non-interest expenses increased 13.2% from $1,797,000 at June 30, 1993, to $2,033,000 at June 30, 1994. The increase resulted from an increase in salaries and employee benefits due to general wage increases and the additional expense for the Mutual Federal ESOP and accruals for the Mutual Federal Recognition and Retention Plan. Early in the 1994 fiscal year, Mutual Federal used $70,000 of the proceeds from the gain on the sale of investment securities to pre-pay the ESOP debt. This action accelerated the pay-off of the ESOP debt which should benefit future earnings.

         Despite the fact that Mutual Federal's deposits declined, Federal deposit insurance expense increased due to the phase out of the secondary reserve credit during 1994. Because of the conversion to a stock company, shareholders' equity was higher at June 30, 1993, than a year earlier. Since state franchise taxes for the last year were based upon shareholders' equity at June 30, 1993, the franchise and other tax expense increased in the past fiscal year. The other expense category rose because of $86,000 in expenses associated with the Merger. Other expenses will continue to be higher than normal as Mutual Federal accrues anticipated final expenses related to the Merger. Non-interest expense increased by 5.2% from 1992 to 1993.

         INCOME TAXES. The provision for income taxes totaled $483,000 in fiscal 1994, $560,000 in fiscal 1993, and $438,000 in fiscal 1992, resulting in an effective tax rate on income before taxes of 32.2%, 33.0% and 40.9%, respectively. The volatility in the provision for income taxes is primarily attributable to the change in net income before taxes, while the difference in effective tax rate is primarily a result of the bad debt deduction and the addition of non-taxable municipal securities to the investment portfolio in 1994. See Note 9 of the Notes to the Financial Statements. For the year ended June 30, 1992, the financial statement provision for loan losses was significantly higher than the bad debt deduction allowed for tax purposes, thereby causing the effective tax rate to exceed the 34% statutory rate.

         CHANGE IN ACCOUNTING FOR INCOME TAXES. Net income increased by $91,000 for the period ending June 30, 1994, as a result of the adoption of SFAS No. 109 effective July 1, 1993. The accounting statement requires, among other things, a change from the deferred method to the liability method of accounting for income taxes.

FINANCIAL CONDITION

         Total assets of Mutual Federal decreased $2,676,000, or 3.1%, to $83,310,000 at June 30, 1994, compared to $85,986,000 at June 30, 1993. The composition of changes in the balance sheet are discussed below.

         INTEREST-BEARING DEPOSITS, INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES. Interest-bearing deposits, investment securities and mortgage-backed securities increased from $33,463,000 at June 30, 1993, to $36,899,000 at June 30, 1994, an increase of 10.3%. The largest component of this increase was the $4,419,000 increase in investment securities primarily caused by the decision to invest in municipal securities.

         At June 30, 1994, U.S. Treasury and agency securities totaled $13,386,000 and comprised 37.5% of the investment and mortgage-backed securities portfolio. Mortgage-backed securities totaled $14,420,000, or 40.4% of the investment portfolio; state and municipal obligations totaled $7,394,000, or 20.7% of the investment portfolio and corporate bonds totaled $500,000, or 1.4% of the investment portfolio. All mortgage-backed investments held are insured or guaranteed by governmental agencies. Management's investment strategy is to limit Mutual Federal's exposure to undue risks while maintaining adequate liquidity should loan demand increase. Maintaining adequate liquidity was the primary reason Mutual Federal classified $3,536,000 of investment securities as "available for sale" as of June 30, 1994.

         LOANS RECEIVABLE. Net loans receivable decreased 12.4% from $49,755,000 at June 30, 1993, to $43,599,000 at June 30, 1994. The majority of this decline was in loans secured by one- to four-family residential real estate located primarily in Mutual Federal's market areas in Montgomery County and Southwestern Ohio. One- to four-family residential loans decreased 13.9% from $42,605,000 at June 30, 1993, to $36,688,000 at June 30, 1994. This
decline is the result of an extremely high number of refinancings by borrowers seeking fixed interest rates in the declining interest rate environment. Because Mutual Federal does not want to expose itself to the interest rate risk which exists with these low fixed interest rates, Mutual Federal is presently not originating long term, fixed-rate loans for its portfolio. As a result, some borrowers have chosen to refinance their mortgages with other financial institutions who are offering fixed-rate loans. Through its agreements with unaffiliated mortgage companies, however, Mutual Federal has been able to offer fixed-rate mortgages, thereby continuing to serve the market without exposing Mutual to the associated interest rate risks. During the year ended June 30, 1994, fixed-rate, one-to-four family residential mortgage loans totaling $13,851,000 were originated and sold to unaffiliated mortgage companies. Mutual Federal had no loans held for sale at June 30, 1994 or 1993.

         Multifamily real estate loans, mostly secured by properties in Montgomery County, decreased 2.2% in the last fiscal year. Nonresidential real estate loans, also mostly in Montgomery County, decreased from $3,343,000 at June 30,

1993, to $3,168,000 at June 30, 1994, a 5.2% decrease. This decrease is a result of repayments and payoffs of existing loans. Mutual Federal has not originated any new nonresidential real estate loans since 1987, at which time management decided to discontinue the nonresidential real estate lending business due to the risk associated with this type of credit.

         Home equity and home improvement loans have decreased 4.9% from $1,581,000 at June 30, 1993, to $1,504,000 at June 30, 1994. The decrease is primarily the result of consumers consolidating mortgage related debts by refinancing their first mortgage loans.

         Consumer loans, consisting primarily of deposit loans, continues to be an insignificant part of Mutual Federal's loan portfolio. Mutual Federal has not been involved in the automobile lending business due to extreme competition by lenders in Mutual Federal's market area and the risks involved with such lending.

         DEPOSITS. Total deposits decreased 4.9% to $68,049,000 at June 30, 1994, as compared to $71,523,000 at June 30, 1993. NOW accounts increased by $1,455,000, or 32.1% during 1994. At the same time passbook savings accounts decreased $1,525,000, or 8.8%, money market demand accounts declined by $1,081,000, or 13.0%; while certificates of deposit declined by $2,323,000, or 5.6%. The decline in deposits reflects consumer reaction to a rising rate environment, during the second half of the year, that caused the return on other interest earning investments to rise more rapidly than deposit rates.

         At June 30, 1994, 3.4% of total deposits were in denominations of $100,000 or more. At June 30, 1993, such deposits were 3.2% of total deposits. Although these deposits do not constitute a significant percentage of the total portfolio, management considers them to be a valuable source of funds. Many of these depositors are long time customers of Mutual Federal, and these accounts are viewed by management to be a stable source of funds.

         ASSET AND LIABILITY MANAGEMENT. A key component of successful asset and liability management is the monitoring and management of interest rate sensitivity, which is a function of the repricing and maturity of interest-earning assets and interest-bearing liabilities. A financial institution will have a negative interest rate sensitivity gap for a given period if the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of the interest-earning assets maturing or otherwise repricing within the same period. In a rising interest rate environment, an institution with a negative interest rate sensitivity gap generally will experience greater increases in the cost of its liabilities than in the yield on its assets. Conversely, in an environment of falling interest rates, the cost of funds of an institution with a negative interest rate sensitivity gap generally will decrease more rapidly than the yield on its assets. Changes in interest rates generally will have the opposite effect on an institution with a positive interest rate sensitivity gap. At June 30, 1994, Mutual Federal's total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $18.7 million, representing a cumulative one-year gap of negative 22.8%.

         For this year's gap calculation Mutual Federal has changed its method. Mutual Federal previously used decay rate assumptions published by the OTS to spread the repricing period for passbook savings, NOW accounts and money market deposit accounts over a period of several years. Decay rate assumptions are no longer published by the OTS. This year's gap calculation assumes that all transaction account deposit categories will reprice within one year because these deposits may be repriced in response to interest rate increases. Using the previous method, at June 30, 1994, Mutual Federal's total interest-bearing liabilities maturing or repricing within one year would have exceeded total interest-earning assets maturing or repricing in the same period by $0.3 million, representing a cumulative one-year gap of negative 0.4%.

         In managing its asset liability mix, Mutual Federal, depending on the relationship between long and short-term interest rates, market conditions and consumer preference, from time to time may place somewhat greater emphasis on maximizing its net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to achieve stable long-term earnings. Management believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates which can result from such a mismatch. As a result, Mutual Federal may be somewhat more exposed to rapid increases in interest rates than other institutions which concentrate principally on matching the duration of their assets and liabilities.


         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1994, which are scheduled to reprice or mature in each of the time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of the asset or liability. The table does not necessarily indicate the impact of general interest rate movements on Mutual Federal's net interest income because the repricing of certain categories of assets and liabilities is subject to competition and other factors beyond Mutual Federal's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and in different volumes.




                                                               (Dollars in thousands)
                                                               ----------------------
                                                   Over one    Over     Over five Over ten
                                                    through    three     through   through
                                         One year    three    through      ten     twenty   Over twenty
                                          or less    years  five years    years     years      years     Total
                                          -------    -----  ----------    -----     -----      -----     -----
Interest-earning assets:(1)
  Fixed-rate mortgage loans              $  1,546   $  1,289   $    898    $ 7,583     $5,401    $ 3,209   $19,926
  Adjustable-rate mortgage loans           20,298      2,207          -          -          -          -    22,505
  Mortgage-backed securities                8,614      1,103      4,703          -          -          -    14,420
  Consumer and other loans                  1,144        205        166        459         28          -     2,002
  Investment securities and other(2)        3,207      4,590      2,750      9,697      2,234        660    23,138
    Total interest-earning assets          34,809      9,394      8,517     17,739      7,663      3,869    81,991
      Less unearned discount                  (63)        (2)        (1)        (8)        (6)       (58)     (138)
    Net interest-earning assets          $ 34,746   $  9,392   $  8,516    $17,731     $7,657    $ 3,811   $81,853
Interest-bearing liabilities:
  Passbook savings                       $ 15,722   $      -   $      -    $     -     $    -    $     -   $15,722
  NOW accounts                              5,990          -          -          -          -          -     5,990
  Money market deposit accounts             7,252          -          -          -          -          -     7,252
  Certificates of deposit                  24,327      9,013      5,732         13          -          -    39,085
  Obligation under ESOP                       137          -          -          -          -          -       137
    Total interest-bearing liabilities   $ 53,428   $  9,013   $  5,732    $    13     $    -    $     -   $68,186
Interest rate sensitivity gap            $(18,682)  $    379   $  2,784    $17,718     $7,657    $ 3,811   $13,667
Cumulative interest rate sensitivity     $(18,682)  $(18,303)  $(15,519)   $ 2,199     $9,856    $13,667
 gap
Cumulative interest rate sensitivity
  gap as a percent of total assets         (22.82)%  (22.36)%  (18.96)%     2.69%     12.04%     16.70%



         The adverse effect of rising interest rates on Mutual Federal's interest income may be exacerbated by the fact that a portion of Mutual Federal's assets subject to repricing are adjustable-rate loans originated prior to 1988, the rates on which are tied to a cost of funds index plus a very small margin, and in some cases even a negative margin. As a result of the inadequate margin, the rates earned on such loans cannot be expected to increase in a rising interest rate environment to rates approximating prevailing market rates. Although Mutual Federal continues to use the cost of funds index, one- to four-family loans originated in recent years utilize a margin of approximately 250 basis points (2.5%), which will facilitate the repricing of such loans at higher rates of interest than will be earned on the older adjustable rate mortgages.


AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

         The following table sets forth certain information relating to Mutual
Federal's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio net of the allowance for loss. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.



                                                                     (Dollars in thousands)
                                                                     ----------------------
                                                                       Year Ended June 30,
                                                  1994                        1993                          1992
                                                  ----                        ----                          ----
                                       Average Interest           Average  Interest            Average   Interest
                                    outstanding earned/  Yield/ outstanding earned/   Yield/ outstanding earned/   Yield/
                                       balance   paid     rate    balance    paid      rate    balance     paid     rate
                                       -------   ----     ----    -------    ----      ----    -------     ----     ----
Interest-earning assets:
  Loans receivable(1)                  $46,559   $3,796    8.16%  $52,855   $4,795     9.07%  $61,801   $6,078    9.83%
  Mortgage-backed securities            14,923      825    5.53     8,751      497     5.68     1,673      134    8.01
  Investment securities (2)             18,327    1,071    5.84    17,537    1,153     6.57    12,503      901    7.21
  Other interest-earning assets          1,397       64    4.58     2,510      107     4.27     1,933       70    3.62
  FHLB stock                               641       31    4.84       613       27     4.40       623       33    5.30
                                       -------   ------    ----   -------   ------     ----   -------   ------    ----
    Total interest-earning
      assets                            81,847    5,787    7.07    82,266    6,579     8.00    78,533    7,216    9.19
  Premises and equipment                   367                        422                         458
  Other assets                           2,755                      2,666                       1,429
                                       -------                    -------                     -------
    Total assets                       $84,969                    $85,354                     $80,420
                                       =======                    =======                     =======
Interest-bearing liabilities:
  Passbook accounts                    $16,804      465    2.77   $17,832      622     3.49   $11,830      590    4.99
  NOW accounts                           5,004       77    1.54     4,354      103     2.37     3,856      141    3.66
  Money market accounts                  7,803      206    2.64     8,902      285     3.20     9,027      428    4.74
  Certificates                          40,338    1,909    4.73    42,817    2,342     5.47    47,943    3,282    6.85
  Obligation of ESOP                       187       13    6.95       153       10     6.54         -        -       -
                                       -------   ------    ----   -------   ------     ----   -------   ------    ----
    Total interest-bearing
      liabilities                       70,136    2,670    3.81    74,058    3,362     4.54    72,656    4,441    6.11
                                                 ------    ----             ------     ----             ------    ----
  Other liabilities                        305                        507                         629
                                       -------                    -------                     -------
    Total liabilities                   70,441                     74,565                      73,285
Shareholders' equity                    14,528                     10,789                       7,135
                                       -------                    -------                     -------
    Total liabilities and
      shareholders' equity             $84,969                    $85,354                     $80,420
                                       =======                    =======                     =======
Net interest income                              $3,117                     $3,217                      $2,775
                                                 ======                     ======                      ======
Interest rate spread                                       3.26%                       3.46%                      3.08%
                                                           ====                        ====                       ====
Net interest earning assets            $11,711                    $ 8,208                     $ 5,877
                                       =======                    =======                     =======
Net yield on average interest-
  earning assets                                           3.81%                       3.91%                      3.53%
                                                           ====                        ====                       ====
Average interest-earning assets
  to average interest-bearing
  liabilities                                       117%                       111%                        108%

(1) Net of deferred loan fees, loan discounts, loans in process and loan loss reserves. For purposes of this schedule, nonaccrual loans are included in loans. Fees collected on loans are included in interest on loans.
(2) Interest income is reported on a historical basis without tax-equivalent adjustment.



         The following table sets forth the weighted average yields on Mutual
Federal's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates indicated.

                                                                                    At June 30,
                                                                                    -----------
                                                                        1994           1993            1992
                                                                        ----           ----            ----
Weighted-average yield on:
   Loans receivable (1)                                                   7.33%          7.98%          9.01%
   Mortgage-backed securities                                             5.61           5.51           7.77
   Investment securities available for sale                               7.92              -              -
   Investment securities held to maturity                                 5.44           6.56           6.99
   Other interest-earning assets                                          4.80           3.59           4.48
   Combined weighted-average yield on
   interest-earning assets                                                6.58           7.16           8.41
Weighted-average rate paid on:
   Passbook accounts                                                      2.64           3.22           4.50
   NOW accounts                                                           1.48           2.41           3.43
   Money market accounts                                                  2.72           2.93           4.12
   Certificates of deposit                                                4.71           5.11           6.42
   Obligation of ESOP                                                     7.75           6.50              -
   Combined weighted-average rate paid
   on interest-bearing liabilities                                        3.74           4.23           5.55
Interest rate spread                                                      2.84%          2.93%          2.86%

(1)   Non-accruing loans have been included in the table as having a yield of zero.





          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

RATE/VOLUME ANALYSIS

         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Mutual Federal's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

                                                                      Year ended June 30,
                                                                      -------------------
                                         1994 vs. 1993                   1993 vs. 1992                     1992 vs. 1991
                                         -------------                   --------------                    -------------
                                           Increase                         Increase                         Increase
                                          (decrease)                       (decrease)                       (decrease)
                                            due to                           due to                           due to
                                            ------                           ------                           ------
                                Volume       Rate        Total      Volume    Rate         Total    Volume     Rate     Total
                                ------       ----        -----      ------    ----         -----    ------     ----     -----
                                                                              (In
                                                                           thousands)
Interest income attributable to:
    Loans receivable            $(540)      $(459)      $(999)     $(835)  $  (448)    $(1,283)     $(445)     $ (20)    $(465)
    Mortgage-backed securities    342         (14)        328        413       (50)        363        117          -       117
    Investment securities          50        (132)        (82)       337       (85)        252        498        (17)      481
    FHLB stock                      1           3           4         (1)       (5)         (6)        (1)       (11)      (12)
    Other interest-earning
    assets (1)                    (50)          7         (43)        23        14          37        (13)       (35)      (48)
                                -----       -----       -----      -----   -------     -------      -----      -----     -----
         Total interest income   (197)       (595)       (792)       (63)     (574)       (637)       156        (83)       73
                                -----       -----       -----      -----   -------     -------      -----      -----     -----
Interest expense attributable to:
    Passbook accounts             (34)       (123)       (157)       243      (211)         32        167        (40)      127
    NOW accounts                   14         (40)        (26)        16       (54)        (38)        31        (43)      (12)
    Money market accounts         (33)        (46)        (79)        (6)     (137)       (143)        21        (86)      (65)
    Certificates of deposit      (130)       (303)       (433)      (326)     (614)       (940)       (67)      (483)     (550)
    Obligation of ESOP              2           1           3         10         -          10          -          -         -
                                -----       -----       -----      -----   -------     -------      -----      -----     -----
         Total interest expense  (181)       (511)       (692)       (63)   (1,016)     (1,079)       152       (652)     (500)
                                -----       -----       -----      -----   -------     -------      -----      -----     -----
Increase (decrease) in
    net interest income         $ (16)      $ (84)      $(100)     $   -   $   442     $   442      $   4      $ 569     $ 573
                                =====       =====       =====      =====   =======     =======      =====      =====     =====

(1) Includes interest-bearing deposits in other financial institutions and other interest-earning assets.

LIQUIDITY AND CAPITAL RESOURCES

    Mutual Federal's liquidity, represented by cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the year ended June 30, 1994:

                                                                                                    (In
                                                                                                 thousands)
Net income                                                                                          $ 1,104
Adjustments to reconcile net income to net cash from operating activities                               455
                                                                                                    -------
Net cash from operating activities                                                                    1,559
Net cash from investing activities                                                                    2,224
Net cash from financing activities                                                                   (3,835)
                                                                                                    -------
Net change in cash and cash equivalents                                                                 (52)
Cash and cash equivalents at beginning of period                                                      2,076
                                                                                                    -------
Cash and cash equivalents at end of period                                                          $ 2,024
                                                                                                    =======

         The adjustments to reconcile net income to net cash from operating activities consist mainly of the provision for loan losses, changes in other asset and liability accounts, depreciation, amortization and accretion, dividends on FHLB stock and loss on sale of property and equipment. The most significant components of the $2.2 million of net cash proceeds from investing activities were sales and proceeds from maturities of investment and mortgage-backed securities of $11.6 million and a net decrease in loans of $6.2 million which were offset by $15.9 million of investment and mortgage-backed securities purchases. Mutual Federal's primary financing activity is accepting deposits. The decline in deposits was the primary contributor to the $3.8 million in cash outflows from financing activities.

         Mutual Federal's principal sources of funds are customer deposits, loan repayments and other funds provided by operations. From time to time, Mutual Federal also utilizes advances from the FHLB of Cincinnati. Mutual Federal maintains its level of liquid assets based upon management's assessment of (i) Mutual Federal's need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of Mutual Federal's asset and liability management program. The OTS requires thrift institutions to maintain minimum levels of liquid assets. OTS regulations currently require Mutual Federal to maintain an average daily balance of liquid assets equal to at least 5% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At June 30, 1994, Mutual Federal's regulatory liquidity ratio was 18.84%. At such date, Mutual Federal had commitments to originate loans totaling $320,000 and no commitments to purchase or sell loans. Mutual Federal considers its liquidity and capital reserves sufficient to meet its outstanding short and long-term needs. Mutual Federal expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities. See Note 7 of the Notes to Financial Statements.

         Federally insured savings institutions, such as Mutual Federal, are required to meet a 1.5% tangible capital requirement, a 3.0% leverage ratio (or core capital) requirement and an 8.0% risk-based capital requirement. At June 30, 1994, Mutual Federal met these requirements with a tangible capital ratio of 17.87%, a core capital ratio of 17.87% and a risk-based capital ratio of 48.20%. See Note 8 of the Notes to Financial Statements.

ACCOUNTING STANDARDS

         At June 30, 1994, Mutual Federal adopted SFAS No. 115 and accordingly classified its securities into the categories discussed in Note 1 in the "Notes to Financial Statements." Prior to this date, securities were reported at amortized cost except for securities held for sale, which were reported at the lower of cost or market. This reclassification increased equity by $3,460 at June 30, 1994, the after-tax effect of the adjustment from amortized cost to fair value for securities available for sale at that date.

         Effective July 1, 1993, Mutual Federal adopted SFAS No. 109, "Accounting for Income Taxes," which requires that Mutual Federal follow the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The effect on years prior to 1994 of changing to this method was a $90,768 benefit and this amount is reflected in the statement of income as the cumulative effect of change in accounting for income taxes. This change had no significant effect on the provision for income taxes for 1994.

         The FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" in May, 1993, effective for fiscal years beginning after December 15, 1994. It requires that impaired loans that are within the scope of this Statement be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the loan if the loan is collateral dependent. This statement is not expected to have a material impact on Mutual Federal's financial statements.

         The Accounting Standards Executive Committee issued Statement of Position ("SOP") 93-6, "Employer's Accounting for Employee Stock Ownership Plans" on November 22, 1993, for fiscal years beginning after December 15, 1993. Under SOP 93-6, when shares acquired by the plan after December 31, 1992, are allocated to employees, expense is recorded using fair value of the shares. Currently, the cost of the shares is used to measure expense. Mutual Federal's Employee Stock Ownership Plan acquired its shares on December 30, 1992. Therefore, the adoption of SOP 93-6 will have no effect.

         The FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in December, 1990, effective for fiscal years beginning after December 15, 1992. This changed the accounting for postretirement benefits from recognizing costs as benefits are paid to accruing costs during an employee's working career. Both the postretirement expense and the liability will be computed based on an actuarial valuation. At the present time, Mutual Federal provides no postretirement benefits subject to SFAS No. 106.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of Mutual Federal are monetary in nature. As a result, interest rates have a more significant impact on Mutual Federal's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, the liquidity, maturity structure and quality of Mutual Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.


                                 LEGAL MATTERS


         Dinsmore & Shohl, Cincinnati, Ohio, counsel for Fifth Third, has rendered its opinion that the shares of Fifth Third Common Stock to be issued to the shareholders of Mutual Federal in connection with the Merger have been duly authorized and, if issued pursuant to the Affiliation Agreement and the Merger Agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Such firm will also render its opinion with respect to certain federal income tax consequences of the Merger to Fifth Third, Mutual Federal and the shareholders of Mutual Federal.

         Nolan W. Carson, a partner in Dinsmore & Shohl, is a Director of Fifth Third. As of August 10, 1994, partners of Dinsmore & Shohl and attorneys employed by such firm beneficially owned 34,279 shares of Fifth Third Common Stock.

                                    EXPERTS

         The financial statements incorporated in this prospectus by reference from Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for debt and equity securities) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Mutual Federal from Mutual Federal's Annual Report on Form 10-KSB for the year ended June 30, 1994, have been audited by Crowe, Chizek and Company, independent certified public accountants, as stated in their report given upon their authority as experts in accounting and auditing.

                            SHAREHOLDERS' PROPOSALS

         If the Merger fails to be consummated, any shareholder proposal, in order to be eligible for inclusion in the proxy materials for Mutual Federal's Annual Meeting of Shareholders to be held in October, 1995, must be received by Mutual Federal on or before May 22, 1994, at its principal executive offices, 23 East Central Avenue, Miamisburg, Ohio 45342, Attn: Marjorie A. Brookhart, Secretary. The Board of Directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1995 proxy statement for consideration at the 1995 Annual Meeting of Shareholders.

                                 OTHER MATTERS

         The Board of Directors of Mutual Federal knows of no other matters which may come before the Special Meeting. However, if any matters other than those set forth in the notice should be properly presented for action, including any adjournment of the Special Meeting, such matters will be handled in accordance with applicable legal requirements.

                      MUTUAL FEDERAL FINANCIAL STATEMENTS





          [THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank
Miamisburg, Ohio


We have audited the accompanying balance sheets of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank as of June 30, 1994 and 1993, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years ended June 30, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank as of June 30, 1994 and 1993, and the results of its operations and its cash flows for each of the three years ended June 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for certain investment securities and income taxes to comply with new accounting guidance.




                                                Crowe, Chizek and Company

Columbus, Ohio
July 29, 1994
                                      61

                                            MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                                                       A STOCK SAVINGS BANK
                                                          BALANCE SHEETS
                                                      June 30, 1994 and 1993

- -------------------------------------------------------------------------------------------------------------------------
                                                                                             1994            1993
                                                                                             ----            ----
ASSETS
Cash and due from banks                                                                 $ 1,024,253     $   576,187
Federal Home Loan Bank overnight
  deposits - interest bearing                                                             1,000,000       1,500,000
                                                                                        -----------     -----------
  Cash and cash equivalents                                                               2,024,253       2,076,187
Interest bearing time deposits in other financial
  institutions                                                                              199,000         499,000
Investment securities available for sale (estimated
  market value of $4,193,750 at 1993) (Note 2)                                            3,535,541       4,072,726
Investment securities (estimated market values of
  $16,817,485 in 1994 and $13,276,487 in 1993) (Note 2)                                  17,744,089      12,787,847
Mortgage-backed securities (estimated market
  value of $14,004,419 in 1994 and $14,918,200
  in 1993) (Note 2)                                                                      14,420,370      14,602,982
Loans receivable - net (Note 3)                                                          43,599,022      49,754,780
Office properties and equipment - net (Note 4)                                              344,433         388,974
Federal Home Loan Bank stock, at cost                                                       659,700         628,600
Accrued interest receivable (Note 5)                                                        583,574         660,295
Other assets                                                                                200,418         514,566
                                                                                        -----------     -----------
       Total assets                                                                     $83,310,400     $85,985,957
                                                                                        ===========     ===========
LIABILITIES
Deposits (Note 6)                                                                       $68,049,251   $  71,522,553
Other liabilities                                                                           236,492         276,706
Obligation of employee stock ownership plan (Note 10)                                       136,833         270,833
                                                                                        -----------     -----------
   Total liabilities                                                                     68,422,576      72,070,092
                                                                                        -----------     -----------
Commitments and contingencies (Note 7)

SHAREHOLDERS' EQUITY
Preferred stock, $1.00 par value, 1,000,000 shares
  authorized, none outstanding
Common stock, $1.00 par value, 2,000,000 shares
  authorized, 648,025 shares issued and
  outstanding                                                                               648,025         648,025
Additional paid-in capital                                                                5,540,340       5,529,695
Retained earnings (Note 9)                                                                8,940,187       8,208,352
Obligation under employee stock ownership
  plan (Note 10)                                                                           (136,833)       (270,833)
Unearned compensation (Note 11)                                                            (107,355)       (199,374)
Unrealized gain on securities available for sale                                              3,460
                                                                                        -----------     -----------
   Total shareholders' equity (Note 8)                                                   14,887,824      13,915,865
                                                                                        -----------     -----------
     Total liabilities and shareholders' equity                                         $83,310,400     $85,985,957
                                                                                        ===========     ===========

- -------------------------------------------------------------------------------------------------------------------------
                                          See accompanying notes to financial statements.

                                      62

                                   MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                                              A STOCK SAVINGS BANK
                                              STATEMENTS OF INCOME
                                   Years ended June 30, 1994, 1993 and 1992
- ----------------------------------------------------------------------------------------------------------
                                                                      1994           1993             1992
                                                                      ----           ----             ----
INTEREST INCOME
  Loans                                                         $   3,795,680   $  4,794,865    $   6,078,293
  Mortgage-backed securities                                          825,024        496,227          134,000
  Investment securities                                             1,071,238      1,153,201          901,000
  Other                                                                95,478        134,304          102,623
                                                                -------------   ------------    -------------
   Total interest income                                            5,787,420      6,578,597        7,215,916
                                                                -------------   ------------    -------------
INTEREST EXPENSE
  Deposits (Note 6)                                                 2,656,665      3,351,402        4,441,227
  Other                                                                12,977         10,215
                                                                -------------   ------------    -------------
   Total interest expense                                           2,669,642      3,361,617        4,441,227
                                                                -------------   ------------    -------------

NET INTEREST INCOME                                                 3,117,778      3,216,980        2,774,689

PROVISION FOR LOAN LOSSES (Note 3)                                     15,460         85,000          268,000
                                                                -------------   ------------    -------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                         3,102,318      3,131,980        2,506,689
                                                                -------------   ------------    -------------
NONINTEREST INCOME
  Agent fees                                                          208,833        198,159          136,728
  Service charges                                                      82,240         87,618           88,842
  Net gain on sale of investment securities                            84,266         28,267               16
  Other                                                                51,581         46,606           45,709
                                                                -------------   ------------    -------------
   Total noninterest income                                           426,920        360,650          271,295
                                                                -------------   ------------    -------------
NONINTEREST EXPENSE
  Salaries and employee benefits                                      954,119        854,326          762,564
  Occupancy and equipment                                             220,217        226,368          260,258
  Federal deposit insurance premium                                   168,000        135,557          158,976
  Franchise and other taxes                                           160,986        105,000           94,561
  Data processing                                                      62,783         74,329           67,005
  Other                                                               466,952        401,126          364,761
                                                                -------------   ------------    -------------
   Total noninterest expense                                        2,033,057      1,796,706        1,708,125
                                                                -------------   ------------    -------------
INCOME BEFORE INCOME TAXES
  AND ACCOUNTING CHANGE                                             1,496,181      1,695,924        1,069,859

PROVISION FOR INCOME TAX (Note 9)                                     482,500        560,000          438,085
                                                                -------------   ------------    -------------
INCOME BEFORE ACCOUNTING CHANGE                                     1,013,681      1,135,924          631,774

Cumulative effect on prior years (to
  June 30, 1993) of a change in
  accounting for income taxes                                          90,768
                                                                -------------   ------------    -------------
NET INCOME                                                      $   1,104,449   $  1,135,924    $     631,774
                                                                =============   ============    =============

See accompanying notes to financial statements.
- -------------------------------------------------------------------------------------------------------------
                                              (Continued)

                                            MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                                                       A STOCK SAVINGS BANK
                                                 STATEMENTS OF INCOME (Continued)
                                             Years ended June 30, 1994, 1993 and 1992
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                 1994                     1993                    1992
                                                                 ----                     ----                    ----
EARNINGS PER COMMON SHARE (NOTE 1)

  Primary earnings per share
   Income before accounting change                              $  1.49                 $   .87
   Cumulative effect of change in accounting
     for income taxes                                               .14
                                                                -------                 ------

       Primary earnings per share                               $  1.63                 $  .87
                                                                =======                 ======

  Fully diluted earnings per share
   Income before accounting change                              $  1.48                 $  .87
   Cumulative effect of change in accounting
     for income taxes                                               .13
                                                                -------                 ------

       Fully diluted earnings per share                         $  1.61                 $  .87
                                                                =======                 ======

















- ---------------------------------------------------------------------------------------------------------------------------------
                                          See accompanying notes to financial statements.

                                            MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                                                       A STOCK SAVINGS BANK
                                           STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                             Years ended June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                          Additional                                 Obligation
                                                    Common                  Paid in                  Retained           Under
                                                     Stock                  Capital                  Earnings           ESOP

Balance at July 1, 1991                                                                         $   6,578,360
Net income for the year ended June 30, 1992                                                           631,774
                                                -----------             -------------           -------------         -------------
Balance at June 30, 1992                                                                            7,210,134
Sale of 648,025 shares of common stock,
  net of conversion costs (Note 13)             $   648,025             $   5,529,695
Obligation under employee stock ownership
  plan (Note 10)                                                                                                      $  (300,000)
Principal reduction on obligation under
  employee stock ownership plan                                                                                            29,167
Unearned compensation expense with respect
  to recognition and retention plan (Note 11)
Compensation expense with respect
  to recognition and retention plan
Net income for the year ended June 30, 1993                                                         1,135,924
Cash dividends - $.21 per share                                                                      (137,706)
                                                -----------             -------------           -------------         -------------
Balance at June 30, 1993                            648,025                 5,529,695               8,208,352            (270,833)
Principal reduction on obligation under
  employee stock ownership plan                                                                                           134,000

Compensation expense with respect
  to recognition and retention plan
Tax benefit arising from stock issuance with
  respect to recognition and retention plan                                    10,645
Net income for the year ended June 30, 1994                                                         1,104,449
Cash dividends - $.575 per share                                                                     (372,614)
Unrealized gain on securities available for sale
                                                 ----------             -------------            ------------           ---------
Balance at June 30, 1994                         $  648,025             $   5,540,340            $  8,940,187           $(136,833)
                                                 ==========             =============            ============           =========

                                                                        Unrealized
                                                                          Gain on
                                                                        Securities                  Total
                                                    Unearned            Available                Shareholders'
                                                  Compensation           for Sale                   Equity
Balance at July 1, 1991                                                                         $   6,578,360
Net income for the year ended June 30, 1992                                                           631,774
                                                 -----------            -------------           -------------
Balance at June 30, 1992                                                                            7,210,134
Sale of 648,025 shares of common stock,
  net of conversion costs (Note 13)                                                                 6,177,720
Obligation under employee stock ownership
  plan (Note 10)                                                                                     (300,000)
Principal reduction on obligation under
  employee stock ownership plan                                                                        29,167
Unearned compensation expense with respect
  to recognition and retention plan (Note 11)    $  (258,992)                                        (258,992)
Compensation expense with respect
  to recognition and retention plan                   59,618                                           59,618
Net income for the year ended June 30, 1993                                                         1,135,924
Cash dividends - $.21 per share                                                                      (137,706)
                                                 -----------            -------------           -------------
Balance at June 30, 1993                            (199,374)                                      13,915,865
Principal reduction on obligation under
  employee stock ownership plan                                                                       134,000

Compensation expense with respect
  to recognition and retention plan                   92,019                                           92,019
Tax benefit arising from stock issuance with
  respect to recognition and retention plan                                                            10,645
Net income for the year ended June 30, 1994                                                         1,104,449
Cash dividends - $.575 per share                                                                     (372,614)
Unrealized gain on securities available for sale                             $  3,460                   3,460
                                                 -----------            -------------           -------------
Balance at June 30, 1994                         $  (107,355)                $  3,460           $  14,887,824
                                                 ===========            =============           =============

- ------------------------------------------------------------------------------------------------------------------------------------
                                          See accompanying notes to financial statements.

                          MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                                     A STOCK SAVINGS BANK
                                   STATEMENTS OF CASH FLOWS
                          Years ended June 30, 1994, 1993 and 1992
==============================================================================================
                                                      1994            1993             1992
                                                      ----            ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $  1,104,449    $  1,135,924    $    631,774
  Adjustments to reconcile net income
    to net cash from operating activities
      Depreciation                                        63,695          75,051          76,394
      Provision for loan losses                           15,460          85,000         268,000
      Net amortization                                   132,404         132,718          38,167
      Agent fees                                        (208,833)       (198,159)       (136,728)
      Proceeds from sale of loans                     14,059,833      13,063,159      10,108,728
      Loans originated for sale                      (13,851,000)    (12,865,000)     (9,972,000)
      Net gain on sale of investment
        securities                                       (84,266)        (28,267)            (16)
      Stock dividend on FHLB stock                       (31,100)        (26,900)        (32,900)
      Loss on sale of properties and
        equipment                                                                         23,698
      Amortization of unearned compensation               92,019          59,618
      Deferred taxes                                      48,863          32,918          67,841
      Cumulative effect of accounting change             (90,768)
      Change in
        Deferred loan fees                               (81,941)       (130,359)       (133,265)
        Interest receivable                               76,721          88,984        (168,689)
        Other assets                                     314,148         (39,520)       (210,708)
        Income tax liability                             (45,287)       (142,918)        161,342
        Other liabilities                                 45,195         (67,370)        (74,311)
                                                    ------------    ------------    ------------
       Net cash from operating
         activities                                    1,559,592       1,174,879         647,327
                                                    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investments and mortgage-backed
    securities:
      Purchases                                      (15,927,714)    (17,574,684)    (14,322,313)
      Proceeds from sales                              2,660,469       2,513,389         501,609
      Proceeds from maturities
        and payments received                          8,987,905       4,439,036       1,304,092
  Proceeds from redemption of FHLB stock                                                  70,200
  Net decrease in time deposits in other
    financial institutions                               300,000         400,000         101,000
  Net decrease in loans                                6,222,239       7,117,705       8,351,286
  Properties and equipment expenditures                  (19,154)        (35,922)       (108,600)
  Proceeds from sale of properties and
    equipment                                                                              3,400
                                                    ------------    ------------    ------------
  Net cash from investing activities                   2,223,745     (3,140,476)     (4,099,326)
                                                    ------------    ------------    ------------

- ---------------------------------------------------------------------------------------------
                                        (Continued)

                     MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                               A STOCK SAVINGS BANK
                        STATEMENTS OF CASH FLOWS (Continued)
                     Years ended June 30, 1994, 1993 and 1992
==============================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits              (3,473,302)     (3,329,482)      3,158,095
  Proceeds from stock subscriptions,
    net of conversion costs                                         6,177,720
  Purchase of company stock for recognition
    and retention plan                                               (258,992)
  Tax benefit from recognition and
    retention plan shares issued                       10,645
  Dividends paid                                     (372,614)       (137,706)
                                                 ------------    ------------    ------------
      Net cash from financing activities           (3,835,271)      2,451,540       3,158,095
                                                 ------------    ------------    ------------

  Net change in cash and cash equivalents             (51,934)        485,943        (293,904)

Cash and cash equivalents at beginning of
  year                                              2,076,187       1,590,244       1,884,148
                                                 ------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR         $  2,024,253    $  2,076,187    $  1,590,244
                                                 ============    ============    ============

Supplemental disclosures of cash flow
  information
    Cash paid during the period for
      Interest                                   $  2,669,642    $  3,361,617    $  4,441,227
      Income taxes                                    469,000         670,000         196,801
    Noncash financing activities
      Obligation of employee stock
        ownership plan                                                300,000
      Principal reduction on obligation under
        employee stock ownership plan                134,000           29,167

- -----------------------------------------------------------------------------------------------
                                       (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT AND MORTGAGE-BACKED SECURITIES: At June 30, 1994, Mutual Federal Savings Bank ("Bank") adopted Statement of Financial Accounting Standards ("SFAS") No. 115 and accordingly classified its securities into the categories discussed below. Prior to this date, securities were reported at amortized cost except for securities held for sale, which were reported at the lower of cost or market. This reclassification increased equity by $3,460 at June 30, 1994, the after-tax effect of the adjustment from amortized cost to fair value for securities available for sale at that date.

The Bank classifies securities into held to maturity, available for sale and trading categories. Held-to-maturity securities are those which the Bank has the positive intent to hold to maturity, and are reported at amortized cost. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax. Trading securities are bought principally for sale in the near term and are reported at fair value with unrealized gain or losses included in earnings.

Realized gains or losses are determined based on the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

ALLOWANCE FOR LOSSES ON LOANS: Because some loans may not be repaid in full, an allowance for losses on loans is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off against the allowance by management when deemed uncollectible, although collection efforts continue and future recoveries may occur.


- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

REAL ESTATE OWNED: Real estate acquired through foreclosure or deed-in-lieu-of-foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell. Any reduction from the carrying value of the related loan to estimated fair value at the time the property is acquired is accounted for as a loan charge-off. Any subsequent reductions in the estimated fair value are reflected in a valuation allowance through a charge to other real estate expense. Expenses incurred to carry other real estate are charged to operations as incurred.

OFFICE PROPERTIES AND EQUIPMENT: Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the respective properties and equipment. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

INTEREST INCOME ON LOANS: Interest income on loans is accrued over the term of the loans based upon the principal outstanding except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued.

LOAN ORIGINATION FEES: Loan fees, net of direct loan origination costs, are deferred and recognized over the life of the loan as a yield adjustment.

AGENT FEES: The Bank is a party to an agreement in which it originates and immediately sells fixed rate mortgages to an unaffiliated mortgage company. The Bank does not retain any of the principal amounts nor does it service the loans. Accordingly, fees received for originating the loans are recognized currently. There were no loans held for sale at June 30, 1994 or 1993.

INCOME TAXES: Effective July 1, 1993, the Bank adopted SFAS No. 109, "Accounting For Income Taxes," which requires that the Bank follow the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

The effect on years prior to 1994 of changing to this method was a $90,768 benefit and this amount is reflected in the statements of income as the cumulative effect of a change in accounting for income taxes. This change had no significant effect on the provision for income taxes for 1994.

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CONCENTRATIONS OF CREDIT RISK: The Bank grants residential and consumer loans to customers located in Montgomery County in southwestern Ohio. Prior to 1988, the Bank also granted commercial real estate loans. Residential mortgage loans and commercial real estate loans make up approximately 96% of the Bank's loan portfolio and the remaining 4% is made up of consumer and other loans. The Bank, in the normal course of business, has commitments to make loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 7.

STATEMENT OF CASH FLOWS: Cash and cash equivalents include the Bank's cash on hand, demand balances with banks and Federal Home Loan Bank overnight deposits. The Bank reports net cash flows from customer loan transactions, deposit transactions and deposits with other financial institutions.

EARNINGS PER COMMON SHARE: For 1994, primary earnings per share is based on the weighted average number of shares outstanding during the year and the assumed exercise of dilutive stock options less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Bank's common stock. Fully diluted earnings per share reflects the additional dilution related to the stock options due to the use of the market price at June 30, 1994. The primary and fully diluted weighted average shares outstanding for the year ended June 30, 1994 were 679,021 and 684,540, respectively.

Earnings per common share for 1993 was computed by dividing net income subsequent to conversion by the weighted average number of shares outstanding for the same period. Net income subsequent to the December 30, 1992 conversion was $564,521. The weighted average number of shares outstanding was 648,025. The stock options granted as a part of the mutual to stock conversion were still subject to shareholder approval as of June 30, 1993. Had these options been outstanding as of June 30, 1993, primary and fully diluted earnings per share would have been $0.84.

RECLASSIFICATIONS: Certain reclassifications have been made to the 1993 and 1992 financial statements to be comparable to the 1994 presentation.

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------
NOTE 2 - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of investment and mortgage-backed securities at June 30 are as follows:

                                                   1 9 9 4
                                                   -------
                                                 Gross        Gross     Estimated
                                   Amortized   Unrealized  Unrealized    Market
                                     Cost        Gains         Losses     Value
                                   ---------   ----------  ----------   ---------
  Investment securities
   available for sale
    U.S. Treasury securities     $    500,019   $   6,311              $   506,330
    U.S. Agency securities          3,030,279       3,052   $   4,120    3,029,211
                                 ------------   ---------   ---------  -----------
                                 $  3,530,298   $   9,363   $   4,120  $ 3,535,541
                                 ============   =========   =========  ===========
  Investment securities
   held to maturity
    U.S. Treasury securities     $  1,526,446   $   7,150   $   1,251  $ 1,532,345
    U.S. Agency securities          8,324,205      30,193     303,580    8,050,818
    Corporate bonds                   499,924       3,041                  502,965
    State and municipal
     obligations                    7,393,514                 662,157    6,731,357
                                 ------------   ---------   ---------  -----------
                                 $ 17,744,089   $  40,384   $ 966,988  $16,817,485
                                 ============   =========   =========  ===========

  Mortgage-backed securities
   held to maturity              $ 14,420,370   $  42,774   $ 458,725  $14,004,419
                                 ============   =========   =========  ===========



                                                     1 9 9 3
                                                     -------
                                                 Gross       Gross      Estimated
                                   Amortized   Unrealized  Unrealized    Market
                                     Cost        Gains       Losses      Value
                                   ---------   ----------  ----------   ---------
  Investment securities
   held for sale
    U.S. Treasury securities     $  1,501,366   $  20,507              $ 1,521,873
    U.S. Agency securities          2,571,360     100,517                2,671,877
                                 ------------   ---------              -----------
                                 $  4,072,726   $ 121,024              $ 4,193,750
                                 ============   =========              ===========

  Investment securities
   held to maturity
    U.S. Treasury securities     $  3,043,252   $  101,279             $ 3,144,531
    U.S. Agency securities          9,204,889      389,977  $   2,616    9,592,250
    Corporate bonds                   499,706                              499,706
    State and municipal
     obligations                       40,000                               40,000
                                 ------------   ----------  ---------  -----------
                                 $ 12,787,847   $  491,256  $   2,616  $13,276,487
                                 ============   ==========  =========  ===========
  Mortgage-backed securities     $ 14,602,982   $  343,934  $  28,716  $14,918,200
===================================================================================
                                 (Continued)

                                      71

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES
(Continued)

The amortized cost and estimated market value of investment securities available for sale and held to maturity at June 30, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               Estimated
                                             Amortized           Market
                                                Cost             Value
                                            ------------      ------------
  Investment securities
   available for sale
    Due in one year or less                 $  1,000,189      $  1,006,640
    Due after one year through five years        499,628           502,030
    Due after five years through ten years     2,030,481         2,026,871
                                            ------------      ------------
                                            $  3,530,298      $  3,535,541
                                            ============      ============

  Investment securities
   held to maturity
    Due in one year or less                 $  1,001,613      $  1,010,620
    Due after one year through five years      6,838,774         6,788,898
    Due after five years through ten years     7,669,726         7,003,161
    Due after ten years                        2,233,976         2,014,806
                                            ------------      ------------
                                            $ 17,744,089      $ 16,817,485
                                            ============      ============

Proceeds from sales of investment securities during 1994 were $2,660,469. Gross gains of $84,266 were realized on those sales. Proceeds from sales of investment securities during 1993 were $2,513,389. Gross gains of $34,852 and gross losses of $6,585 were realized on those sales. Proceeds from sales of investment securities during 1992 were $501,609. Gross gains of $16 were realized on those sales.

At June 30, 1994, no investment securities were pledged to secure public deposits or for other purposes as required or permitted by law.

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
===============================================================================

NOTE 2 - INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES
(Continued)

The carrying values and estimated market values of mortgage-backed securities held to maturity at June 30 are as follows:

                                                   1 9 9 4
                                                   -------
                                                                                    Estimated
                          Principal      Unamortized   Unearned       Carrying       Market
                           Balance         Premiums    Discounts       Value          Value
                        ------------     -----------   ---------    ------------   ------------
FNMA balloon            $  5,347,372      $ 18,845     $  4,680     $  5,361,537   $  5,066,632
FHLMC balloon                440,128         2,522                       442,650        405,468
FNMA ARM                   2,201,374        14,250        1,646        2,213,978      2,235,537
FHLMC ARM                  1,419,649         8,905        7,173        1,421,381      1,419,002
GNMA ARM                   4,995,380         8,145       22,701        4,980,824      4,877,780
                        ------------      --------     --------     ------------   ------------
                        $ 14,403,903      $ 52,667     $ 36,200     $ 14,420,370   $ 14,004,419
                        ============      ========     ========     ============   ============

                                                  1 9 9 3
                                                  -------
                                                                                     Estimated
                          Principal      Unamortized   Unearned       Carrying        Market
                           Balance         Premiums    Discounts        Value          Value
                        ------------     -----------   ---------    ------------   ------------
FNMA balloon            $  4,227,987      $ 16,310      $  5,119    $  4,239,178   $  4,337,420
FHLMC balloon                595,730         3,667           721         598,676        614,707
FNMA ARM                   3,418,156        27,268         2,389       3,443,035      3,503,483
FHLMC ARM                    967,461        15,987                       983,448        954,732
GNMA ARM                   5,355,622         9,975        26,952       5,338,645      5,507,858
                        ------------      --------      --------    ------------   ------------
                        $ 14,564,956      $ 73,207      $ 35,181    $ 14,602,982   $ 14,918,200
                        ============      ========      ========    ============   ============

There were no sales of mortgage-backed securities during 1994, 1993 or 1992.

- -----------------------------------------------------------------------------------------------
                                  (Continued)

                                      73

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
===============================================================================

NOTE 3 - LOANS RECEIVABLE

Loans receivable at June 30 are summarized as follows:

                                                1994            1993
                                                ----            ----
  Residential real estate one-to-
    four family first mortgage             $ 36,688,025     $ 42,604,641
  Multi-family real estate mortgage           2,030,755        2,076,584
  Real estate construction                    1,270,000          750,600
  Commercial real estate                      3,168,276        3,342,677
  Home equity and home improvement            1,503,558        1,580,662
  Consumer                                      498,284          623,082
                                           ------------     ------------
      Total                                  45,158,898       50,978,246
  Unearned and deferred income                 (138,198)        (220,139)
  Allowance for losses on loans                (695,530)        (662,787)
  Loans in process                             (726,148)        (340,540)
                                           ------------     ------------

                                           $ 43,599,022     $ 49,754,780
                                           ============     ============

The Bank has granted loans to officers and directors of the Bank. Loans to such borrowers and to their immediate families are summarized below:

  Aggregate balance - July 1, 1993         $    232,392
  New loans                                      85,000
  Repayments                                   (190,289)
  Other changes                                  78,922
                                           ------------

  Aggregate balance - June 30, 1994        $    206,025
                                           ============


Activity in the allowance for losses on loans is as follows:

                                       1994         1993        1992
                                       ----         ----        ----
  Balance at beginning of period    $ 662,787    $ 576,616    $ 372,583
  Provision for losses                 15,460       85,000      268,000
  Recoveries                           27,000        1,171        1,262
  Loans charged-off                    (9,717)                  (65,229)
                                    ---------    ---------    ---------

  Balance at end of period          $ 695,530    $ 662,787    $ 576,616
                                    =========    =========    =========

- ------------------------------------------------------------------------------
                                  (Continued)


                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
===============================================================================

NOTE 3 - LOANS RECEIVABLE (Continued)

Nonaccrual and renegotiated loans for which interest has been reduced totaled $354,661, $829,410, and $452,226, at June 30, 1994, 1993 and 1992. Interest
income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended June 30 are summarized below:

                                           1994          1993         1992
                                           ----          ----         ----
  Interest income that would have
    been recorded                       $  42,784    $   68,880   $    27,937
  Interest income recognized               27,729         3,156         5,473
                                        ---------    ----------   -----------
  Interest income foregone              $  15,055    $   65,724   $    22,464
                                        =========    ==========   ===========

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

The Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" in May 1993, effective for fiscal years beginning after December 15, 1994. It requires that impaired loans that are within the scope of this Statement be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. This statement is not expected to have a material impact on the Bank's financial statements.


NOTE 4 - OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at June 30 consisted of the following:

                                      1994            1993

  Land                             $   80,000       $   80,000
  Buildings and improvements          323,945          323,945
  Furniture and equipment             763,760          744,606
  Leasehold improvements              207,965          207,965
                                   ----------       ----------
       Total cost                   1,375,670        1,356,516
  Accumulated depreciation          1,031,237          967,542
                                   ----------       ----------

                                   $  344,433       $  388,974
                                   ==========       ==========
- ------------------------------------------------------------------------------
                                  (Continued)


                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
===============================================================================

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consisted of the following at June 30:

                                                  1994                  1993
                                                  ----                  ----
  Investment securities                       $  297,028            $  317,785
  Mortgage-backed securities                      67,755                67,630
  Loans                                          218,791               274,880
                                              ----------            ----------
                                              $  583,574            $  660,295
                                              ==========            ==========



NOTE 6 - DEPOSITS

A summary of deposits at June 30 is as follows:

                        Weighted
                         Average
                         Rate at
                         June 30,           1994                   1993
                          1994              ----                   ----
                          ----        Amount       %         Amount       %
                                      ------     -----       ------     -----
  NOW accounts            1.48%    $  5,989,673    8.80%   $ 4,534,689    6.34%
  Money market demand
    accounts              2.72        7,252,013   10.66      8,333,206   11.65
  Passbook savings        2.64       15,722,314   23.10     17,246,800   24.12
                                   ------------  ------    -----------  ------

                                     28,964,000   42.56     30,114,695   42.11
                                   ------------  ------    -----------  ------
  Certificates of deposit:
    2.00 to 2.99%                        45,286     .07        237,452     .33
    3.00 to 3.99%                    13,017,699   19.13     13,176,608   18.42
    4.00 to 4.99%                    13,224,643   19.43     10,428,107   14.58
    5.00 to 5.99%                     9,526,112   14.00      8,882,912   12.42
    6.00 to 6.99%                       967,053    1.42      3,634,823    5.08
    7.00 to 7.99%                     1,028,421    1.51      1,886,017    2.64
    8.00 to 8.99%                     1,276,037    1.88      3,161,939    4.42
                                   ------------  ------    -----------  ------
                          4.71       39,085,251   57.44     41,407,858   57.89
                                   ------------  ------    -----------  ------

                          3.74     $ 68,049,251  100.00%   $71,522,553  100.00%
                                   ============  ======    ===========  ======

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $2,318,000 and $2,297,000 at June 30, 1994 and 1993.

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
===============================================================================

NOTE 6 - DEPOSITS (Continued)

At June 30, 1994, scheduled maturities of certificates of deposit are as follows:

                      1995           1996         1997         1998           1999       Thereafter
                      ----           ----         ----         ----           ----       ----------
2.00 to 2.99%    $     45,286
3.00 to 3.99%      12,545,835   $   471,864
4.00 to 4.99%       6,410,070     4,733,580   $ 1,269,753                 $   811,240
5.00 to 5.99%       3,247,864       866,074       550,644   $ 2,879,148     1,968,697     $ 13,685
6.00 to 6.99%         328,745        73,439       507,148        57,721
7.00 to 7.99%         671,863       243,786        97,469        15,303
8.00 to 8.99%       1,077,435       184,586        14,016
                 ------------   -----------   -----------   -----------   -----------     --------
                 $ 24,327,098   $ 6,573,329   $ 2,439,030   $ 2,952,172   $ 2,779,937     $ 13,685
                 ============   ===========   ===========   ===========   ===========     ========


Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                 1994            1993             1992
                                                 ----            ----             ----
  NOW accounts                                $    77,170      $   103,059      $   141,043
  Money market demand accounts                    206,295          285,236          427,529
  Passbook savings                                464,846          621,441          589,733
  Certificates of deposit                       1,908,354        2,341,666        3,282,922
                                              -----------      -----------      -----------

                                              $ 2,656,665      $ 3,351,402      $ 4,441,227
                                              ===========      ===========      ===========


NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to make loans. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

As of June 30, 1994 and 1993, the Bank had commitments to make loans (at market rates) approximating $319,900 and $620,200 ($238,400 with variable rates and $81,500 with fixed rates at June 30, 1994 and $124,200 with variable rates and $496,000 with fixed rates at June 30, 1993). Since loan commitments may expire without being used, the amount does not necessarily represent future cash commitments.
- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

The Bank sells loans to an unaffiliated mortgage company with limited recourse. The Bank must repurchase any loan if it fails to meet any of the Bank's representations, warranties or any other covenants as set forth in the mortgage loan purchase agreement. In addition, if the first three consecutive payments due under the terms of the note become delinquent on any of the loans sold by the Bank, they are required to repurchase the loan. As of June 30, 1994 and 1993, loans totalling $6,171,900 and $5,862,300 had been originated and sold to the unaffiliated mortgage company which had not been outstanding long enough to have had their first three payments become due and therefore, were still subject to the repurchase contingency. As of June 30, 1994, no loans had been required to be repurchased by the Bank.

At June 30, 1994, the Bank was obligated under a noncancelable operating lease for office space through August, 1995. The lease agreement contains two renewal options for an additional period of five years each. Rent expense under this operating lease, included in occupancy and equipment expense, was $40,200 for each of the three years ended June 30, 1994, 1993 and 1992.

The projected minimum rental payments under the terms of the lease are as follows for the fiscal years ending June 30:

                1995            $  40,200
                1996                6,700
                                ---------

                                $  46,900
                                =========


NOTE 8 - CAPITAL REQUIREMENTS

The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) places regulatory and examination responsibility into the Office of Thrift Supervision, and insurance of deposit accounts is placed with the Federal Deposit Insurance Corporation (FDIC) which also has examination authority. Savings institutions insured by the FDIC are required by FIRREA to meet three regulatory capital requirements. If a requirement is not met, regulatory authorities may take legal or administrative actions, including restrictions on growth or operations or, in extreme cases, seizure.

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 8 - CAPITAL REQUIREMENTS (Continued)

Under these capital requirements, at June 30, 1994, the Bank had:

                                 Tangible            Core           Risk-Based
(In thousands)                    Capital           Capital           Capital
                                  --------           -------         ----------
  GAAP capital                  $   14,887        $   14,887        $   14,887
  Additional capital items
   Unrealized gain on
    securities available
    for sale                            (3)               (3)               (3)
  General valuation allowance                                              302
                                ----------        ----------        ----------

  Regulatory capital -
   computed                         14,884            14,884            15,186

  Minimum capital requirement        1,250             2,499             2,520
                                ----------        ----------        ----------

  Regulatory capital - excess   $   13,634        $   12,385        $   12,666
                                ==========        ==========        ==========

  Regulatory capital -
   computed                          17.87%            17.87%            48.20%
  Minimum capital requirement         1.50              3.00              8.00
                                ----------        ----------        ----------

  Regulatory capital - excess        16.37%            14.87%            40.20%
                                ==========        ==========        ==========

FIRREA also includes restrictions on loans to one borrower, on certain types of investments and loans, on loans to officers, directors, and principal shareholders, on brokered deposits, and on transactions with affiliates.


NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:


                               1994          1993         1992
                               ----          ----         ----
  Current                  $   433,637   $   527,082   $  370,244
  Deferred                      48,863        32,918       67,841
                           -----------   -----------   ----------
   Total income taxes      $   482,500   $   560,000   $  438,085
                           ===========   ===========   ==========


- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:

                                                           1994
                                                           ----
  Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve   $  167,585
   Recognition and retention plan                           33,975
   Deferred loan fees                                       46,987
                                                        ----------
     Total deferred tax assets                             248,547
                                                        ----------
  Items giving rise to deferred tax liabilities:
   Depreciation                                             (9,798)
   Unrealized gain on investment securities available
    for sale                                                (1,783)
   FHLB stock dividend                                    (116,232)
   State franchise tax                                     (34,240)
   Investment accretion                                       (432)
                                                        ----------
     Total deferred tax liabilities                        162,485
  Valuation allowance on deferred tax assets                     -
                                                        ----------
  Net deferred tax asset                                $   86,062
                                                        ==========

The sources and related tax effects of the deferred income tax provision (benefit) are as follows:


                                            1993            1992
                                            ----            ----
  Loan origination fees and costs        $   44,322      $   46,806
  Recognition and retention plan            (18,768)
  FHLB stock dividend                         9,146          11,186
  Depreciation                                  291           1,361
  State franchise taxes                       1,072           1,399
  Other                                      (3,145)          7,089
                                         ----------      ----------
                                         $   32,918      $   67,841
                                         ==========      ==========

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows:


                                   1994             1993          1992
                                   ----             ----          ----
  Income tax computed at
    the statutory rate          $  508,702      $  576,614      $  363,752
  Tax effect of
   Bad debt deduction                              (16,932)         58,924
   Net gain on real estate
     owned                                          (1,032)         (1,032)
   Tax exempt interest income      (55,322)         (1,166)         (1,483)
   FHLB stock dividend                                 (49)         10,928
   Nondeductible professional
    fees                            29,189
   Other                               (69)          2,565           6,996
                                ----------      ----------      ----------
   Total income taxes           $  482,500      $  560,000      $  438,085
                                ==========      ==========      ==========

Under the Internal Revenue Code, the Bank is permitted to determine taxable income after deducting a provision for bad debts in excess of such provision recorded in the financial statements. Accordingly, retained earnings at June 30, 1994 includes approximately $2,713,000 for which no provision for federal income taxes has been made. The related amount of unrecognized deferred tax liability was approximately $922,000 at June 30, 1994. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income.


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

Mutual Federal has established an Employee Stock Ownership Plan ("ESOP") for the benefit of employees age 18 or older who have completed at least one year of service with Mutual Federal. To fund the plan, the ESOP borrowed $300,000 from another financial institution for the purpose of purchasing 30,000 shares of stock at $10.00 per share. Principal payments on the loan are due in monthly installments beginning December, 1992.

The future minimum annual principal payments of the ESOP obligation are as follows:

        Year ending
          June 30,
          --------
            1995                $  50,000
            1996                   50,000
            1997                   36,833
                                ---------
                                $ 136,833
                                =========

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

Interest is payable monthly during the term of the loan at 0.5% above the lending bank's prime rate. The loan is collateralized by the shares of Mutual's common stock purchased with the proceeds. As Mutual periodically makes contributions to the ESOP to repay the loan, shares will be allocated among participants on the basis of cash compensation other than bonuses. Participants' benefits vest gradually over a two- to six-year period.

The Board of Directors passed a resolution to terminate the ESOP effective January 31, 1995. A request for a determination letter to terminate the Plan has been filed with the Internal Revenue Service. See Note 16.

The Accounting Standards Executive Committee issued Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans" on November 22, 1993 for fiscal years beginning after December 15, 1993. Under SOP 93-6, when shares acquired by the plan after December 31, 1992 are allocated to employees, expense is recorded using the fair value of the shares. Currently, the cost of the shares is used to measure expense. The effect of adopting SOP 93-6 will not impact the Bank as all shares in the plan were acquired prior to December 31, 1992.


NOTE 11 - RECOGNITION AND RETENTION PLAN

Mutual Federal has adopted a Recognition and Retention Plan ("RRP") as a means of providing directors and certain key employees of Mutual Federal with an ownership interest in Mutual Federal in a manner designed to reward and retain such directors and key employees. One-fifth of such shares will be earned and nonforfeitable on the first five anniversaries of the effective date of the plan, which is December 30, 1992.

Prior to conversion, Mutual contributed $258,992 to the RRP for the purpose of purchasing common stock. On December 30, 1992 Mutual purchased 11,290 shares of common stock at $10.00 per share. The remainder of the funds were used to purchase 9,500 additional shares of the Bank's common stock at $15.375 per share on January 7, 1993. Compensation expense related to the plan was $92,019 and $59,618 for the years ended June 30, 1994 and 1993, respectively.


NOTE 12 - PROFIT SHARING PLAN

Effective July 1, 1990, the Bank adopted a 401(k) profit sharing plan. Employees are eligible to participate in the plan after they have completed one year of service, are 18 years or older and work a minimum of 750 hours a year.

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 12 - PROFIT SHARING PLAN (Continued)

Effective July 1, 1993, the Bank amended the plan to suspend all contributions. In conjunction with this amendment, all participants became fully vested in the employer contributions on July 1, 1993 to comply with ERISA. Prior to the amendment, employees were able to contribute a minimum of 2% of pay per year up to a maximum of 10%. The Bank matched 50% of the employees' contribution of the first 7% of the participant's compensation deferred under the plan. Employees became vested in the employer contributions after six years. There was no expense related to the plan for the year ended June 30, 1994. The expense related to this plan was $15,932 and $13,589 for the years ended June 30, 1993 and 1992, respectively.

The Financial Accounting Standards Board issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in December 1990 effective for fiscal years beginning after December 15, 1992. This changed the current accounting for postretirement benefits from recognizing costs as benefits are paid to accruing costs during an employee's working career. Both the postretirement expense and the liability will be computed based on an actuarial valuation. At the present time, the Bank provides no postretirement benefits to its employees subject to the provisions of SFAS No 106.


NOTE 13 - STOCK OPTION AND INCENTIVE PLAN

At the time of conversion, the Bank's Board of Directors adopted a Stock Option and Incentive Plan which was approved by shareholders on October 18, 1993. A number of shares equal to ten percent of the common stock issued in connection with the conversion was reserved for issuance by the Bank upon the exercise of options to be granted to certain directors, officers and employees of the Bank from time to time under the plan. The plan is administered by a committee of directors of the Bank. The option exercise price shall be determined by the committee at the time of grant but will not be less than the fair market value of the common stock on the date of the grant. No stock options will be exercisable after ten years from the date of grant.

In connection with the conversion, options to purchase 58,645 shares of common stock at an exercise price of $10.00 were granted to officers and directors of the Bank.

- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 14 - EMPLOYMENT AGREEMENTS

The Bank has entered into Employment Agreements with certain officers effective December 1, 1993 for a period of two years for a salary of not less than the respective employee's current salary. The employment agreements may be terminated by the Bank at any time. In the event an employment agreement is terminated for any reason other than just cause, as defined in the agreement, or is terminated within one year after any change in control of the Bank, the employee will be entitled to receive a payment in an amount equal to the employee's annual salary in effect at the time of the termination of the agreement and the amount of salary to which the employee is entitled for the remainder of the term of the agreement. The employee will also receive continued health and life insurance and other benefits substantially equal to those which the employee was receiving at the time the agreement is terminated until the earliest to occur of the end of the term of the agreement, the date upon which the employee becomes 65 years of age or, the date the employee becomes employed by another employer.


NOTE 15 - CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS BANK

On September 18, 1992, the Board of Directors of the Bank unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. The conversion was consummated on December 30, 1992 by amending the Bank's federal charter and the sale of common stock in an amount equal to the market value of the Bank after giving effect to the stock conversion. A subscription offering of the shares of the Bank's common stock was offered in accordance with the Plan of Conversion. A total of 648,025 shares of the Bank's common stock were sold at $10.00 per share and net proceeds from the sale were $6,177,720 after deducting the costs of the conversion.

At the time of the conversion, the Bank established a liquidation account in an amount of $7,471,135 which was equal to its total net worth as of the date of the latest balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balance for accounts then held.


- ------------------------------------------------------------------------------
                                  (Continued)

                  MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                             A STOCK SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1994, 1993 and 1992
- ------------------------------------------------------------------------------

NOTE 15 - CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS BANK
(Continued)

Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions", including cash dividends, by savings institutions. The regulation established a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS. A Tier 1 association may make capital distributions up to 100% of its net earnings to date during the calendar year in which the distribution is made, plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year. The Bank is currently a Tier 1 institution. Other thrifts would be subject to more stringent procedural and substantive requirements, the most restrictive being prior OTS approval of any capital distribution.


NOTE 16 - PENDING MERGER

Pursuant to an agreement of merger dated May 9, 1994, the Bank will be acquired by Fifth Third Bancorp. The merger is subject to regulatory and shareholder approval. Fifth Third Bancorp will exchange stock worth $30.00 for each share of the Bank's common stock. As a part of the merger:

  1.) The Bank will terminate the Employee Stock Ownership Plan effective January 31, 1995. The Bank will take actions necessary to make contributions to the ESOP to repay the ESOP's existing loan prior to the merger subject to the applicable requirements of ERISA and the Internal Revenue Code. The ESOP will sell unallocated shares under the ESOP and use the proceeds to repay the remaining balance of the ESOP to the extent necessary to avoid contribution limitations being exceeded (Note 10).

  2.) All shares allocated to the participants in the Recognition and Retention Plan will become fully vested (Note 11).

  3.) The stock options are to be exercised and fully paid. There shall be no outstanding options to purchase any shares of the Bank's common stock and any option plan or arrangement effectively shall have been terminated (Note 13).

  4.) The Bank's Employment Agreements will be terminated prior to the merger. The employees will be entitled to receive the payments more fully described in Note 14.

- ------------------------------------------------------------------------------
                                  (Continued)

                                    ANNEX A

                             AFFILIATION AGREEMENT


         This Affiliation Agreement ("Affiliation Agreement") dated as of May 9, 1994, is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG, A STOCK SAVINGS BANK, a savings bank organized and existing under the laws of the United States with its principal office located in Miamisburg, Montgomery County, Ohio ("Seller").

                              W I T N E S S E T H:
                              --------------------
         WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Seller is a Federal savings bank under the laws of the United States, and Fifth Third and Seller desire to effect a forward triangular merger under the authority and provisions of the corporation law of the State of Ohio and the laws of the United States pursuant to which at the Effective Time (as herein defined in Section IX) Seller will be merged with and into Fifth Third's lead bank, The Fifth Third Bank ("5/3 Bank"), with 5/3 Bank to be and become the surviving corporation; and

         WHEREAS, under the terms of the Agreement of Merger ("Agreement of Merger") between 5/3 Bank and Seller (and agreed to by Fifth Third) appended hereto as Appendix A, the terms of which are incorporated into this Agreement and made a part hereof, all of the issued and outstanding shares of the Common Stock, $1.00 par value per share, of Seller which are issued and outstanding (excluding any treasury shares) immediately prior to the Effective Time will at the Effective Time be cancelled and extinguished and in substitution therefor each of such Seller shares will, at the Effective Time, be converted into shares of the Common Stock of Fifth Third, all as more fully provided in this Agreement and in the Agreement of Merger.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Seller agree together as follows:

I.       Obligations of Fifth Third and Seller to be Performed Prior to the
         ------------------------------------------------------------------
         Closing
         -------
         A. Fifth Third will, as promptly as practicable, prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Ohio Division of Banks, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement and in the Agreement of Merger, and shall also prepare and file at its expense (accounting, legal and associated expenses of Seller and its affiliates excepted) any registration statements or other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to the Seller's shareholders in this transaction, and any other laws applicable to the transactions provided for in this Agreement and the Agreement of Merger and use all reasonable efforts to secure such approvals.

         Seller agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Seller as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals.

II.      Representations and Warranties of Seller
         ----------------------------------------
         Seller represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in a writing referring to this Section II and delivered by Seller to Fifth Third prior to the execution of this Agreement by Fifth Third ("Disclosure Schedule"):

         A. Seller (i) is duly chartered and validly existing as a Federal savings bank under the laws of the United States; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 2,000,000 shares, $1.00 par value per share, of Common Stock and 1,000,000 shares, $1.00 par value per share, of preferred stock authorized pursuant to its Federal Stock Charter, which are the total number of shares Seller is authorized to have outstanding; and (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Seller of any kind, other than (a) 648,025 shares of its Common Stock, $1.00 par value per share, ("Seller Common Stock") which presently are authorized, duly issued and outstanding and (b) options to purchase a total of 58,645 shares of Seller Common Stock, which options were granted to and are presently held by the officers and directors of Seller (the "Stock Options"). Seller has no direct or indirect subsidiaries.

         B. Seller has furnished to Fifth Third its financial statements as at June 30, 1991, 1992 and 1993 and for the years then ended, together with the opinion of its independent certified public accountants associated therewith. Such financial statements of Seller fairly present the financial condition of Seller as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles, consistently applied. There are no material liabilities, obligations or indebtedness of Seller required to be disclosed in such financial statements other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Seller also has furnished its unaudited financial statements as at September 30 and December 31, 1993, and for the applicable periods (from June 30, 1993) then ended. Seller shall furnish Fifth Third with its audited financial statements as at June 30, 1994 and for the fiscal year then ended, and its unaudited financial statements as at March 31, 1994 and for the nine months then ended, September 30, 1994 and for the three months then ended, and December 31, 1994 and for the six months then ended, all duly certified by Seller's chief executive officer and chief financial officer, as soon as such statements publicly are available, and shall continue to furnish such financial information for subsequent monthly periods to Fifth Third as soon as such becomes available until the Closing Date. The unaudited financial statements do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all adjustments (consisting only of normal recurring accruals) which, in the opinion of Seller, are necessary for a fair presentation of the financial statements, have been included.

         C. Seller has good title to all of the properties and assets reflected in its financial statements as at December 31, 1993 and which are still owned by it, and Seller has good title to all properties and assets acquired by it after such date and still owned by it, subject to (i) any liens, encumbrances, easements, covenants and restrictions, of record, that do not materially adversely impair the use of the property in the manner in which it is currently being used, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair Seller's or any Successor's use of the property.

         D. Except for events relating to the business environment in general: (i) since December 31, 1993, there have been no material adverse changes in the financial condition, operations or business of Seller; (ii) neither Seller's chief executive officer nor its chief financial officer (collectively the "Executive Officers") is aware of any events which have occurred since December 31, 1993 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Seller.

         E. There are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Seller's Executive Officers, threatened against Seller which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Seller.

         F. Except as set forth in the Disclosure Schedule, since December 31, 1993, Seller has been operated in the ordinary course of business, has not made any material adverse changes in its capital or corporate structures, nor any material changes in its methods of business operations and has not provided any unusual or extraordinary increases in employee salaries or benefits. Since December 31, 1993, Seller has not declared or paid any dividends nor made any distributions of any other kind to its shareholders, except cash dividends on shares of Seller Common Stock in amounts and at such times as is in accord with its historical practice.

         G. Seller timely has filed all Federal, state and local tax returns required to be filed (after giving effect to all extensions) by it, and has paid or provided for all tax liabilities shown to be due thereon or assessed against it. All tax returns filed by Seller through the date hereof constitute complete and accurate representations, in all material respects, of the tax liabilities of Seller for such years and accurately set forth all material items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets.

         H. Seller is not a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, directors or employees except for employment agreements with Marjorie A. Brookhart, Donald
L. Koller, Terry M. Murray and Debra K. Shock or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which will expire or can be terminated by Seller prior to the Closing Date or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by Seller) which do not require the expenditure of more than $5,000.00 thereunder.

         I. Since December 31, 1993, Seller has not incurred any unusual or extraordinary loan losses which are material to Seller; and in light of Seller's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, its reserve for loan losses is adequate based on current management's policies and procedures.

         J. Except for McDonald & Company, Securities, Inc., Seller (i) has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and (ii) has not incurred or will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

         K.      1.       The directors of Seller, by resolution adopted by the
unanimous vote of all directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement and the Agreement of Merger, and have directed that this Agreement and the Agreement of Merger be submitted to a vote of Seller's shareholders at the annual or a special meeting of shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Federal Stock Charter and Bylaws of Seller.

                 2. Seller has the corporate power and authority to enter into this Agreement and the Agreement of Merger and to carry out its obligations hereunder and thereunder subject to certain required regulatory and shareholder approvals. This Agreement and the Agreement of Merger, when executed and delivered, will have been duly authorized by Seller's board of directors and, subject to the receipt of requisite regulatory approvals and the approval of Seller's shareholders, will constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the availability of certain remedies may be precluded by general principles of equity.

                 3. Neither the execution of this Agreement or the Agreement of Merger, nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Seller's Federal Stock Charter or Bylaws or, to the best knowledge of its Executive Officers, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Seller is subject or bound;
(ii) to the best knowledge of Seller's Executive Officers, results in the creation of or gives any person the right to create any lien, charge, encumbrance, security agreement or any other rights of others or other adverse interest upon any material right, property or asset belonging to Seller other than such rights as may be given dissenting shareholders of Seller pursuant to Federal law; (iii) terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Seller is a party or by which Seller's rights, properties or assets are subject or bound; or (iv) accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Seller is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments which will expire or can be terminated by Seller prior to the Closing Date or which do not require the expenditure of more than $5,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by Seller).

         L. Complete and accurate copies of the Federal Stock Charter and Bylaws of Seller in force as of the date hereof have been delivered to Fifth Third.

         M. To the best knowledge of the Executive Officers of Seller, Seller has not knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or could result in the violation of local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or any regulation, order, injunction or decree of any court or governmental body, if such violation could have a material adverse effect on Seller. To the best knowledge of Seller's Executive Officers, Seller possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

         N.      1.       To the best knowledge of the Executive Officers of
Seller, neither this Agreement nor the Agreement of Merger nor any report, statement, list, certificate or other information furnished by Seller to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective, and in the case of the proxy statement/ prospectus and the registration statement, at the time the annual or special meeting of shareholders of Seller is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                 2. Seller has furnished (or shall furnish) to Fifth Third or its agents true and complete copies (including all exhibits and all documents incorporated by referenced) of the following documents as filed by Seller with the Office of Thrift Supervision (the "OTS"):

                          (a)     Seller's Annual Report on Form 10-KSB for
the fiscal year ended June 30, 1993;

                          (b)     Seller's Quarterly Reports on Form 10-QSB
for the quarters ended September 30 and December 31, 1993 and March 31, 1994;

                          (c)     Seller's Quarterly Reports on Form 10-QSB
for quarters ended after March 31, 1994 until Closing;

                          (d)     Any Current Report on Form 8-K with respect
to any event occurring after December 31, 1993 and prior to the date of this Agreement;

                          (e)     any report filed by Seller to amend or
modify any of the reports described above; and

                          (f)     all proxy statements prepared in connection
with meetings of Seller's shareholders held subsequent to June 30, 1993.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the OTS, (i) contain any untrue statement of a material fact, (ii) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading or (iii) omit any material exhibit required to be filed therewith. Prior to the date hereof, no event has occurred subsequent to December 31, 1993, which Seller is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Seller to Fifth Third. Seller timely shall furnish Fifth Third with copies of all reports filed by Seller with the OTS subsequent to the date of this Agreement and until the Closing Date.

         O.      (1)      To the best knowledge of the Executive Officers of
Seller, there are no actions, proceedings or investigations pending before any environmental regulatory body and no civil, criminal or administrative proceedings, arbitrations or actions pending before any court, administrative agency or arbitration panel, with respect to or threatened against or affecting Seller in respect of any "facility" owned, leased or operated by Seller (but EXCLUDING any "facility" as to which the sole interest of Seller is that of a lienholder or mortgagee, but INCLUDING any "facility" to which legal and equitable title has been taken by Seller pursuant to mortgage foreclosure or similar proceedings and INCLUDING any "facility" in which Seller ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined,
(a) would require the payment by Seller and/or require Seller to incur expenses of more than $5,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Seller, nor, to the best knowledge of the Executive Officers of Seller, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Seller is a plaintiff or complainant. To the best knowledge of the Executive Officers of Seller, Seller is not liable in any material respect under any applicable law for any release by Seller or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor, to the best knowledge of the Executive Officers of Seller, is Seller liable for any material costs (as a result of the acts or omissions of Seller or, to the best knowledge of the Executive Officers of Seller, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Seller to prevent or minimize any actual or threatened release by Seller of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms in, and defined in, CERCLA; in addition, toxic or hazardous substances, as used in this





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
Paragraph O, shall mean any material or substance that is defined or classified as a "hazardous substance" pursuant to Section 101 of CERCLA or Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1321); a "hazardous waste" pursuant to Section 1004 or Section 3001 of the Resource Conservation and Recovery Act (42 U.S.C. Section Section 6803, 6921); a "toxic pollutant" under Section 307(a)(1) of the Federal Water Pollution Control Act (33 U.S.C.
Section 1317(a)(1)); a "hazardous air pollutant" under Section 112 of the Clean Air Act (42 U.S.C. Section 7412); a "pesticide" under Section 1 of the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136); a "solid waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act (42 U.S.C. Section 6903) and Section 3734.01 of Ohio's Solid and Hazardous Wastes Laws (O.R.C. Section 3734.01); "petroleum" under Section 9001 of the Resource Conservation and Recovery Act (42 U.S.C. Section 6991) and Section 3787.87 of Ohio's Petroleum Underground Storage Tank Laws (O.R.C. Section 3737.87); "industrial waste" or "other wastes" under Section 6111.01 of the Ohio Water Pollution Control Act (O.R.C. Section 6111.01); or "medical wastes" or "infectious wastes" pursuant to Section 3734.01 of Ohio's Solid and Hazardous Wastes Laws (O.R.C. Section 3734.01); or a "hazardous material" under the Hazardous Materials Transportation Uniform Safety Act of 1990 (49 U.S.C. App. Section 1802(4)).

                 (2) To the best knowledge of the Executive Officers of Seller, each "facility" owned, leased or operated by Seller (but EXCLUDING any "facility" as to which the sole interest of Seller is that of a lienholder or mortgagee, but INCLUDING any "facility" to which legal and equitable title has been taken by Seller pursuant to mortgage foreclosure or similar proceedings and INCLUDING any "facility" in which Seller ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment.

                 (3) To the best knowledge of the Executive Officers of Seller, and except as permitted by law, no solid or hazardous wastes, pollutants, contaminants, hazardous substances or petroleum substances have been discharged, disposed, released, placed or dumped onto or under any real property owned, used or leased by Seller, or into the air or water on or surrounding such real property, presently or previously owned, leased or used by Seller. To the best knowledge of the Executive Officers of Seller, no PCB's (polychlorinated byphenols), asbestos, or underground storage tanks were used in the construction and operation of the real property presently or previously owned, leased, or used by Seller, whether wholly or partially owned, except as set forth in the Disclosure Schedule.

                 (4) Seller has not caused or contributed to off-site treatment storage and/or disposal of hazardous waste and Seller has not received any formal or informal notice from any governmental agency or public or private entity that it is responsible or potentially responsible for response costs with respect to a release or threat of a release of hazardous substances, pollutants, or contaminants at any off-site location not owned or operated by Seller.

                 (5) Seller shall permit Fifth Third and its employees, agents or contractors upon reasonable prior notice access to all real property that is presently owned, used or leased by Seller for the purpose of conducting at Fifth Third's sole expense, a Phase I Environmental Site Assessment in accordance with the standard practices adopted by The American Society for





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
Testing of Materials, and, as deemed necessary by Fifth Third, a Phase II Environmental Site Assessment, the scope of which will be determined solely by Fifth Third and its employees, contractors or agents. Subject to the conditions set forth below, Seller grants to Fifth Third and its employees, agents and contractors the right and permission at reasonable times prior to Closing and upon reasonable notice to enter upon all real property that is presently owned, used or leased by Seller to conduct a Phase I environmental site assessment in accordance with the standard practices adopted by the American Society for Testing of Materials as deemed necessary by Fifth Third and, upon the consent of Seller, which shall not be unreasonably withheld, such additional investigations and tests with respect to such properties as Fifth Third chooses to conduct. All such Phase I environmental site assessments and all additional investigations and tests (collectively "investigations") shall be so conducted as not to unreasonably damage such properties. Fifth Third indemnifies and holds harmless Seller from and against any and all losses, claims, damages, expenses (including reasonable attorneys' and consultants' fees), costs and liabilities caused by unreasonable damage from such investigations. Fifth Third and its employees, agents and contractors shall
(i) keep and hold confidential all information obtained or developed during or as a result of the investigations, (ii) submit copies of all said information to Seller promptly upon receipt or generation by Fifth Third, and (iii) obtain Seller's written consent before disseminating any of said information to entities other than Fifth Third or Seller or their respective legal counsel, except as otherwise required by applicable law, regulations or court order.

         P.      1.       BENEFIT PLANS.  The Disclosure Schedule lists the
name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (E.G., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits presently maintained by Seller for the benefit of employees, former employees or directors of Seller and shall include (a) any qualified retirement plan such as a pension, profit sharing or stock bonus plan or employee stock ownership plan,
(b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and
(c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employee Benefit Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

                 2. PLAN DOCUMENTS, REPORTS AND FILINGS. Except as noted on the Disclosure Schedule, Seller has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters and any open requests for IRS rulings or letters with respect to the Benefit Plans.

                 3. QUALIFIED RETIREMENT PLAN COMPLIANCE. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended

(the "Code") (a "Qualified Benefit Plan"), except as noted on the Disclosure
Schedule: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of Section 401(a) of the Code taking into consideration all amendments to the Code through the date hereof, and such determination letter has not been revoked or threatened to be revoked by the IRS; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code (and, if applicable, Section 4975(e)(7) of the Code for employee stock ownership plans) and meets the requirements of Section 1140 of the Tax Reform Act of 1986 ("TRA 1986"); (c) such Qualified Benefit Plan is in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (d) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable IRS determination letter therefor and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied.

                 4. WELFARE PLAN COMPLIANCE. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted in the Disclosure
Schedule: (a) such Welfare Benefit Plan, if intended to provide favorable tax benefits to plan participants, has been in substantial compliance with Code provisions therefor; (b) such Welfare Benefit Plan has been operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to Section 4980B of the Code ("COBRA"), has been operated in substantial compliance with such COBRA requirements.

                 5. PROHIBITED TRANSACTIONS. To the best knowledge of the Executive Officers of Seller, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

                 6. LAWSUITS OR CLAIMS. No material actions, suits or claims (other than routine claims for benefits) are pending or, to the best knowledge of the Executive Officers of Seller, threatened against any Benefit Plan or against Seller with respect to any Benefit Plan.

                 7. DISCLOSURE OF UNFUNDED LIABILITIES. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statements of Seller or, if not, have been disclosed on the Disclosure Schedule. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP) or amounts not yet accrued for GAAP purposes but for which an obligation exists for payment in the future which is attributable to any Benefit Plan, and shall include but not be limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential nondeductible payments or 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (e) retiree health benefit coverage and (f) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the date of this Agreement.

                 8. DEFINED BENEFIT PENSION PLAN LIABILITIES. Seller (or any pension plan maintained by Seller) has not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to
Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid. Neither Seller, nor any controlled group member of Seller, has ever participated in, or incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from, a multiple employer plan or a multiemployer plan (as defined in Section 3(37) of ERISA).

                 9. INDEPENDENT TRUSTEE. To the best knowledge of the Executive Officers of Seller, Seller (a) has not incurred any asserted or unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the code and which is maintained by an employer unrelated in ownership to Seller, (b) has not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) has not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against Seller.

                 10. MATERIAL. For purposes of this Paragraph P as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $5,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

         Q. The investment portfolio of Seller consists of securities in marketable form. Except as set forth in the Disclosure Schedule, since December 31, 1993, Seller has not incurred any unusual or extraordinary losses in its investment portfolio, and, except for events relating to the business environment in general, including market fluctuations, the Executive Officers of Seller are not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Seller's investment portfolio.

         R. There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Seller's Executive Officers, threatened against any of the directors or officers of Seller in their capacities as such, and no director or officer of Seller currently is being indemnified or seeking to be indemnified by Seller pursuant to applicable law or Seller's Federal Stock Charter or Bylaws.

                 All representations, warranties and covenants contained in this Section II shall expire at the Effective Time, and, thereafter, neither Seller nor any officer or director of Seller shall have any liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

III.     Representations and Warranties of Fifth Third
         ---------------------------------------------
         Fifth Third represents and warrants to Seller that as of the date hereof or as of the indicated date, as appropriate:





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
         A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged.

         B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 100,500,000 of which 100,000,000 shares are Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are Preferred Stock without par value. As of the close of business on April 30, 1994, 61,512,926 shares of Fifth Third Common Stock were issued and outstanding and no shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans and $143,750,000 of 4 1/4% Convertible Subordinated Notes due January 15, 1998 (the "Notes"). At April 30, 1994, 1,276,187 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options under its stock option plans and 966,598 shares were reserved for issuance under options to be granted in the future. The Notes are convertible at any time prior to maturity at the option of each holder thereof, unless previously redeemed, into shares of Fifth Third Common Stock at a conversion price of $63-5/8 per share of Fifth Third Common Stock (equivalent to a conversion rate of approximately 15.72 shares per $1,000 principal amount of the Notes), subject to adjustment for stock splits, stock dividends and similar stock distributions. If all of the Notes were converted, Fifth Third would issue a maximum of approximately 2,259,750 shares of Fifth Third Common Stock to the holders of the Notes in the aggregate.

         C. All shares of Fifth Third Common Stock to be received by the shareholders of Seller as a result of the merger pursuant to the terms of this Agreement and the Agreement of Merger shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

         D. Fifth Third has furnished to Seller its Consolidated Financial Statements as at December 31, 1991, December 31, 1992 and December 31, 1993 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. In addition, Fifth Third has furnished to Seller its unaudited Consolidated Financial Statements as at March 31, 1994 and for the three months then ended. Such Consolidated Financial Statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither Fifth Third nor any subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third shall furnish Seller with its unaudited consolidated financial statements as at June 30, 1994 and for the six months then ended as soon as such statements publicly are available, and shall continue to furnish such financial information for subsequent calendar quarter periods to Seller as soon as such becomes publicly available until the Closing Date.

         E. Except for events relating to the business environment in general: (i) since December 31, 1993 there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since December 31, 1993 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and
(iii) since December 31, 1993, there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

         F.      1.       The Executive Committee of the Board of Directors of
Fifth Third, by resolution adopted by the members present at a meeting duly called and held on April 13, 1994, at which meeting a quorum was at all times present and acting, has approved the transactions, and the terms thereof, contemplated by this Agreement and the Agreement of Merger. Approval and adoption of this Agreement and the Agreement of Merger by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third. No other corporate approvals are required to be obtained by Fifth Third.

                 2. Fifth Third and 5/3 Bank have the corporate power and authority to enter into this Agreement and the Agreement of Merger, as applicable, and to carry out each of their obligations hereunder and thereunder, as applicable, subject to certain required regulatory approvals. This Agreement and the Agreement of Merger when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Fifth Third and 5/3 Bank, as applicable, enforceable in accordance with their terms except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

                 3. Neither the execution of this Agreement or the Agreement of Merger nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations, or 5/3 Bank's Articles of Incorporation or Code of Regulations, in effect on the date hereof, as applicable, or, to the best knowledge of Fifth Third's chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third and 5/3 Bank are subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any lien, charge, encumbrance, security agreement or any other rights of others or other adverse interest upon any material right, property or asset belonging to Fifth Third or 5/3 Bank or any of their subsidiaries other than such rights as may be given the shareholders of Seller pursuant to the provisions of applicable federal law governing the rights of dissenting shareholders; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third or 5/3 Bank is a party or by which Fifth Third's or 5/3 Bank's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which,





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
Fifth Third or 5/3 Bank, as applicable, are to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments.

         G. Complete and accurate copies of the Second Amended Articles of Incorporation, as amended, and Code of Regulations of Fifth Third in force as of the date hereof have been delivered to Seller.

         H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of any local, state or federal law or any regulation, order, injunction or decree of any court or governmental body. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption. Fifth Third shall comply, and as of the Closing Date (as hereinafter defined) Fifth Third shall have complied, with all applicable laws, rules, and regulations in connection with the registration and issuance of the shares of Fifth Third Common Stock in connection with the merger contemplated hereby.

         I.      1.       To the best knowledge of the chief executive officer
and chief financial officer of Fifth Third, neither this Agreement or the Agreement of Merger nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to Seller or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the special meeting of shareholders of Seller is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                 2. Fifth Third has furnished to Seller or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the Securities and Exchange Commission (the "SEC"):

                          (a)     Fifth Third's Annual Report on Form 10-K for
the year ended  December 31, 1993;

                          (b)     Fifth Third's Quarterly Report on Form 10-Q
for the quarter ended March 31, 1994;

                          (c)     any Current Report on Form 8-K with respect
to any event occurring after December 31, 1993 and prior to the date of this Agreement;

                          (d)     any report filed by Fifth third to amend or
modify any of the reports described above; and

                          (e)     all proxy statements prepared in connection
with meetings of Fifth Third's shareholders held subsequent to December 31, 1993.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1993 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Seller. Fifth Third timely shall furnish Seller with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

         J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

         K. Since December 31, 1993, none of Fifth Third's banking subsidiaries or thrift subsidiary has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of such banking subsidiaries' and thrift subsidiary's historical loan loss experience and their managements' analyses of the quality and performance of their respective loan portfolios, their consolidated reserves for loan losses are adequate.

         L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or assessed against them respectively.

         M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

         N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles (GAAP) in the most recent year-end, audited financial statements of Fifth Third supplied to Seller pursuant to Paragraph D of Section III hereof.

         O. The investment portfolios of Fifth Third and its affiliates consist of securities in marketable form. Since December 31, 1993, Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

                 All representations, warranties and covenants contained in this Section III shall expire at the Effective Time, and, thereafter, neither Fifth Third nor any officer or director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV.      Obligations of Seller Between the Date of this Agreement and the
         ----------------------------------------------------------------
         Effective Time
         --------------
         A. Seller, after consultation with Fifth Third, will take all action necessary to call and hold its annual or a special meeting of its shareholders for the purpose of approving this Agreement, the Agreement of Merger and any other documents or actions necessary to the consummation of the merger provided for herein pursuant to law. Subject only to (i) Seller's Board of Directors' review of Fifth Third's registration statement to be filed with the SEC described in this subparagraph and their reasonable satisfaction with the information set forth therein and (ii) the exercise of their fiduciary duties, the Board of Directors of Seller intends to inform the shareholders of Seller in the proxy materials relating to the annual or special meeting that all directors intend to vote all shares of Seller voting stock which they own of record or have voting control over in favor of approving this Agreement, the Agreement of Merger and any such other necessary documents or actions, and all directors will recommend approval of this Agreement and the Agreement of Merger to the other shareholders of Seller. Seller shall cooperate with Fifth Third in the preparation of such proxy materials which shall be included and filed with, as a part of, Fifth Third's registration statement on Form S-4 (or any such other appropriate form) filed with the SEC for the registration of the shares of Fifth Third Common Stock to be issued to Seller's shareholders pursuant to the transactions contemplated by this Agreement and the Agreement of Merger.

         B. (i) The merger between Seller and Fifth Third is intended to be structured to qualify for treatment under present accounting rules as a pooling of interests and Seller agrees to take no action which would disqualify this treatment under generally accepted accounting principles. Seller agrees that on or before the Effective Time it will conform its valuation, collection and credit policies, practices and procedures to those of 5/3 Bank, to the extent permitted by law and consistent with the fiduciary duties of the directors and other officers of Seller and at such times as reasonably shall be requested by Fifth Third; provided, however, that Seller shall not be obligated to make any such changes or adjustments until the following conditions have been satisfied: (i) each of the conditions precedent to closing specified in paragraphs 1., 2. and 4. of Section VI A. of this Agreement and paragraphs 5. and 6. of Section VI B. of this Agreement shall have been satisfied and (ii) Fifth Third shall certify to Seller in writing that, as of the date as of which such request is being made, Fifth Third is aware of no facts or circumstances which would permit Fifth Third to terminate this Agreement pursuant to Section VIII of this Agreement. Fifth





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
Third will direct 5/3 Bank to provide such assistance and direction to Seller as is necessary in conforming to such policies, practices and procedures; and
(ii) from the date of this Agreement until the Effective Time, Seller will be operated in the ordinary course of business, and will not, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any material adverse changes in its capital or corporate structures; issue any additional shares of its Common Stock except upon exercise of presently outstanding Stock Options; issue any other equity securities, or issue any long term debt or convertible or other securities of any kind, or rights to acquire any of its securities, including without limitation, any additional Stock Options; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $5,000; make, enter into or renew any agreement for services to be provided to Seller or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $2,500 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such a contract if such failure would constitute a renewal); open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; declare or pay any cash dividends on its stock other than normal and customary cash dividends paid in such amounts and at such times as Seller historically has done, provided this covenant shall only apply to Seller; and pay any stock dividends or make any other distributions on its stock. Notwithstanding the foregoing, Seller may (i) increase the amount of its quarterly cash dividend if the Closing Date does not occur prior to February 1, 1995, and (ii) provide for increases in employee salaries and benefits in the ordinary course of business, consistent with past practices.

V.       Cooperation and Other Obligations and Other Covenants
         -----------------------------------------------------
         A. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement and the Agreement of Merger at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

         B. Seller agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Seller, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties for the purpose of examining the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Seller or Fifth Third, as the case may be, prior to the Effective Time, and to permit one another to undertake a complete investigation to confirm the accuracy of each other's representations, warranties and covenants contained in Sections II and III hereof; provided, however, that any such investigation by Fifth Third or Seller shall not relieve Fifth Third or Seller from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequent to such examination and prior to the Effective Time.

VI.      Conditions Precedent to Closing
         -------------------------------
         A.      Conditions to the Obligations of Each of the Parties:
                 -----------------------------------------------------
                 The obligation of each of the parties hereto to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

                 1. The shareholders of Seller shall have duly approved this Agreement and the Agreement of Merger in accordance with and as required by law and in accordance with its Federal Stock Charter and Bylaws.

                 2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Banks, the OTS and the Federal Deposit Insurance Corporation to the extent required, including, without limitation, any approval, consent, clearance or waiver required under 12 C.F.R. Section 563b.3(i)(3)(i).

                 3. Dinsmore & Shohl, counsel for Fifth Third, shall have delivered an opinion as to certain federal tax aspects of the transaction addressed to Seller in substantially the form appended hereto as Appendix B.

                 4. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted and no material action or proceeding shall have been threatened or instituted before any court or government body or authority with respect to the transactions contemplated hereby, other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Seller and other than regularly-scheduled regulatory examinations.

                 5. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

         B.      Conditions to the Obligations of Fifth Third:
                 --------------------------------------------
                 The obligation of Fifth Third to consummate the transactions provided for herein and in the Agreement of Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Seller which specifically refers to the condition or conditions being waived:

                 1. All of the representations and warranties of Seller set forth in Section II of this Agreement shall be true and correct in all material respects at and as of the respective dates set forth with respect to each, as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date rather than on and as of the respective dates set forth with respect to each and rather than as of the date of this Agreement.





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
                 2. Seller shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects.

                 3. Vorys, Sater, Seymour & Pease, counsel for Seller, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix C.

                 4.       (a)     Seller shall have taken, pursuant to a
written description and timetable provided to and approved by Fifth Third and its counsel, all actions necessary to: (i) make contributions to the Mutual Federal Savings Bank of Miamisburg Employee Stock Ownership Plan ("ESOP") to fully repay the ESOP's existing loan prior to the Effective Time, all in compliance with applicable requirements of ERISA and the Internal Revenue Code, provided that, if such contributions would cause the Code Section 415 and 404 contribution limitations to be exceeded, the ESOP shall sell unallocated shares under the ESOP, and use the proceeds to repay the remaining balance of the ESOP loan, to the extent necessary to avoid exceeding such limitations; (ii) amend the ESOP to the extent necessary to comply with the Tax Reform Act of 1986 and subsequent legislation; (iii) terminate the ESOP on or before the Effective Time; and (iv) submit the ESOP to the Internal Revenue Service for a determination letter that the ESOP, as so amended and terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code. Distribution of the shares and any other assets of the ESOP shall (i) not occur until after the receipt of the foregoing IRS determination letter and (ii) occur prior to the Effective Time only with the express written consent of Fifth Third, which shall not be unreasonably withheld.

                 (b) Seller shall have provided to Fifth Third at least 60 days prior to the Effective Time any and all documentation Fifth Third shall reasonably request in writing that there is no potential liability under Seller's terminated defined benefit plan (Pension Plan for the Employees of Mutual Federal Savings & Loan Association of Miamisburg).

                 (c) Seller shall have provided to Fifth Third at least 60 days prior to the Effective Time any and all substantiation Fifth Third shall reasonably request in writing to determine that the requirements of Section 416 of the Code have been satisfied with respect to each qualified plan maintained or ever maintained by Seller; and that the requirements of Sections 401(k) and
(m) of the Code have been satisfied by such plans as are subject to these sections.

                 (d) With respect to Seller's 401(k) Plan (Mutual Federal Savings Bank of Miamisburg Retirement Savings Plan) at least 60 days prior to the Effective Time: (1) Seller shall have taken any and all actions necessary to discontinue any ongoing obligation after the Effective Time to continue contributions (including employee 401(k) contributions) to said plan; and (2) Seller shall have provided to Fifth Third a copy of a favorable determination letter from the IRS in which the IRS has determined that such plan satisfies all qualification requirements (without caveat or qualification), including all amendments to the Code through the date hereof. No distributions shall be made from said plan without Fifth Third's consent.

                 5. Fifth Third's independent certified public accountants shall have reviewed the unaudited financial statements of Seller as at the end of the month immediately preceding the Effective Time, performed such other auditing procedures as may be requested by Fifth Third and reported that they are not aware of any material modifications that should be made in order for such financial statements to (i) be in conformity with generally accepted accounting principles, consistently applied, excluding the presentation of footnotes, and (ii) present fairly the financial condition and results of operations of Seller.

                 6. The Stock Options all shall have been exercised and fully paid, there shall be no outstanding options to purchase any shares of Seller Common Stock and any Seller stock option plan or arrangement effectively shall have been terminated.

                 7. The receipt of a certificate from Seller, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge that: (i) all of the representations and warranties set forth in Section II were true and correct in all material respects at and as of the respective dates set forth with respect to each; (ii) all of such representations and warranties are also true and correct in all material respects at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date; and (iii) Seller has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger.

                 8. The total issued and outstanding shares of Seller Common Stock shall not exceed 706,670 shares.

                 9. Seller's employment agreements with Marjorie A. Brookhart, Donald L. Koller, Terry M. Murray and Debra K. Shock each shall be terminated by Seller not later than the Effective Time, each in accordance with
Section 4(a) of such employment agreements.

                 10. The aggregate amount of Shareholders' Equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Seller immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts in accordance with generally accepted accounting principles, consistently applied, shall not be less than $14,573,000.00, its total shareholders' equity as at December 31, 1993, with the exception of any adjustments required under the FAS 115 rules and regulations or adjustments requested by Fifth Third that adversely impact Shareholders' Equity as defined in this subparagraph.

         C.      Conditions to the Obligations of Seller:
                 ----------------------------------------
                 The obligation of Seller to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Seller in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

                 1. All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects at and as of the respective dates set forth with respect to each, as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date rather than on and as of the respective dates set forth with respect to each and rather than as of the date of this Agreement, except that the representations and warranties set forth in paragraph B of Section III of this Agreement shall be true only at and as of the date stated.

                 2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects.

                 3. Dinsmore & Shohl, counsel for Fifth Third, shall have delivered an opinion addressed to Seller in substantially the form appended hereto as Appendix D.

                 4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge that: (i) all of the representations and warranties set forth in Section III were true and correct in all material respects at and as of the respective dates set forth with respect to each; (ii) all of such representations and warranties, with the exception of III.B., are also true and correct in all material respects at and as of the Closing Date as if such representations and warranties were given on and as of the Closing Date; and (iii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger.

                 5. Fifth Third shall have registered the shares of Fifth Third Common Stock to be issued to Seller's shareholders hereunder and pursuant to the Agreement of Merger with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued.

                 6. The receipt of a fairness opinion from McDonald & Company, Securities Inc., dated as of a date reasonably prior and proximate to the effective date of the registration statement described in Section 5 immediately preceding stating that the exchange ratio pursuant to this Agreement and the Agreement of Merger is fair to Seller's shareholders from a financial point of view.

VII.     Additional Covenants
         --------------------
         A. Seller shall be merged with and into 5/3 Bank effective the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Three Directors of Seller agreeable to Fifth Third shall be appointed by 5/3 Bank to an Advisory Committee for a 12-month period beginning on the Closing Date. The Advisory Committee's purpose is to assist 5/3 Bank in retaining and developing business relationships within the Greater Dayton metropolitan area including, without limitation, the communities of Centerville, Dayton and Miamisburg. Each Advisory Committee member shall be paid $400 per month during the 12-month period for service on the Advisory Committee.

         B.      1.       It is Fifth Third's intention (but not obligation) to
employ in 5/3 Bank as many of Seller's employees as possible. Seller shall cause its senior management to recommend to Fifth Third the employees it feels should be hired by 5/3 Bank. Any hiring decisions are exclusively those of Fifth Third and 5/3 Bank and shall be made in accordance with Fifth Third's and 5/3 Bank's standard employment criteria. Additional employment opportunities with Fifth Third may be available at other locations with additional Fifth Third affiliates. If so, Fifth Third will consider for employment at these additional locations any other of Seller's employees who are willing to consider employment at such other locations. Any hiring decisions are exclusively





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
those of Fifth Third and shall be made in accordance with its standard employment criteria. Seller shall not hire any new employees from the date hereof until the Closing Date without the prior consent of Fifth Third, which consent shall not be unreasonably withheld.

                 2. All Seller employees hired by Fifth Third (or an affiliate, including 5/3 Bank) shall receive the standard package of Fifth Third employee benefits which are in place throughout the Fifth Third holding company system. These benefits include group health and major medical insurance, group life insurance, pension and profit sharing participation, free checking and traveler's checks and other customary benefits. Seller's employees hired by Fifth Third (or an affiliate, including 5/3 Bank) shall be employed on an at will basis and shall be entitled to participate immediately following the Closing Date in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly-situated employees. Such employees shall receive credit for their period of service to Seller for purposes of determining participation and vesting in all Fifth Third employee benefit plans (except for vesting in the Fifth Third Master Retirement Plan and the Fifth Third Master Profit Sharing Plan) but not for purposes of determining the benefits accrued thereunder. An employee's entitlement to benefits under such Fifth Third Plans shall be subject to the Code Section 415 limits thereunder.

                 3. Any employee of Seller whose employment is terminated by Seller or Fifth Third in connection with the merger or within six months after the Closing Date shall be entitled to severance pay equal to one week's pay for each year of service to Seller up to a maximum of twelve week's pay, plus applicable COBRA benefits. Employees who leave of their own free will shall not be entitled to any severance pay. Nothing contained in this paragraph 3 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy. Notwithstanding the foregoing, any person who leaves the employ of Fifth Third due to a material change in his or her compensation, responsibilities, the location of the facility to which he or she may be transferred, provided it is in excess of 50 miles from the location to which such employee had been assigned, or any other material terms and conditions of his or her employment, within six months after the Closing Date, shall be entitled to severance pay as though such person's employment had been terminated in connection with the merger.

                 4. The employees of Seller retained by Fifth Third after the Closing Date will be paid salaries by Fifth Third commensurate with the salary levels of comparable Fifth Third employees, subject, on an ongoing basis, to acceptable performance.

         C. All provisions for indemnification and limitation of liability now existing in favor of the employees, agents, directors or officers of Seller as provided by regulation or in its charter or by-laws shall survive the Effective Time, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time for a period of three years thereafter, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the third anniversary of the Effective Time, until such matters are finally resolved, except that Fifth Third waives any applicable OTS approval. Fifth Third shall cause the insurance company that issued its current directors' and officers' liability insurance policy to issue an endorsement to such policy providing that all persons who were covered under similar policies purchased by Seller immediately prior to the Closing Date shall be covered for a period of three years after the Closing Date under Fifth Third's policy with respect to acts or failures to act prior to the Closing Date, excluding pending or threatened





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
claims against Seller. In addition, for actions occurring after the Closing Date, Fifth Third shall provide to the officers and directors of Seller who remain affiliated in such capacities with Fifth Third or its affiliate after the Closing Date, the same directors' and officers' liability insurance that is provided to other directors and officers of Fifth Third and its affiliates. Fifth Third agrees that all rights to indemnification existing in favor of officers and directors of Fifth Third affiliates shall be accorded to the officers and directors of Seller who remain affiliated in those capacities with Fifth Third or its affiliate after the Closing Date and that such indemnification will relate to actions or inactions prior to, as well as after, the Closing Date. To the extent permitted by law, Fifth Third shall advance expenses in connection with the foregoing indemnification.

         D. Fifth Third will not disclose to others and will hold in confidence any non-public, confidential information disclosed to it by Seller concerning Seller. Seller will not disclose to others and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Seller or Fifth Third, as the case may be, and shall not be used by Fifth Third or Seller, as the case may be, in any way detrimental to Fifth Third or Seller.

         E. All notices under this Agreement or under the Agreement of Merger shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to Seller to Donald L. Koller, President, Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank, 120 South Alex Road, Miamisburg, Ohio 45342, with a copy to Terri Reyering Abare, Esq., Vorys, Sater, Seymour & Pease, 2100 Atrium Two, 221 E. Fourth Street, Cincinnati, Ohio 45202; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to
S. Richard Arnold, Esq., Dinsmore & Shohl, 1900 Chemed Center, 255 E. Fifth Street, Cincinnati, Ohio 45202-3172. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

         F. This Agreement and the Agreement of Merger (which together shall constitute a single agreement), together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Seller to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and in the Agreement of Merger and supersede any prior agreements, including, without limitation, that certain proposal letter from Fifth Third to Seller dated April 22, 1994. This Agreement and the Agreement of Merger may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

         G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, Seller shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of Seller of their fiduciary duties, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger in which Seller is not the acquiror or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Seller (any such transaction being referred to herein as an "Acquisition Transaction").





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
Subject to the exercise by the Directors of Seller of their fiduciary duties, Seller shall promptly communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

         H. Fifth Third and Seller shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement and the Agreement of Merger relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after the Closing Date, this subsection shall be of no further force or effect.

         I. Effective on the Closing Date, but executed in advance of the Closing Date, Seller shall deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services and the Jeanie system to MPS, which conversion shall be accomplished on or immediately following the Closing Date. Such agreement shall state that it shall terminate in the event there is no Closing. After the date hereof, at Fifth Third's direction, Seller shall notify any and all vendors currently providing such services of such conversion. Seller shall fully cooperate with Fifth Third in the preparation for such conversion.

         J. Effective on the Closing Date, but executed in advance of the Closing Date, Seller shall deliver an agreement with Fifth Third or an affiliate of Fifth Third which will provide for the transfer to any such entity of the performance of any and all data processing services including, without limitation, item processing and application processing, which services by any such entity will begin on or immediately following the Closing Date. Such agreement shall state that it shall terminate in the event there is no Closing. After the date hereof, at Fifth Third's direction, Seller shall notify any and all vendors currently providing such services of such transfer. Seller shall fully cooperate with Fifth Third in the preparation for such transfer. In the event that Fifth Third determines that a third party should provide such services to Seller, Seller agrees to have such services provided after the Closing Date by the third party recommended for such purpose by Fifth Third.

         K. Fifth Third and Seller agree that each will use its best efforts to secure the regulatory approvals necessary to consummate the transactions contemplated herein at the earliest practicable time, and Seller agrees to cooperate with Fifth Third and Fifth Third agrees to cooperate with Seller in all reasonable respects in securing such approvals.

         L. Fifth Third and Seller shall agree with each other as to the form and substance of any press release related to this Agreement and the Agreement of Merger or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary.

         M. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Agreement of Merger,





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
including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel.

         N.      1.       Between the date hereof and the Closing Date, Seller
shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue.

                 2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Seller in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue.

VIII.    Termination
         -----------
         A. This Agreement and the Agreement of Merger may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Seller or by Seller to Fifth Third in the following instances:

                 1. By Fifth Third or Seller, if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentation, breach or failure to comply has not been cured (if capable of cure) within ten (10) days of notice, provided, the party in default shall have no right to terminate for its own default.

                 2. By Fifth Third or Seller, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at December 31, 1993, except for events relating to the business environment in general.

                 3. By Fifth Third or Seller, if the merger transaction contemplated herein has not been consummated by February 28, 1995, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained herein on the date of such termination.

         B. If Seller's shareholders, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this Agreement and the Agreement of Merger shall be deemed to be automatically terminated.

         C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Paragraph D of
Section VII hereof, shall be void and of no further force or effect, and neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction.





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
IX.      Closing and Effective Time
         --------------------------
         The consummation of the transactions contemplated by this Agreement and the Agreement of Merger shall take place at a closing to be held at 10:30 A.M. at the offices of Fifth Third in Cincinnati, Ohio on a date mutually acceptable to Fifth Third and Seller. Pursuant to the filing of a certificate/articles of merger (which shall be acceptable to Seller and Fifth Third) with the Secretary of State of Ohio, the filing of articles of combination with the OTS and any other filings required to be made with any other federal agency in accordance with law, this Agreement and the Agreement of Merger, the merger provided for herein and in the Agreement of Merger shall become effective at the close of business on the Closing Date (the "Effective Time").

X.       Amendment
         ---------
         This Agreement may be amended, modified or supplemented by the written agreement of Seller and Fifth Third upon the authorization of each company's respective Board of Directors and without further approval of Seller's shareholders, except that no such amendment, modification or supplement may be effected without Seller shareholder approval if to do so would violate any applicable provisions of applicable federal law.

XI.      General
         -------
         This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but none of the provisions hereof shall inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party; provided, however, that the merger, consolidation or sale of all or substantially all of the assets of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in a merger and the Fifth Third Common Stock shall thereafter continue to be publicly traded and issuable to Seller's shareholders pursuant to the terms of this Agreement and the Agreement of Merger.

XII.     Counterparts
         ------------
         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.


                                FIFTH THIRD BANCORP


(SEAL)                          By: /S/ George A. Schaefer, Jr.
                                     George A. Schaefer, Jr.
                                     President and Chief Executive Officer



                                Attest: /S/ Michael K. Keating
                                         Michael K. Keating
                                         Secretary


                                MUTUAL FEDERAL SAVINGS BANK OF
                                MIAMISBURG, A STOCK SAVINGS BANK


(SEAL)                          By: /S/ Donald L. Koller
                                     Donald L. Koller
                                     President and Chief Executive Officer



                                Attest: /S/ Marjorie A. Brookhart
                                         Marjorie A. Brookhart
                                         Secretary

                                    ANNEX B

                              AGREEMENT OF MERGER

                                       OF

                   MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG,
                              A STOCK SAVINGS BANK
                            (A FEDERAL SAVINGS BANK)

                                      INTO

                              THE FIFTH THIRD BANK
                             (AN OHIO CORPORATION)

                                 UNDER THE NAME

                              THE FIFTH THIRD BANK


         THIS AGREEMENT OF MERGER (the "Agreement of Merger") dated as of May 9, 1994, between MUTUAL FEDERAL SAVINGS BANK OF MIAMISBURG, A STOCK SAVINGS BANK, Miamisburg, Montgomery County, Ohio, a federal savings bank (hereinafter called "Seller"), and THE FIFTH THIRD BANK, Cincinnati, Hamilton County, Ohio, an Ohio corporation (hereinafter sometimes called the "Surviving Corporation" or "Fifth Third"), Seller and Fifth Third being hereinafter sometimes collectively called "the Constituent Corporations", and agreed to by FIFTH THIRD BANCORP, the parent of Fifth Third;

                              W I T N E S S E T H:

         WHEREAS, the Constituent Corporations deem it advisable for their benefit respectively, and for the benefit of their respective shareholders, that Seller merge into Fifth Third pursuant to this Agreement and the applicable provisions of the laws of the State of Ohio and the United States;

         NOW, THEREFORE, the Constituent Corporations hereby agree each with the other, in accordance with the applicable provisions of the laws of the State of Ohio and the United States, that Seller shall merge into Fifth Third with Fifth Third as the Surviving Corporation and that the terms and conditions of such merger (the "Merger") hereby agreed upon and the mode of carrying the same into effect are and shall be as follows:

                                   ARTICLE I

                                 JURISDICTIONS

         The jurisdictions under the laws of which each of the Constituent Corporations exists are as follows: Fifth Third is a corporation which exists under the laws of the State of Ohio and Seller is a Federal savings bank which exists under the laws of the United States.

                                   ARTICLE II

                                   THE MERGER

         When the Merger shall have been approved by the Office of Thrift Supervision (the "OTS"), all corporate approvals shall have been obtained, and this Agreement shall have been filed and recorded along with other necessary documents in accordance with the laws of the State of Ohio and the United States, and the Merger becomes effective, the separate existence of Seller shall cease and Seller shall be merged into Fifth Third which will be the Surviving Corporation and which shall continue its corporate existence under the laws of the State of Ohio under the name "The Fifth Third Bank".

                                  ARTICLE III

                           ARTICLES OF INCORPORATION

         The Articles of Incorporation of Fifth Third of record with the Secretary of State of Ohio at the time the Merger becomes effective in accordance with the provisions of Section 4 of Article X hereof (which are incorporated by reference herein and made a part of this Agreement of Merger as though set out in full in the body hereof) shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

                                   ARTICLE IV

                             DIRECTORS AND OFFICERS

         The Directors of Fifth Third who are in office at the time the Merger becomes effective shall be the Directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the one-year term for which he was elected, which ends December 31, 1995, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

         The names and addresses of the Directors of the Surviving Corporation shall be:

 John F. Barrett                                         William J. Keating
 9300 Shawnee Run Road                                   2959 Alpine Terrace
 Cincinnati, OH  45243                                   Cincinnati, OH  45208

 Clement L. Buenger                                      James D. Kiggen
 1029 Catawba Valley Drive                               947 Edwards Road
 Cincinnati, OH   45226                                  Cincinnati, OH

 Nolan W. Carson                                         Robert B. Morgan
 6755 Five Mile Road                                     8821 Cheviot Road
 Cincinnati, OH   45230                                  Cincinnati, OH  45239

 Thomas L. Dahl                               Michael H. Norris
 4495 Miami Road                              3830 Oregonia Road
 Cincinnati, OH   45243                       Oregonia, OH   45054

 Gerald V. Dirvin                             Brian H. Rowe
 6335 Shawnee Pines Drive                     900 Adams Crossing, Ste. 13200
 Cincinnati, OH  45243                        Cincinnati, OH  45202

 Richard T. Farmer                            George A. Schaefer, Jr.
 8525 Fox Cub Lane                            3580 Bayard Drive
 Cincinnati, OH   45243                       Cincinnati, OH  45208

 John D. Geary                                John J. Schiff, Jr.
 2789 Starbuck Road                           8720 Camargo Road
 Wilmington, OH   45177                       Cincinnati, OH   45243

 Joan R. Herschede                            Dennis J. Sullivan, Jr.
 1144 Edwards Road                            415 Bond Place, #11C
 Cincinnati, OH   45208                       Cincinnati, OH   45206

 Joseph H. Head, Jr.                          Dudley S. Taft
 8855 Camargo Club Drive                      8000 Spooky Hollow Road
 Cincinnati, OH  45243                        Cincinnati, OH   45242

 William G. Kagler
 11263 Snider Road
 Cincinnati, OH  45242

                                   ARTICLE V

                                  REGULATIONS

         The Regulations of Fifth Third at the time the Merger becomes effective shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

                                   ARTICLE VI

                               SERVICE OF PROCESS

         The names and addresses of the statutory agents of each of the Constituent Corporations and the Surviving Corporation upon whom any process, notice or demand may be served are as follows: the statutory agent for Fifth Third, one of the Constituent Corporations and the Surviving Corporation, is George A. Schaefer, Jr., 38 Fountain Square Plaza, Cincinnati, Hamilton County, Ohio 45263; the agent for Seller, one of the Constituent Corporations, is Donald L. Koller, 120 South Alex Road, Miamisburg, Montgomery County, Ohio 45342.

                                  ARTICLE VII

                   MODE OF EFFECTUATING CONVERSION OF SHARES

         1.   At the time the Merger becomes effective:

              (a) All of the 32,000 shares of the Common Stock, $2,200 par value per share, of Fifth Third that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the time the Merger becomes effective will remain unchanged and will remain outstanding, or as treasury shares as the case may be, when the Merger becomes effective as shares of the Common Stock without par value of the Surviving Corporation.

              (b) All of the shares of the Common Stock without par value of Fifth Third Bancorp ("Fifth Third Common Stock") that are issued and outstanding or held by Fifth Third Bancorp as treasury shares immediately prior to the time the Merger becomes effective will remain unchanged and will remain outstanding, or as treasury shares as the case may be, when the Merger becomes effective. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the time the Merger becomes effective, entitling the holders to subscribe for or purchase any shares of the capital stock of any class of Fifth Third Bancorp, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third Bancorp will remain unchanged and will remain outstanding when the Merger becomes effective with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third Bancorp to which they are entitled under the terms of the governing documents.

              (c) Each of the shares of the Common Stock, $1.00 par value per share, of Seller ("Seller Common Stock") (not including shares held as treasury shares) that is issued and outstanding immediately prior to the time the Merger becomes effective will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into that fraction of a share of Fifth Third Common Stock determined by dividing $30 by the Applicable Market Value Per Share of Fifth Third Common Stock, expressed in decimal figures carried to five places. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty trading days ending on the fifth trading day prior to the time the Merger becomes effective (the "Valuation Period").

         2. At the time the Merger becomes effective, all of the shares of Seller Common Stock, whether issued or unissued, will be cancelled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Seller, except such rights, if any, as they may be entitled to under the provisions of applicable Federal law with respect to the rights of dissenting shareholders, and, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any, into which their Seller Common Stock shall have been converted by virtue of the Merger.

         3. After the time the Merger becomes effective, each holder of a certificate or certificates for shares of Seller Common Stock, upon surrender of the same duly transmitted to Fifth Third Bancorp (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by

Fifth Third Bancorp), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Seller Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the Applicable Market Value Per Share of Fifth Third Common Stock. Until so surrendered, each outstanding certificate that prior to the time the Merger becomes effective represented shares of Seller Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Seller Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Seller Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third Bancorp) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

         4. The exchange ratio shall be adjusted so as to give Seller's shareholders the economic benefit of any stock dividends, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date hereof and the time the Merger becomes effective.

                                  ARTICLE VIII

                    VESTING OF PROPERTIES AND OTHER MATTERS

         1. At the time the Merger becomes effective, the effect shall be as provided by the applicable provisions of the laws of Ohio and the United States. Without limiting the generality of the foregoing, and subject thereto, at the time the Merger becomes effective: the separate existence of Seller shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, of each of the Constituent Corporations, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of the Surviving Corporation, and all obligations owing by or due each of the Constituent Corporations, shall be vested in, and become the obligations of, the Surviving Corporation, without further act or deed, including without limitation any liability to dissenting shareholders under applicable Federal law; and all rights of creditors of each Constituent Corporation shall be preserved unimpaired, and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, on only the property affected by such liens immediately prior to the time the Merger becomes effective.

         2. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Seller in office at the time the Merger becomes effective shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Seller and otherwise to carry out the purposes of this Agreement.

         3. At the effective time, Fifth Third, as the Surviving Corporation, shall assume and maintain the liquidation account established by Seller in connection with its conversion from mutual to stock form, in accordance with 12 C.F.R. 563b.3(f). The existence of the liquidation account shall not operate to restrict the use or application of any of the regulatory capital accounts of Fifth Third, as the Surviving Corporation.

         4. At the time the Merger becomes effective, the location of the home office of the Surviving Corporation shall be Fifth Third Center, Cincinnati, Ohio 45263 and such Surviving Corporation shall have 291 additional other offices.

         5. Upon the consummation of the Merger, all savings accounts of the Seller shall be and become savings accounts in the Surviving Corporation without change in their respective contractual terms, maturity or withdrawal value. Evidence of savings account ownership interest in the Surviving Corporation shall be provided, if appropriate, by the Surviving Corporation to each savings account holder of the Seller.

                                   ARTICLE IX

            REPRESENTATIONS AND AGREEMENTS OF SURVIVING CORPORATION

         1. Fifth Third, the Surviving Corporation, agrees that it may be served with process in Ohio in any proceeding for the enforcement of any obligation of Seller, one of the Constituent Corporations, and in any proceeding for the enforcement of the rights of a dissenting shareholder of Seller against the Surviving Corporation.

         2. Fifth Third, the Surviving Corporation, irrevocably appoints the Secretary of State of Ohio as its agent to accept service of process in any such proceeding referred to in paragraph 1 of this Article IX. The address of Fifth Third to which a copy of such process should be mailed by the Secretary of State is set forth in Article VI of this Agreement.

         3. Fifth Third, the Surviving Corporation, agrees that it will promptly pay to any dissenting shareholders of Seller, one of the Constituent Corporations, the amount, if any, to which they shall be entitled under the provisions of applicable Federal law with respect to the rights of dissenting shareholders.

                                   ARTICLE X

              APPROVAL AND ADOPTION BY DIRECTORS AND SHAREHOLDERS;
                                 EFFECTIVE TIME

         1. Fifth Third, the Surviving Corporation, represents and warrants that the Board of Directors of Fifth Third and the sole shareholder of Fifth Third both duly have approved this Agreement of Merger. Fifth Third Bancorp represents and warrants that the Executive Committee of the Board of Directors of Fifth Third Bancorp duly has approved this Agreement of Merger; Division (D) of Section 1701.78 of the Ohio Revised Code does not require adoption of this Agreement of Merger by the shareholders of Fifth Third Bancorp. Pursuant to Division (H) of Section 1701.78 of the Ohio Revised Code, the approval of this Agreement of Merger by the

Executive Committee of the Board of Directors of Fifth Third Bancorp shall constitute adoption by Fifth Third Bancorp.

         2. Seller, one of the Constituent Corporations, represents and warrants that the directors of Seller have by resolution adopted by them, approved this Agreement of Merger and directed that this Agreement of Merger be submitted to a vote of the shareholders entitled to vote in respect thereof at a meeting of shareholders held for such purpose. Notice of such meeting as required by the provisions of applicable Federal law and the Bylaws of Seller shall be duly given.

         3. Seller, one of the Constituent Corporations, represents and warrants that this Agreement of Merger is required to be approved by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Seller entitled to vote in respect thereof, in accordance with the provisions of applicable Federal law and the Federal Stock Charter and Bylaws of Seller.

         4. This Agreement shall be filed and recorded along with a Certificate/Articles of Merger and the Articles of Combination in accordance with the requirements of the laws of the State of Ohio and the United States and shall become effective at the close of business on the day this Agreement and other necessary documents are filed (unless another date is specified in the Certificate/Articles of Merger) with the Secretary of State of Ohio and the OTS. This Agreement shall not be filed with the Secretary of State of Ohio until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Section VI of the Affiliation Agreement dated May 9, 1994 by and between Seller and Fifth Third Bancorp (the "Affiliation Agreement") shall have been fully met or effectively waived, the filing of this Agreement of Merger being an acknowledgement that such conditions precedent have been fully met or effectively waived.

                                   ARTICLE XI

                       AMENDMENT; TERMINATION; ASSIGNMENT

         1. At any time prior to the time the Merger becomes effective, the Constituent Corporations may, from time to time, amend this Agreement of Merger by mutual agreement authorized by their respective Boards of Directors or Executive Committees (and whether before or after the shareholders of Seller have approved and adopted this Agreement of Merger) to facilitate the performance thereof, to augment the intention of the parties in carrying out the transactions provided for herein, to clarify any ambiguities herein or to comply with any applicable regulation, order or requirement of any governmental authority; provided, however, that any such amendment shall be effected under, and strictly in accordance with, the provisions of Section X of the Affiliation Agreement.

         2. This Agreement of Merger may be terminated by the parties hereto prior to the time it becomes effective under the circumstances provided in, and strictly in accordance with the provisions of, Section VIII of the Affiliation Agreement.

         3. This Agreement of Merger and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but none of the provisions hereof shall inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement of Merger nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party; provided, however, that the merger, consolidation or sale of all or substantially all of the assets of Fifth Third Bancorp shall not be deemed an assignment hereunder if Fifth Third Bancorp is the surviving corporation in a merger and Bancorp Common Stock shall thereafter continue to be publicly traded and issuable to Seller's shareholders pursuant to the terms of this Agreement of Merger and the Affiliation Agreement.

         4. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                THE FIFTH THIRD BANK


(SEAL)                          By: /S/ George A. Schaefer, Jr.
                                     George A. Schaefer, Jr.
                                     President and Chief Executive Officer


                                Attest: /S/ Michael K. Keating
                                         Michael K. Keating
                                         Secretary


                                MUTUAL FEDERAL SAVINGS BANK OF
                                MIAMISBURG, A STOCK SAVINGS BANK


(SEAL)                          By: /S/ Donald L. Koller
                                     Donald L. Koller
                                     President and Chief Executive Officer


                                Attest: /S/ Marjorie A. Brookhart
                                         Marjorie A. Brookhart
                                         Secretary

AGREED TO:

FIFTH THIRD BANCORP


By: /S/ George A. Schaefer, Jr.
      George A. Schaefer, Jr.
      President and Chief Executive Officer


Attest: /S/ Michael K. Keating
         Michael K. Keating
         Secretary

                                    ANNEX C

                                                          MCDONALD & COMPANY
                                                            SECURITIES, INC.

                                                  Member New York Stock Exchange

                                                                      Suite 2100
                                                             800 Superior Avenue
                                                     Cleveland, Ohio  44114-2603
                                                                    216-443-2300


                                  May 9, 1994



Board of Directors
Mutual Federal Savings Bank of Miamisburg
120 South Alex Road
Miamisburg, OH  45342

Gentlemen:

    You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, par value $1.00 per share ("Mutual Federal Common"), of Mutual Federal Savings Bank of Miamisburg ("Mutual Federal") of the exchange ratio (the "Exchange Ratio") set forth in Article VII of the Agreement of Merger, dated as of May 9, 1994 (the "Merger Agreement") between Mutual Federal and Fifth Third Bancorp ("Fifth Third"), whereby issued and outstanding shares of Mutual Federal Common would be exchanged for a specified number of shares of common stock, without par value ("Fifth Third Common"), of Fifth Third.

    The Merger Agreement provides for the merger (the "Merger") of Mutual Federal with and into Fifth Third, pursuant to which, among other things, at the effective time of the Merger (as defined in the Merger Agreement) outstanding shares of Mutual Federal Common will be exchanged for shares of Fifth Third Common at the Exchange Ratio. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and the Affiliation Agreement between Mutual Federal and Fifth Third dated as of May 9, 1994 (the "Affiliation Agreement").

    McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    We have acted as Mutual Federal's financial advisor in connection with, and have participated in certain of the negotiations leading to, the execution of the Merger Agreement.

    In connection with rendering our opinion set forth herein, we have among other things:

    (i) Reviewed Mutual Federal's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1993, including the audited financial statements contained therein, and audited financial statements of Mutual Federal for the fiscal years ended June 30, 1992 and 1991, as well as Mutual Federal's Quarterly Reports on Form 10-QSB for the three months ended September 30, 1993, December 31, 1993 and March 31, 1994;

Board of Directors
May 9, 1994
Page 2

    (ii) Reviewed Fifth Third's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the three years in the three year period ended December 31, 1993 and Fifth Third's Quarterly Reports on Form 10-Q for each of the three month periods ended March 31, 1994 and June 30, 1994;

    (iii) Reviewed certain other non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Mutual Federal and Fifth Third furnished to us and prepared by Mutual Federal and Fifth Third;

    (iv) Participated in meetings and telephone conferences with members of senior management of Mutual Federal and telephone conferences with members of senior management of Fifth Third concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believe relevant to our inquiry;

    (v) Reviewed certain stock market information for Mutual Federal Common and Fifth Third Common and compared it with similar information for certain companies, the securities of which are publicly traded;

    (vi) Compared the results of operations and financial condition of Mutual Federal with that of certain companies which we deemed to be relevant for purposes of this opinion;

    (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

    (viii) Reviewed the Merger Agreement and Affiliation Agreement and their respective schedules and exhibits and certain related documents; and

    (ix)      Performed such other analyses as we have deemed appropriate.

    In our review and analysis and in arriving at our opinion, we have assumed and relied, without independent investigation or verification, upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations and warranties of Mutual Federal and Fifth Third contained in the Merger Agreement and Affiliation Agreement. We have not conducted a physical inspection of any of the assets, properties or facilities of either Mutual Federal or Fifth Third, nor have we made or obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Mutual Federal or Fifth Third. With respect to financial forcasts provided to us by management of Mutual Federal and Fifth Third, we have assumed that such forecasts have been reasonable prepared on a basis reflecting the best currently available estimates and judgments of the management of Mutual

Board of Directors
May 9, 1994
Page 3

Federal and Fifth Third as to the future performance of Mutual Federal and Fifth Third, as the case may be. We express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the Merger and covenants, as set forth in the Merger Agreement and the Affiliation Agreement, including the tax-free treatment of the Merger to the holders of Mutual Federal Common, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

    We will receive a fee for our services as financial advisor to Mutual Federal, a significant portion of which is contingent upon closing of the Merger.

    In the ordinary course of our business, we may actively trade securities of both Mutual Federal and Fifth Third for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

    This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio and does not address Mutual Federal's underlying business decision to effect the Merger or any other terms of the Merger. This opinion does not represent our opinion as to what the value of Mutual Federal Common or Fifth Third Common may be at the effective time of the Merger.

    This opinion has been prepared solely for the confidential use of the Board of Directors and senior management of Mutual Federal and will not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in a proxy statement to be mailed to the holders of Mutual Federal Common in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement will be in a form acceptable to us and our counsel.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Mutual Federal Common from a financial point of view.

                                        Very truly yours,



                                        McDONALD & COMPANY SECURITIES, INC.

                                    ANNEX D

             12 CFR Section 552.14 DISSENTER AND APPRAISAL RIGHTS.


    (a) RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

    (b) EXCEPTIONS. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

    (c) PROCEDURE--(1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

    (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

    (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

    (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

    (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

    (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholders holds, for a fiscal year ending not more





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
than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

    (4)  ACCEPTANCE OF OFFER.   If within sixty days of the effective date of
the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

    (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

    (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

    (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

    (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

    (9)  COSTS AND EXPENSES.   The costs and expenses of any proceedings under
this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

    (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock





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
for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): PROVIDED, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

    (11)      STATUS.   Shares of the resulting association into which shares
of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on September 30, 1994.

                                        FIFTH THIRD BANCORP


                                        /S/ George A. Schaefer, Jr.
                                        By:  George A. Schaefer, Jr.
                                        President and Chief Executive Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:


/S/ George A. Schaefer, Jr.     President and Chief        September 30, 1994
 George A. Schaefer, Jr.        Executive Officer

/S/ P. Michael Brumm            Senior Vice President      September 30, 1994
 P. Michael Brumm               and Chief Financial
                                Officer





 Directors of the Company:

/S/ John F. Barrett                                        September 30, 1994
 John F. Barrett

/S/ Milton C. Boesel, Jr.                                  September 30, 1994
 Milton C. Boesel, Jr.

/S/ Clement L. Buenger                                     September 30, 1994
 Clement L. Buenger

/S/ Nolan W. Carson                                        September 30, 1994
 Nolan W. Carson

/S/ Thomas L. Dahl                                         September 30, 1994
 Thomas L. Dahl

/S/ Gerald V. Dirvin                                       September 30, 1994
 Gerald V. Dirvin

/S/ Thomas B. Donnell                                      September 30, 1994
 Thomas B. Donnell

_________________________________                          ____________, 1994
 Richard T. Farmer

/S/ John D. Geary                                          September 30, 1994
 John D. Geary

/S/ Ivan W. Gorr                                           September 30, 1994
 Ivan W. Gorr

/S/ Joseph H. Head, Jr.                                    September 30, 1994
 Joseph H. Head, Jr.

/S/ Joan R. Herschede                                      September 30, 1994
 Joan R. Herschede

/S/ William G. Kagler                                      September 30, 1994
 William G. Kagler

/S/ William J. Keating                                     September 30, 1994
 William J. Keating

/S/ James D. Kiggen                                        September 30, 1994
 James D. Kiggen

/S/ Robert B. Morgan                                       September 30, 1994
 Robert B. Morgan

/S/ Michael H. Norris                                      September 30, 1994
 Michael H. Norris

/S/ Brian H. Rowe                                          September 30, 1994
 Brian H. Rowe

/S/ George A. Schaefer, Jr.                                September 30, 1994
 George A. Schaefer, Jr.

/S/ John J. Schiff, Jr.                                    September 30, 1994
 John J. Schiff, Jr.

/S/ Dennis J. Sullivan, Jr.                                September 30, 1994
 Dennis J. Sullivan, Jr.

______________________                                     ____________, 1994
 Dudley S. Taft